UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Tanox, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

Common Stock, par value $.01 per share (“Common Stock”)

(2)	Aggregate number of securities to which the transaction applies:

45,292,887 Shares of Common Stock
2,490,996 Shares of Common Stock issuable upon exercise of outstanding stock options

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, is $919,508,398.

This proposed maximum aggregate value was determined by adding:

i)	the product of 45,292,887 shares of Common Stock outstanding as of November 22, 2006, and the merger consideration of $20.00 per share in cash; and

ii)	the product of 2,490,996 shares of Common Stock issuable upon the exercise of in-the-money option to purchase Common Stock as of November 22, 2006, and $5.48 per share in cash in consideration for the cancellation of such options (which is the excess of the merger consideration of $20.00 over $14.52, the weighted average exercise price of such options).

The filing fee was determined by multiplying the proposed maximum aggregate value by 0.000107.

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

December 6, 2006

Dear Stockholder:

On behalf of your board of directors and management, I am pleased to invite you to attend the special meeting of stockholders of Tanox, Inc. It will be held at our corporate headquarters located at 10555 Stella Link Road, Houston, Texas 77025, on January 15, 2007 at 10:00 a.m. local time.

At the special meeting, we will ask you to vote to adopt the merger agreement among Tanox, Inc., Genentech, Inc. and a wholly-owned subsidiary of Genentech. If the merger is completed, you will be entitled to receive $20.00 in cash, without interest, for each share of our common stock that you own.

Our board of directors has carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the board of directors has determined that the merger agreement is fair, advisable to and in the best interests of our stockholders. Accordingly, our board of directors has unanimously approved the merger agreement and unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Your vote is important. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of shares of our common stock outstanding at the close of business on the record date. The obligations of Tanox and Genentech to complete the merger are also subject to the satisfaction or waiver of certain conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Failure to submit a signed proxy or vote in person at the special meeting will have the same effect as a vote against the adoption of the merger agreement. Only stockholders who owned shares of our common stock at the close of business on December 4, 2006 will be entitled to vote at the special meeting.

Whether or not you plan to attend the meeting, please complete, sign, date and return your proxy card. Voting by proxy will not prevent you from attending the meeting and voting in person. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction form.

This proxy statement explains the proposed merger and merger agreement and provides specific information concerning the special meeting. Please review this document carefully.

Sincerely,

Nancy T. Chang

Chairman of the Board of Directors

This proxy statement is dated December 6, 2006 and is first being mailed to stockholders on or about December 8, 2006.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be Held on January 15, 2007

at 10:00 a.m. local time

To the stockholders of Tanox, Inc.:

Notice is hereby given that a special meeting of the stockholders of Tanox, Inc. will be held at our corporate headquarters, 10555 Stella Link Road, Houston, Texas 77025, on January 15, 2007 at 10:00 a.m., local time, to consider and vote upon a proposal to adopt the merger agreement among our company, Genentech and a wholly owned subsidiary of Genentech, pursuant to which our company will become a wholly owned subsidiary of Genentech and each outstanding share of our common stock will be converted into the right to receive $20.00 in cash, without interest.

Holders of record of shares of our common stock at the close of business on December 4, 2006, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date. As of the close of business on the record date, there were 45,336,635 shares of our common stock outstanding.

Under Delaware law, holders of our common stock who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal before the vote on the merger agreement and if they comply with the procedures required by Delaware law. For further explanation, see “The Merger—Appraisal Rights” on page 25 of the proxy statement accompanying this notice.

Your vote is important. Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card to ensure that your shares will be represented at the meeting. Executed proxies with no instructions indicated thereon will be voted “FOR” the adoption of the merger agreement. Even if you have returned your proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held of record by a broker or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. If you fail to return your proxy or to vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and will effectively be counted as a vote against the adoption of the merger agreement.

Please do not send any stock certificates at this time.

For more information about the merger, please review the accompanying proxy statement and the merger agreement attached as Annex A.

By order of the Board of Directors,

Katie-Pat Bowman

Vice President, General Counsel

and Corporate Secretary

Houston, Texas

December 6, 2006

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some questions you may have about the merger and the special meeting. These questions and answers may not have all the information about the merger and special meeting that is important to you as a stockholder. You should carefully read this entire proxy statement, including the attached annexes. In this proxy statement, the terms “we,” “us,” “our,” and “Tanox” refer to Tanox, Inc., the term “Genentech” refers to Genentech, Inc. and the term “Merger Sub” refers to Green Acquisition Corporation, a wholly owned subsidiary of Genentech.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You own shares of our common stock as of December 4, 2006, the record date for the special meeting at which we will ask you to adopt the merger agreement we signed with Genentech and Merger Sub on November 9, 2006.

Q:	What will happen to Tanox as a result of the merger?

A:	If the merger is completed, we will become a wholly-owned subsidiary of Genentech.

Q:	What will happen to my shares of Tanox common stock?

A:	At the effective time of the merger, each outstanding share of our common stock will be automatically converted into the right to receive $20.00 per share in cash, without interest and less any applicable tax withholding.

Q:	Is the merger expected to be taxable to me?

A:	Yes. Your receipt of cash in exchange for your shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign and other tax laws. In general, you will recognize gain or loss for U.S. federal income tax purposes measured by the difference, if any, between the amount of cash you receive ($20.00 per share) and your adjusted tax basis in your shares.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 23 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should also consult your tax advisor on the tax consequences of the merger to you.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at our corporate headquarters located at 10555 Stella Link Road, Houston, Texas 77025, on January 15, 2007 at 10:00 a.m., local time.

Q:	How does the Tanox board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement. You should read “The Merger—Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:

For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. Our directors, who collectively own approximately 29.5% of our common stock as of the record date, have agreed to vote their stock in favor of adopting the merger agreement. See “The Merger—Voting Agreements” on page 19.

Q:	Am I entitled to exercise appraisal rights?

A:	Yes. Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed. To obtain an appraisal, stockholders must submit a written demand for an appraisal before the vote on the adoption of the merger agreement. Stockholders must also comply with other procedures as required by Delaware law, which are explained in this proxy statement. If you validly demand appraisal of your shares in accordance with Delaware law and do not withdraw your demand or otherwise forfeit your appraisal rights, you will not receive the merger consideration. Instead, after completion of the proposed merger, a court will determine the fair value of your shares exclusive of any value arising from the proposed merger. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement.

Q:	What should I do now?

A:	We urge you to read this entire proxy statement carefully, including its annexes and the documents mentioned in the proxy statement, consider the effect of the merger on you as a stockholder and then vote.

Q:	How do I vote?

A:	If you are the stockholder of record of shares of our common stock, you can vote by either of the following methods:

•	by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope; or

•	by appearing and voting in person by ballot at the special meeting.

If you sign and return your proxy and do not indicate how you want to vote, we will count the shares represented by your proxy as voting in favor of the adoption of the merger agreement.

Q:	If my Tanox shares are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares for me?

A:	Your broker or other nominee will vote your Tanox shares only if you instruct your broker or other nominee how to vote. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares. If you do not provide your broker or other nominee with instructions on how to vote by returning your proxy as directed or following, if provided, the directions on how to vote by Internet or telephone, your broker or other nominee will not be permitted to vote your shares.

Q:	What happens if I abstain, fail to vote or submit a proxy or do not instruct my broker or other nominee how to vote?

A:	Because the required vote of our stockholders is based upon the number of outstanding shares of our common stock, rather than upon the shares actually voted, if you abstain from voting, fail to cast your vote in person or by proxy or do not give voting instructions to your broker or other nominee, it will have the same effect as a vote against adoption of the merger agreement.

Q:	May I change my vote after I have returned my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	you can send a written notice stating that you would like to revoke your proxy;

•	you can complete and submit a new proxy bearing a later date; or

•	you can attend the special meeting and deliver a signed notice of revocation, deliver a later-dated duly executed proxy or vote in person.

If you choose either of the first two methods and do not plan to attend the special meeting, you must submit your notice of revocation or your new proxy, before the special meeting, to the Corporate Secretary of Tanox at its principal offices at 10555 Stella Link Road, Houston, Texas 77025. If you plan to attend the special meeting, you may deliver your notice of revocation or new proxy to the inspector of election at the special meeting. Attendance at the special meeting will not, in and of itself, result in the revocation of a proxy or cause shares to be voted. If you attend the special meeting and vote, however, your vote will be treated as a revocation of any proxy you have given. If you have instructed a broker or other nominee to vote your shares, you must follow their directions to change those instructions.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive a transmittal form with instructions for the surrender of certificates formerly representing shares of our common stock. Please do not send in your stock certificates with your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	When do you expect the merger to be completed?

A.	We are working to complete the merger as quickly as possible. We currently expect to complete the merger in the first quarter of 2007. However, we cannot predict the exact timing of the merger because the merger is subject to regulatory approvals and other closing conditions. While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained and, even if they are obtained, they might not be obtained for a substantial period of time following the adoption of the merger agreement at the special meeting.

Q:	Who can help answer my questions?

A:	If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact us at Tanox, Inc., 10555 Stella Link Road, Houston, Texas 77025, (713) 578-4000, Attention: Corporate Secretary.

SUM MARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement, the annexes attached to it and the other documents to which we have referred you. See also “Where You Can Find Additional Information” on page 43. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

Tanox, Inc., 10555 Stella Link Road, Houston, Texas 77025, Telephone: (713) 578-4000. Tanox discovers and develops therapeutic monoclonal antibodies to address significant unmet medical needs in the areas of immune-mediated diseases, infectious disease, inflammation and cancer. Our products are genetically engineered antibodies that target specific molecules or antigens. The company has its headquarters in Houston, Texas and is listed on The NASDAQ Stock Market under the symbol TNOX. For additional information about the company, see “Where You Can Find Additional Information” beginning on page 43.

Genentech, Inc., 1 DNA Way, South San Francisco, California 94080, Telephone: (650) 225-1000. Founded 30 years ago, Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. A considerable number of the currently approved biotechnology products originated from or are based on Genentech’s science. Genentech manufactures and commercializes multiple biotechnology products and licenses several additional products to other companies. The company has headquarters in South San Francisco, California and is listed on the New York Stock Exchange under the symbol DNA.

Green Acquisition Corporation, 1 DNA Way, South San Francisco, California 94080, Telephone: (650) 225-1000. Green Acquisition Corporation is a wholly-owned subsidiary of Genentech. Merger Sub was formed solely for the purpose of facilitating our acquisition by Genentech.

The Merger Agreement

(page 28)

This proxy statement relates to the proposed acquisition of our company by Genentech pursuant to a merger agreement, dated as of November 9, 2006, among our company, Genentech and Merger Sub. We have attached a copy of the merger agreement as Annex A to this proxy statement. We encourage you to read the merger agreement in its entirety.

Under the terms of the merger agreement, Merger Sub will merge with and into our company, and we will survive the merger as a wholly-owned subsidiary of Genentech.

At the effective time of the merger each share of our common stock (other than shares owned by us, Genentech or Merger Sub) will be converted into the right to receive $20.00 in cash, without interest. Based on the number of shares of our common stock outstanding on November 22, 2006 and assuming the exercise of all options outstanding as of November 22, 2006, the aggregate consideration paid by Genentech to our stockholders will be approximately $919,000,000.

We expect to close the merger as soon as practicable after the adoption of the merger agreement by our stockholders and after all other conditions to the merger have been satisfied or waived.

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The Special Meeting

(page 8)

The special meeting of our stockholders will be held at our corporate headquarters, 10555 Stella Link Road, Houston, Texas 77025, at 10:00 a.m., local time, on January 15, 2007. At the special meeting, our stockholders will be asked to vote to adopt the merger agreement.

Our stockholders are entitled to vote at the special meeting if they owned shares of our common stock as of the close of business on December 4, 2006, the record date. Stockholders will have one vote at the special meeting for each share of our common stock that they owned on the record date. On the record date, there were 45,336,635 shares of our common stock outstanding and entitled to vote at the special meeting. Of these shares, our directors and executive officers beneficially owned and were entitled to vote 13,354,043 shares of our common stock, excluding shares issuable upon conversion of options, which represented approximately 29.5% of the shares outstanding on that date.

Holders of record of shares of our common stock can vote by either of the following methods:

•	by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope; or

•	by appearing and voting in person by ballot at the special meeting.

Brokers or other nominees holding shares in “street name” may vote the shares only if the underlying stockholders provide instructions on how to vote. Brokers or other nominees will provide stockholders with directions on how to instruct the broker or other nominee to vote the shares. All properly completed proxies that we receive before the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated on a properly completed proxy returned to us, the underlying shares will be voted “FOR” the adoption of the merger agreement.

As of the date of this proxy statement, we know of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. If, however, other matters are properly brought before the special meeting, the persons named as proxies will vote in accordance with their judgment on such other matters unless otherwise indicated on the proxy or the other matter relates to an adjournment of the special meeting and the shares represented by the proxy are to be voted against the proposal to adopt the merger agreement.

A stockholder may change his or her vote at any time before his or her proxy is voted at the special meeting. A stockholder can do this in one of three ways:

•	by sending a written notice stating that he or she would like to revoke the proxy;

•	by completing and submitting a new proxy bearing a later date; or

•	by attending the special meeting and delivering a signed notice of revocation, delivering a later-dated duly executed proxy or voting in person.

If a stockholder chooses either of the first two methods and does not plan to attend the special meeting, the stockholder must submit notice of revocation or a new proxy, before the special meeting, to the Corporate Secretary of Tanox at 10555 Stella Link Road, Houston, Texas 77025. If a stockholder plans to attend the special meeting, the stockholder may deliver notice of revocation or a new proxy to the inspector of election at the special meeting. Attendance at the special meeting will not, by itself, result in the revocation of a proxy or cause shares to be voted. If a stockholder attends the special meeting and votes by ballot, however, the stockholder’s vote will be treated as a revocation of any proxy previously given by the stockholder.

The adoption of the merger agreement requires the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding at the close of business on the record date.

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Recommendation of Our Board of Directors

(page 14)

Our board of directors has unanimously determined that the merger agreement is fair, advisable to and in the best interests of our stockholders. The board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement. See “The Merger—Reasons for the Merger” beginning on page 13 for a discussion of the principal factors considered by our board in making its determination.

Opinion of Our Financial Advisor

(page 15)

Credit Suisse Securities (USA) LLC, referred to as Credit Suisse, our financial advisor in connection with the proposed merger, delivered a written opinion, dated November 9, 2006, to our board of directors as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to the holders of our common stock. The full text of Credit Suisse’s written opinion is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Credit Suisse’s opinion was provided to our board of directors in connection with its evaluation of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger.

Voting Agreements

(page 19)

Each of our directors has agreed with Genentech to vote their shares of our common stock (approximately 29.5% of the outstanding shares of the company as of the record date) for the adoption of the merger agreement and against any proposal made in opposition to or competition with the merger agreement or the merger. The voting agreements terminate on the earlier of the date the merger is effective or the merger agreement is terminated.

Interests of Our Directors and Executive Officers in the Merger

(page 19)

In considering the recommendation of our board of directors to vote for the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have personal interests in the merger that are, or may be, different from, or in addition to, your interests. These interests include:

•	Our chairman of the board and executive officers are entitled to benefits under employment and related agreements that contain change of control provisions pursuant to which they will receive severance benefits if their employment is terminated following the completion of the merger under specified circumstances.

•	Upon completion of the merger all outstanding stock options, vested or unvested, including those held by our directors and executive officers, will be converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the options multiplied by the amount (if any) by which $20.00 exceeds the exercise price, less any applicable withholding taxes.

•	The continued indemnification of our current and former directors and officers pursuant to any indemnification agreements between us and such directors and officers and our charter documents as in effect on the date of the merger agreement and the purchase and continuation of directors’ and officers’ liability insurance after the merger.

Our board of directors was aware of these interests and considered them, among other matters, when approving the merger agreement and determining to recommend that our stockholders vote in favor of adopting the merger agreement.

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Appraisal Rights

(page 25)

Stockholders who do not wish to accept the cash consideration payable pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the merger consideration for the common stock. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, to properly demand appraisal, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement;

•	you must make a written demand for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the proposal to adopt the merger agreement at the special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger.

Merely voting against the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your broker or other nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your broker or other nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right of appraisal. Also, there are no rights of appraisal if the merger is not completed.

If you validly demand appraisal of your shares in accordance with Delaware law and do not withdraw your demand or otherwise forfeit your appraisal rights, you will not receive the merger consideration. Instead, after completion of the proposed merger, a court will determine the fair value of your shares exclusive of any value arising from the proposed merger. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement.

Annex C to this proxy statement contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right of appraisal. We encourage you to read these provisions carefully and completely.

Conditions to Completion of the Merger

(page 36)

The obligations of Genentech and Merger Sub to complete the merger depend on the satisfaction or waiver of a number of conditions, including:

•	receipt at the special meeting of the required votes for adoption of the merger agreement by our stockholders;

•	absence of any order, injunction, law or regulation of any governmental entity preventing or making illegal the completion of the merger;

•	absence of any pending or threatened action by any governmental entity seeking to restrain or prohibit the consummation of the merger or seeking to require any divestiture of our assets or assets of Genentech;

•	expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and our receipt of any other required government consents (including

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resolution of all issues and comments which the Securities and Exchange Commission may have, if any, on this proxy statement);

•	performance in all material respects of our obligations under the merger agreement;

•	the accuracy of our representations and warranties in the merger agreement;

•	absence of a material adverse effect with respect to our company and its subsidiaries (see “The Merger Agreement—Material Adverse Effect” beginning on page 37 for a description of what constitutes a material adverse effect as defined in the merger agreement);

•	no restatements of our consolidated financial statements, and no failure of our executive officers to certify reports filed with the SEC; and

•	no resignation of our auditors or any notice of intent to resign.

Other Acquisition Proposals

(page 34)

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in our company. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if we receive an acquisition proposal from a third party before the adoption of the merger agreement by our stockholders that our board of directors determines is a superior offer or is reasonably likely to lead to a superior offer, we may, if our board of directors determines that the failure to do so would result in a breach of its fiduciary duties to our stockholders, furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party. These determinations must be made in good faith, after consultation with our legal and financial advisors.

Termination of the Merger Agreement

(page 38)

The merger agreement may be terminated at any time before the effective time of the merger, whether or not our stockholders have adopted the merger agreement:

•	by mutual written consent of Genentech and us;

•	by either Genentech or us:

•	if the merger has not been completed on or before May 9, 2007 (the date will be automatically extended to August 9, 2007 if the failure to close on the earlier date is solely a result of an action or proceeding brought by a governmental entity to enforce antitrust laws or the failure to obtain termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976), with certain exceptions, unless the terminating party’s conduct has resulted in, or is a principal cause of, the merger not being completed by that date;

•	if any final, nonappealable legal restraint exists that would prevent the completion of the merger;

•	if our stockholders do not adopt the merger agreement and approve the merger, unless the terminating party’s conduct has resulted in or is a principal cause of the failure to obtain the requisite stockholder approval;

•	if the non-terminating party has breached a representation, warranty, covenant or agreement and such breach (i) causes a closing condition not to be satisfied, and (ii) either cannot be cured using all reasonable efforts or is not cured within 30 days’ notice of such breach;

•	by Genentech:

•	if a material adverse effect occurs with respect to us at any time after the date of the merger agreement and has not been cured;

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•	if a triggering event has occurred, as described in “The Merger Agreement—Termination” beginning on page 38;

•	by us to accept a superior proposal, if we do so before obtaining stockholder approval and after satisfaction of certain requirements (including payment of the termination fee to Genentech).

Termination Fee

(page 39)

The merger agreement provides that, in specified circumstances, we may be required to pay Genentech a termination fee of $32,000,000. In general, this has the effect of making it more expensive for any other potential acquiror to acquire our company.

Treatment of Our Stock Options

(page 29)

Pursuant to the merger agreement, each issued and outstanding option to acquire shares of our common stock, whether vested or unvested, will be cancelled in its entirety at the effective time and converted into the right to receive a cash payment. The merger agreement provides that, for each share for which the option may be exercised, the cash payment will equal the amount, if any, by which $20.00 exceeds the exercise price, less applicable withholding taxes.

Material U.S. Federal Income Tax Consequences

(page 23)

The receipt of $20.00 in cash in exchange for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, as a result of the merger, you will recognize, for each share of common stock you own, gain or loss measured by the difference, if any, between $20.00 and your adjusted tax basis in that share.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 23 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Regulatory Approvals

(page 25)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the required waiting period has ended. Both Genentech and we have filed the required notification and report forms, but the waiting period has not yet expired. We intend to hold the stockholder meeting and submit the merger agreement for adoption by our stockholders whether or not the waiting period has expired at the time. See “The Merger Agreement—Additional Agreements” for other obligations of our company and Genentech with respect to these filings. The completion of the merger also is subject to compliance with the General Corporation Law of the State of Delaware.

We also may be required to obtain additional regulatory approvals from various state and foreign authorities. While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained. Moreover, regulatory approval may be subject to the satisfaction of conditions to the completion of the merger or require changes to the terms of the merger that would have a

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materially adverse effect on the combined company. These conditions or changes could result in an inability to satisfy the conditions to Genentech’s obligation to complete the merger.

The Paying Agent

Genentech has designated ComputerShare to act as the paying agent in connection with the merger.

A COPY OF THE MERGER AGREEMENT IS INCLUDED IN THIS PROXY STATEMENT AS ANNEX A. YOU ARE STRONGLY ENCOURAGED TO READ IT CAREFULLY AND IN ITS ENTIRETY.

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THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders of record on the record date as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

The special meeting of our stockholders will be held at our corporate headquarters located at 10555 Stella Link Road, Houston, Texas 77025, on January 15, 2007, at 10:00 a.m. local time.

Purpose of the Special Meeting

At the special meeting, we will ask our stockholders to vote to adopt the merger agreement. Our board of directors has unanimously approved the merger agreement and determined that it is fair, advisable to and in the best interests of our stockholders. Our board unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record at the close of business on December 4, 2006, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 45,336,635 shares of our common stock were issued and outstanding and held by approximately 178 stockholders of record. A quorum of stockholders is required to hold the special meeting. A quorum is present if a majority of the shares of our common stock issued and outstanding on the record date are represented at the special meeting in person or by a duly authorized and properly completed proxy. Both abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum. Stockholders of record on the record date are entitled to one vote per share on each matter submitted to a vote at the special meeting.

Vote Required

The adoption of the merger agreement requires the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding on the record date. Because the required vote of our stockholders is based upon the number of outstanding shares of our common stock, rather than upon the shares actually voted, the failure of a stockholder to submit a proxy or to vote in person at the special meeting will have the same effect as a vote against adoption of the merger agreement. Abstentions and broker non-votes will also have the same effect as a vote against adoption of the merger agreement. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary authority or has not received instructions from the beneficial owner of the shares. Brokers, banks and other nominees will not have discretionary authority on the proposal to adopt the merger agreement.

Shares Owned by Our Directors and Executive Officers

At the close of business on the record date, our directors and executive officers beneficially owned and were entitled to vote 13,354,043 shares of our common stock, excluding shares issuable upon conversion of options, which represented approximately 29.5% of the shares of our common stock outstanding on that date. So long as the voting agreements have not been terminated in accordance with their terms, our directors have each agreed with Genentech to vote their shares for the adoption of the merger agreement and against any proposal made in opposition to or competition with the merger agreement or the merger. See “The Merger—Voting Agreements” beginning on page 19.

Voting of Proxies

Holders of record of shares of our common stock can vote by either of the following methods:

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•	by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope; or

•	by appearing and voting in person by ballot at the special meeting.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. The brokers or other nominees will provide their customers with directions on how to instruct the broker or other nominee to vote their shares.

If a properly completed proxy is not returned to the broker or other nominee holding shares, or if instructions are given to the broker or other nominee indicating that the broker or other nominee does not have authority to vote on the proposal to adopt the merger agreement, the shares will be counted as present for purposes of determining whether a quorum exists, but will not be voted on the proposal to adopt the merger agreement and will effectively count as votes against the adoption of the merger agreement.

All shares represented by properly completed proxies received before the special meeting will be voted at the special meeting in the manner specified in the proxies. Properly completed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement. Shares represented at the special meeting but not voting, including shares for which proxies have been received but with respect to which stockholders have abstained or do not have authority to vote, will be treated as present at the special meeting for purposes of determining whether a quorum exists, will not be voted on the proposal to adopt the merger agreement and will effectively count as votes against the adoption of the merger agreement.

We do not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, the persons named as proxies will vote in accordance with their judgment on such other matters unless otherwise indicated on the proxy or the other matter relates to an adjournment of the special meeting and the shares represented by the proxy are to be voted against the proposal to adopt the merger agreement.

Revocability of Proxies

You can change your vote or revoke your proxy at any time before the proxy is voted at the special meeting. You may accomplish this in one of three ways:

•	you can send a written notice stating that you would like to revoke your proxy;

•	you can complete and submit a new proxy bearing a later date; or

•	you can attend the special meeting and deliver a signed notice of revocation, deliver a later-dated duly executed proxy, or vote in person.

If you choose either of the first two methods and do not plan to attend the special meeting, you must submit your notice of revocation or a new proxy, before the special meeting, to the Corporate Secretary of Tanox at 10555 Stella Link Road, Houston, Texas 77025. If you plan to attend the special meeting, you may deliver notice of revocation or a new proxy to the inspector of election at the special meeting. Attendance at the special meeting will not in and of itself result in the revocation of your proxy or cause your shares to be voted. If you attend the special meeting and vote, however, your vote will be treated as a revocation of any proxy you have given. If you instructed your broker to vote your shares, you must follow directions from your broker to change those instructions.

Solicitation of Proxies

We have agreed to pay the costs associated with the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or other electronic means or in person. We will cause brokerage houses and other custodians, nominees

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and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. We will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact us at Tanox, Inc., 10555 Stella Link Road, Houston, Texas 77025, (713) 578-4000, Attention: Corporate Secretary.

STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. A transmittal form with instructions for the surrender of certificates formerly representing shares of our common stock will be mailed to stockholders shortly after the effective time of the merger.

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THE MERGER

While we believe that the following description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document, including the annexes, and the other documents to which we refer for a more complete understanding of the merger and the related transactions.

Introduction

We are asking our stockholders to adopt the merger agreement. If we complete the merger, we will become a wholly-owned subsidiary of Genentech and our stockholders will have the right to receive $20.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock that is outstanding immediately before the merger becomes effective.

Pre-existing Agreements between Genentech and Tanox

In 1990, we established a collaboration with a predecessor of Novartis Pharma AG to jointly develop anti-IgE antibodies to treat allergic diseases. In connection with the settlement of a lawsuit in 1996, Genentech joined our collaboration with Novartis for the purpose of developing certain anti-IgE antibodies. This three-party collaboration was formalized as the Tripartite Collaboration Agreement dated February 25, 2004. The agreement allocates among the parties certain development responsibilities, manufacturing responsibilities, marketing rights, and rights to receive milestone payments, development and manufacturing compensation payments, royalties and profit sharing. Also in connection with the settlement of the lawsuit, we entered into a Settlement and Cross-Licensing Agreement dated July 8, 1996 with Genentech (which was subsequently amended on February 25, 2004), pursuant to which Genentech and we have agreed to license, upon the occurrence of certain events, certain intellectual property relating to anti-IgE antibodies to the other in consideration of specified royalty payments.

Background of the Merger

In December 2005, Dr. Osama Mikhail, the then chairman of our board, received a telephone call from Stephen Juelsgaard, the executive vice president and general counsel of Genentech. Mr. Juelsgaard explored with Dr. Mikhail the possibility of an acquisition by Genentech of our anti-IgE program (including Xolair).

As a result of this telephone conversation, on January 18, 2006 Dr. Nancy Chang, our chief executive officer at the time, Dr. Mikhail and a representative of Winstead Sechrest & Minick P.C., our legal advisor, met with certain members of Genentech’s management in Houston to discuss a potential transaction related to Genentech’s acquisition of our anti-IgE program (including Xolair). Both parties expressed interest in continuing discussions at a later time.

Based on the interest of both companies in a potential transaction, Drs. Chang and Mikhail arranged a meeting of our board on January 27, 2006. At this meeting, our board approved the engagement of Credit Suisse to act as our financial advisor and Winstead Sechrest & Minick P.C. to act as our legal advisor with respect to a potential transaction. Our board also discussed the engagement of an industry consultant to provide advice regarding the market and revenue potential of our anti-IgE program (including Xolair) and other products in various development stages and approved the engagement of L.E.K. Consulting LLC for that purpose.

On February 27, 2006, our board held a special meeting, at which representatives of our legal and financial advisors and industry consultant were present. At this meeting, representatives of Winstead reviewed with the board their fiduciary duties in the context of a business combination. The board further discussed with representatives of our industry consultant and financial advisor the potential cash flows of our anti-IgE program (including Xolair) and our pipeline and other assets based on revenue potential, estimated costs and associated

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risks. At the conclusion of this meeting, our board determined to request that Genentech provide Tanox with a written, non-binding indication of its interest in a potential acquisition of Tanox. At that time, the board also determined to provide information about our company to Genentech subject to obtaining a confidentiality agreement with, among other things, appropriate standstill terms.

In a telephone conversation on March 10, 2006, David Ebersman, Genentech’s executive vice president and chief financial officer, informed Dr. Mikhail that, given the then current market price of our common stock, Genentech was not willing to proceed with an acquisition of Tanox. Mr. Ebersman indicated that Genentech may be interested in such a transaction in the future if market conditions changed.

In May 2006, Mr. Ebersman called Dr. Mikhail to discuss a potential business combination between our two companies. Mr. Ebersman indicated that Genentech was considering again a possible acquisition of our company for an aggregate consideration of approximately $800 million (or approximately $17.50 per share).

On June 1, 2006, our board held a special meeting. At this special meeting, representatives of our financial advisor discussed with the board the current environment of the biotechnology industry and our company’s trading history and current research analyst reports, including a discussion of alternatives to a transaction with Genentech and a potential restructure of the company as part of a transaction with Genentech.

On June 2, 2006, our board held a regular board meeting. At this meeting, our board determined that it would be in the best interest of the company and our stockholders to continue discussions with Genentech regarding a potential acquisition of Tanox. On June 22, 2006, we signed a mutual confidentiality agreement with Genentech and provided Genentech with preliminary due diligence materials.

On July 24, 2006, at Genentech’s request, Dr. Chang and representatives of our legal and financial advisors met in San Francisco with Mr. Ebersman, Ching Jaw (Genentech’s senior director of corporate financial planning/mergers and acquisitions) and Dr. Andrew Chan (Genentech’s vice president of immunology and antibody engineering) to discuss certain products in our research and development pipeline.

On August 1, 2006, our board held a special meeting. Representatives of our legal and financial advisors were present at this meeting. At this meeting, our board discussed the July 24th meeting held in San Francisco and determined that the current proposal by Genentech to acquire the company was insufficient. However, the board also determined that we would be willing to continue discussions with Genentech regarding a potential transaction. At the conclusion of this meeting, our board directed Dr. Chang and our financial advisor to contact Mr. Ebersman to convey this determination. After several rounds of negotiations between the representatives of the two companies and our financial advisor, Genentech made its final non-binding proposal to acquire our company at $20.00 per share and forwarded a written, non-binding proposal on September 1 to acquire all of the outstanding shares of Tanox at such price in cash.

On September 7, 2006, our board held its annual strategic meeting. Representatives of our legal and financial advisors were present at this meeting. During this meeting, our board discussed a potential transaction with Genentech, including the consideration of $20.00 per share in cash proposed by Genentech and the challenges and opportunities facing the company in achieving its long-term business plan as a stand alone company. Following this discussion, our board determined that it was in the best interest of the company and our stockholders to continue discussions with Genentech regarding a potential transaction on the terms set forth in Genentech’s September 1st letter. In addition, our board established a negotiation committee, comprised of Gary Frashier, Dr. Chang and Dr. Mikhail, and authorized the negotiation committee to enter into negotiations with Genentech regarding the terms of a potential transaction.

On September 18, 2006, Dr. Chang and Bing Yao, our vice-president of research, met with several representatives of Genentech to discuss certain products in our research and development pipeline. Following this meeting and continuing through September, representatives of Genentech met with our representatives in Houston to conduct additional due diligence on our company.

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On September 29, 2006, we received an initial draft of the merger agreement from Genentech’s legal advisor, Wilson Sonsini Goodrich & Rosati, Professional Corporation, and on October 7, 2006 the negotiation committee held a conference call with our full board to discuss the terms and conditions of the draft merger agreement. During October and early November of 2006, the negotiation committee, together with representatives of our legal and financial advisors, negotiated the terms and conditions of the merger agreement with Genentech and its legal advisor. In addition, during this period, we also provided Genentech with access to due diligence information.

On the morning of November 9, 2006, our board held a special meeting to review the proposed transaction. Representatives of our legal and financial advisors were present at this meeting. In particular, representatives of our legal advisor reviewed with our board the terms of the proposed merger agreement and the proposed voting agreements to be entered into by certain of our stockholders and the fiduciary duties of our board to our stockholders in connection with the proposed transaction. Also, representatives of Credit Suisse reviewed with our board its financial analysis of the merger consideration. After a thorough discussion regarding the proposed transaction, our board adjourned the meeting to consider the matter further. During the day, representatives of Genentech and our company and their respective advisors continued to negotiate the final terms of the definitive agreement.

Later in the afternoon on November 9, 2006, our board reconvened the meeting. At this time, Credit Suisse rendered to our board an oral opinion, which opinion was confirmed by delivery of a written opinion dated November 9, 2006, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of our common stock. At the conclusion of this meeting, our board unanimously approved the merger agreement, including the merger and the other transactions contemplated by the merger agreement, and the voting agreements to be entered into by certain of our stockholders, determined that the terms of the merger and the other transactions contemplated by the merger agreement are fair, advisable to and in the best interests of Tanox and our stockholders and recommended that our stockholders vote “FOR” adoption of the merger agreement.

After the close of regular hours trading in the U.S. securities markets on November 9, 2006, Tanox and Genentech signed the merger agreement and publicly announced the proposed transaction.

Reasons for the Merger

Our board of directors, at a special meeting held on November 9, 2006, unanimously determined that the merger agreement is fair, advisable to and in the best interests of us and our stockholders and unanimously approved the merger agreement. Accordingly, the board of directors unanimously recommends that you vote FOR adoption of the merger agreement at the special meeting of stockholders.

In determining that the merger agreement is fair, advisable to and in the best interests of our stockholders, the board of directors consulted with its financial and legal advisors and considered the following potentially positive factors:

•	our business, financial condition, results of operations and competitive position;

•	the nature of our business and the industry in which we compete;

•	economic and market conditions, on both a historical and a prospective basis;

•	our strategic objectives, including the development and commercialization of Xolair and our other products in development, and the risks involved in achieving those objectives;

•	the advantages and disadvantages of entering into collaboration agreements with respect to the development and commercialization of our products in development, as compared to the advantages and disadvantages of entering into an acquisition transaction;

•	the belief of our Board that $20.00 per share represented the highest consideration that Genentech was willing to pay;

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•	the financial presentation of Credit Suisse, including its opinion dated November 9, 2006, to our board as to the fairness, from a financial point of view and as of the date of its opinion, of the merger consideration, as more fully described below under the caption “Opinion of our Financial Advisor;”

•	the premium represented by the cash merger consideration of $20.00 per share, which represented a premium of approximately 47% over the closing price of our common stock on November 9, 2006, the last trading day before the signing of the merger agreement became publicly known;

•	payment of the merger consideration in cash, which provides certainty of value to our stockholders, compared to a transaction involving stock consideration or a mixture of stock and cash; and

•	the terms and conditions of the merger agreement, including:

•	the absence of a financing condition, and

•	our ability to respond to other acquisition proposals in certain circumstances, as described under “The Merger Agreement—Other Acquisition Proposals” beginning on page 34.

Our board of directors also considered potentially negative factors in its deliberations concerning the merger, including:

•	the cessation of our existence as an independent company and the inability of our stockholders to participate further in the growth of our company;

•	our inability, under the terms of the merger agreement, to solicit other acquisition proposals;

•	the requirement, under the terms of the merger agreement, that we pay Genentech a termination fee if we accept a superior acquisition proposal, and the resulting negative impact on other parties that otherwise might make an acquisition proposal (see “The Merger Agreement—Termination” beginning on page 38);

•	the taxable nature of an all-cash transaction;

•	the lack of assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and the consequent possibility that the merger may not be completed even if approved by our stockholders (see “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 36); and

•	the possibility of disruption to our business operations following announcement of the merger, and the resulting effect if the merger does not close.

While the board of directors considered potentially negative and potentially positive factors, they concluded that the potentially positive factors outweighed the potentially negative factors.

The foregoing discussion summarizes the material information and factors considered by the board of directors in its consideration of the merger. The board of directors collectively reached the unanimous decision to approve the merger agreement in light of the factors described above and other factors that each member of the board of directors felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the board of directors did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of the board of directors may have given different weight to different factors.

Recommendation of Our Board of Directors

Our board of directors has unanimously determined that the merger agreement is fair, advisable to and in the best interests of us and our stockholders. Accordingly, our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement.

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Opinion of Our Financial Advisor

We retained Credit Suisse to act as our financial advisor in connection with the merger. In connection with Credit Suisse’s engagement, we requested that Credit Suisse evaluate the fairness, from a financial point of view, of the merger consideration. On November 9, 2006, at a meeting of our board of directors held to evaluate the proposed merger, Credit Suisse rendered to our board of directors its oral opinion, which opinion was confirmed by delivery of a written opinion dated November 9, 2006, to the effect that, as of that date and based on and subject to the considerations described in its opinion, the merger consideration was fair, from a financial point of view, to holders of our common stock.

The full text of Credit Suisse’s written opinion, dated November 9, 2006, to our board of directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken by Credit Suisse in rendering its opinion, is attached as Annex B and is incorporated into this proxy statement by reference in its entirety. Holders of our common stock are encouraged to read this opinion carefully in its entirety. Credit Suisse’s opinion was provided to our board of directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration to the holders of our common stock. Credit Suisse’s opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Credit Suisse reviewed the merger agreement and certain related documents, as well as certain publicly available business and financial information relating to Tanox. Credit Suisse also reviewed certain other information relating to Tanox, including financial forecasts, provided to or discussed with Credit Suisse by Tanox, and met with our management to discuss our business and prospects. Credit Suisse also considered certain financial data of Tanox and certain of its assets and compared that data with data for publicly held biotechnology companies with businesses or assets similar to those of Tanox. Credit Suisse also reviewed stock market data of Tanox and, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Tanox which Credit Suisse reviewed, our management advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance. Credit Suisse also assumed, with our consent, that in the course of obtaining any necessary regulatory or third party consents, approvals or agreements for the merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on Tanox or the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification, amendment or adjustment of any material term, condition or agreement therein. In addition, Credit Suisse was not requested to make, and Credit Suisse did not make, an independent evaluation or appraisal of our assets or liabilities (contingent or otherwise) and Credit Suisse was not furnished with any such evaluations or appraisals. Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders of our common stock of the merger consideration and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Credit Suisse was not requested to, and it did not, solicit third party indications of interest in acquiring all or any part of Tanox. Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse’s opinion did not address the relative merits of the merger as

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compared to other business strategies or transactions that might be available to Tanox, nor did it address the underlying business decision of Tanox to proceed with the merger. Except as described above, we imposed no other limitations on Credit Suisse with respect to the investigations made or procedures followed in rendering its opinion.

In preparing its opinion to our board of directors, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse made qualitative judgments with respect to the analyses and factors that it considered. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Tanox’s control. No asset, company, transaction or business used in Credit Suisse’s analyses as a comparison is identical to Tanox’s assets, Tanox or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and financial analyses were only one of many factors considered by our board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses reviewed with our board of directors in connection with Credit Suisse’s opinion dated November 9, 2006. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses.

Sum of the Parts Analysis of Tanox

Credit Suisse performed an analysis of Tanox, referred to as a “Sum of the Parts Analysis,” whereby Credit Suisse derived separate implied enterprise reference ranges for each of the following: (1) Tanox’s rights related to its anti-IgE program (including Xolair) and (2) Tanox’s pipeline products, including its phase 2 product TNX-355 and its early stage products, which are collectively referred to as “Tanox’s Pipeline.” Credit Suisse then derived an implied equity reference range for Tanox by adding these ranges together plus a range of implied

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net present values of Tanox’s net operating losses and Tanox’s net cash as of September 30, 2006. Estimated financial data for Tanox were based on internal estimates of our management. This analysis resulted in the following:

Sum of the Parts	(in millions)
Anti-IgE Program (including Xolair)	$525 – $ 650
Tanox’s Pipeline	$25 – $ 175
Net Operating Losses	$32 – $ 34
Net Cash (as of 9/30/06)	$177 – $ 177

Implied Equity Reference Range	$760 – $1,037

Credit Suisse then derived an implied per share equity reference range using 45.6 million and 46.1 million fully diluted shares for the low and high values, respectively, based on the treasury method, which resulted in an implied per share equity reference range for Tanox of $16.64 to $22.47. Credit Suisse then compared this implied per share equity reference range against the per share merger consideration. This analysis indicated the following implied per share equity reference range for Tanox, as compared to the per share merger consideration of $20.00:

Implied Per Share Equity Reference Range For Tanox	Per Share Merger Consideration
$16.64 – $22.47	$20.00

This “Sum of the Parts Analysis” was based on: (1) in the case of Tanox’s rights related to its anti-IgE program (Xolair and related products), a “Discounted Cash Flow Analysis”, (2) in the case of Tanox’s Pipeline, a “Selected Companies Analysis” and an “Initial Public Offering Analysis”, and for TNX-355, a “Discounted Cash Flow Analysis” and (3) an analysis of Tanox’s net operating losses, all as more fully described below.

Anti-IgE program (Including Xolair)

Discounted Cash Flow Analysis

Credit Suisse performed a discounted cash flow analysis of Tanox’s anti-IgE program (including Xolair) to calculate the estimated present value of the unlevered, after-tax free cash flows, that could be generated during the last quarter of fiscal year 2006 through fiscal year 2021 based on internal estimates of our management. Credit Suisse calculated terminal values by applying to fiscal year 2021 estimated unlevered, after-tax free cash flow a range of perpetuity growth rates of -2.0% to 2.0%. The present value of the cash flows and terminal values were calculated using discount rates ranging from 14.0% to 16.0%.

Tanox’s Pipeline

Selected Companies Analysis

Using publicly available information as of November 7, 2006, Credit Suisse reviewed the market values and enterprise values of the following 8 selected publicly held “phase II” or “marketed anti-viral” companies with similar businesses or assets of Tanox to determine an implied enterprise reference range for Tanox’s Pipeline:

Phase II Companies		Marketed Anti-Viral Companies
•	BioCryst Pharmaceuticals, Inc.	•	Trimeris Inc.
•	Kosan Biocscience, Incorporated
•	Metabasis Therapeutics, Inc.
•	Panacos Pharmaceuticals, Inc.
•	Rigel Pharmaceuticals, Inc.
•	Seattle Genetics, Inc.
•	Sunesis Pharmaceuticals, Inc.

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Initial Public Offering Analysis

Using publicly available information, Credit Suisse also reviewed the enterprise values following initial public offering of the following 16 selected earlier stage publicly held companies in the biotechnology industry, to determine an implied enterprise reference range for Tanox’s Pipeline:

Earlier Stage Companies
•	Acadia Pharmaceuticals Inc.
•	Advancis Pharmaceutical Corporation
•	Alexza Pharmaceuticals, Inc.
•	Altus Pharmaceuticals Inc.
•	Anadys Pharmaceuticals, Inc.
•	Avalon Pharmaceuticals, Inc.
•	Coley Pharmaceutical Group, Inc.
•	CombinatoRx, Incorporated
•	Iomai Corporation
•	Memory Pharmaceuticals Corp.
•	Metabasis Therapeutics, Inc.
•	SGX Pharmaceuticals, Inc.
•	Sunesis Pharmaceuticals, Inc.
•	Targacept, Inc.
•	Xcyte Therapies, Inc.
•	XenoPort, Inc.

TNX-355—Discounted Cash Flow Analysis

Credit Suisse performed a discounted cash flow analysis of TNX-355 to calculate the estimated present value of the unlevered, after-tax free cash flows, that TNX-355 could generate during the last quarter of the fiscal year 2006 through fiscal year 2020 based on internal estimates of our management. Credit Suisse calculated terminal values of TNX-355 by applying to TNX-355’s fiscal year 2020 estimated unlevered, after-tax free cash flow a range of perpetuity growth rates of -5.0% to 5.0%. The present value of the cash flows and terminal values were calculated using discount rates ranging from 14.0% to 16.0%.

Net Operating Losses

Credit Suisse also separately calculated the net present value of Tanox’s net operating losses based on internal estimates of our management, utilizing discount rates ranging from 14.0% to 16.0%.

Miscellaneous

We selected Credit Suisse based on Credit Suisse’s qualifications, experience and reputation. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Credit Suisse and its affiliates in the past have provided and in the future may provide, investment banking and other financial services unrelated to the proposed merger to Genentech and affiliates of Genentech, for which services Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Tanox,

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Genentech, affiliates of Genentech and any other company that may be involved in the merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

Under the terms of Credit Suisse’s engagement, we have agreed to pay Credit Suisse an aggregate fee of approximately $9.2 million for its financial advisory services in connection with the merger, a portion of which was payable in connection with the opinion and a significant portion of which is contingent upon the consummation of the merger. In addition, we have agreed to reimburse Credit Suisse for its reasonable expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse, and to indemnify Credit Suisse and related parties against certain liabilities and other items, including liabilities under the federal securities laws, arising out of its engagement.

Voting Agreements

Genentech has entered into voting agreements with each of our directors, who collectively own approximately 29.5% of our outstanding common stock as of the record date. The voting agreements require the directors, in their capacity as stockholders, to vote all shares of our common stock held by them in favor of the adoption of the merger agreement and against any proposal made in opposition to or in competition with the merger or the merger agreement. The directors, other than Nancy Chang and Tse Wen Chang, are not permitted to transfer their shares except in the open market through a broker’s transaction, may not grant any proxy or power of attorney with respect to their shares, and are not allowed to pledge or otherwise encumber their shares. Nancy Chang and Tse Wen Chang have agreed not to transfer their shares in any circumstances or grant any proxy or power of attorney with respect to their shares, have agreed not to pledge or otherwise encumber their shares and have agreed to attend the special meeting. The voting agreements terminate on the earlier of the date the merger is effective or the merger agreement is terminated.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger, you should be aware that our directors and executive officers have personal interests in the merger that are or may be different from or in addition to your interests. Our board of directors was aware of the interests described below and considered them, among other matters, when approving the merger agreement.

Employment Agreements

Dr. Danong Chen. On September 8, 2006, we entered into an employment agreement with Dr. Danong Chen providing for her service as our president and chief executive officer. The employment agreement states that Dr. Chen’s annual base salary will be $330,000, less applicable withholdings and other lawful deductions, and her target bonus percentage may be up to 40% of her base salary. The employment agreement also provides severance benefits to Dr. Chen if she resigns for “good reason” or is terminated without “cause” within 12 months following a change of control (which, by the terms of the employment agreement, would include this merger), if Dr. Chen executes and does not revoke a full release of claims. Such severance benefits consist of:

•	a lump sum payment equal to 18 months (24 months if the change of control occurs after February 1, 2011) of her base salary, less applicable withholdings,

•	a lump sum payment equal to 1.5 times (2.0 times if the change of control occurs after February 1, 2011) her target bonus percentage (which is 40% of her salary), less applicable withholdings,

•	a lump sum payment of $30,000, less applicable withholdings and

•	accelerated vesting of stock options with an extended period during which the options may be exercised.

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For purposes of Dr. Chen’s employment agreement, “good reason” means:

•	a material reduction of Dr. Chen’s duties or responsibilities without her written consent;

•	our material breach of her employment agreement, or

•	if, within one year following a change of control, we

•	assign to Dr. Chen any duties inconsistent with her position, authority, duties or responsibilities with our company in effect immediately before the occurrence of the change of control;

•	remove her from, or fail to re-elect or appoint her to, any position with the company that she held immediately before the change in control, except with respect to nominal changes in her title;

•	take any other action that results in a material diminution in her position, authority, duties or responsibilities;

•	reduce her annual base salary as in effect immediately before the change in control or as her annual base salary may be increased from time to time after that occurrence or target bonus, provided that “good reason” will not be deemed to exist where the base salary or target bonus are reduced as part of an overall cost reduction program that affects all senior executives of the company and does not disproportionately affect her;

•	relocate her principal office outside of the metropolitan area of the City of Houston, Texas; or

•	purport to terminate her employment unless proper notice of that termination has been given to her.

For purposes of Dr. Chen’s employment agreement, “cause” means:

•	if Dr. Chen is convicted of or pleads nolo contendere to any felony offense or to a crime that our board of directors determines is a crime of moral turpitude;

•	if Dr. Chen commits willful misconduct or violates any law in connection with the performance of any of her duties, including, without limitation,

•	misappropriation of our or our affiliates’ or customers’ funds or property,

•	securing or attempting to secure personally any profit in connection with any transaction entered into on our or our affiliates’ behalf, or

•	making any material misrepresentation to our board of directors, the company, or any of our affiliates;

•	if Dr. Chen materially violates or fails to comply with any written policy of the company;

•	if Dr. Chen materially breaches any term of her employment agreement; or

•	the willful and continued failure or neglect of Dr. Chen to substantially perform her duties with the company (other than any such failure resulting from incapacity due to physical or mental disability).

Other Executive Officers. On September 8, 2006, we entered into change of control and separation of service agreements with each of the other six executive officers of the Company (Edward Hu, Senior Vice President and Chief Operating Officer, Zhengbin Yao, Vice President—Research, Gregory Guidroz, Vice President—Finance, Katie-Pat Bowman, Vice President and General Counsel, Brian Kim, Vice President—Quality, and Hugo Santos, Vice President—Human Resources). The change of control and separation agreements provide that, if, within one year of a change of control (which, by the terms of the change of control and separation agreements, would include this merger), the executive resigns for “good reason” or we terminate the executive’s employment for any reason other than “cause,” the executive will receive severance benefits consisting of:

•	a lump sum payment equal to one year’s base salary as in effect immediately before the change of control, less applicable withholdings,

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•	a lump sum payment equal to the executive’s target bonus percentage as in effect immediately before the change of control (which is 30% of his or her salary), less applicable withholdings,

•	a lump sum payment of $15,000, less applicable withholdings and

•	accelerated vesting of stock options with an extended period during which the options may be exercised.

For purposes of the change of control and separation agreements, an event of termination for “good reason” means:

•	the executive’s assignment to any duties or the significant reduction of the executive’s duties, or a significant change of the executive’s title, any of which is inconsistent with his or her position, title and responsibilities with the company in effect immediately before such assignment, except in each case in connection with a promotion; for purposes of clarification, if the executive does not retain his or her title and position with the successor entity or its ultimate parent, he or she will have suffered a significant reduction;

•	reduction in the executive’s base compensation as in effect immediately before such reduction, provided that an event of termination for “good reason” will not have occurred if the executive’s base compensation is reduced as part of an overall cost reduction program that affects all senior executives of the company and does not disproportionately affect the executive;

•	any purported termination of the executive (other than a voluntary resignation initiated by the executive, except for a voluntary termination initiated by the executive for the reasons described in this paragraph) which is not effected for disability or for “cause”;

•	relocation of the executive’s principal place of employment by more than 50 miles;

•	the failure of any successor entity to our company to expressly assume in writing the terms of the change of control and separation agreement; and

•	any material breach by us of any material provision of the change of control and separation agreement which has not been cured within 30 days of written notice to us by the executive of the breach.

For purposes of the change of control and separation agreements, an event of termination for “cause” means:

•	if the executive is convicted of or pleads nolo contendere to any felony offense or to a crime that our board of directors determines is a crime of moral turpitude;

•	if the executive commits willful misconduct or violates any law in connection with the performance of any of the executive’s duties, including, without limitation,

•	misappropriation of our or our affiliates’ or customers’ funds or property,

•	securing or attempting to secure personally any profit in connection with any transaction entered into on our or our affiliates’ behalf, or

•	making any material misrepresentation to our board of directors, us, or any of our affiliates;

•	if the executive materially violates or fails to comply with any written policy of the company;

•	if the executive materially breaches any term of his or her change of control and separation of service agreement; or

•	the willful and continued failure or neglect of the executive to substantially perform his or her duties with the company (other than any such failure resulting from incapacity due to physical or mental illness).

Nancy T. Chang. On September 12, 2006, we entered into an employment agreement with Nancy T. Chang, the chairman of our board and the former president and chief executive officer of Tanox. Under the terms of Dr. Chang’s employment agreement, Dr. Chang was to be granted options to acquire 80,000 shares of our common stock. In the event of a change of control (which, by the terms of the employment agreement, would

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include this merger) and subject to Dr. Chang executing and not revoking a full release of claims, Dr. Chang’s service will automatically terminate and Dr. Chang will be entitled to receive a lump sum payment equal to the sum of:

•	the scheduled base compensation that would have been paid through January 31, 2010,

•	the annual performance bonuses she would have received through January 31, 2010 as if performance had been at the target level (which is 40% of her salary), and

•	an amount equal to all payments of premium required to maintain COBRA coverage for up to 18 months.

On November 9, 2006, Dr. Chang entered into an agreement with us and Genentech, as a third party beneficiary, to waive 50% of the cash severance payments to which she may be entitled under her employment agreement as of the effective time of the merger in exchange for Genentech’s agreement to provide certain severance benefits to our employees. This agreement is effective only if and when the merger is effective and Genentech adopts the requisite severance plan.

Treatment of Stock Options. As of the record date, there were approximately 1,534,176 shares of our common stock issuable pursuant to stock options granted under our stock plans to our current officers and directors. Under the terms of the merger agreement, each outstanding option, including those held by an executive officer or director, that is unexercised as of the effective time of the merger will, whether vested or unvested at the time, be cancelled and converted into the right to receive a cash payment equal to the number of shares underlying the outstanding option multiplied by the amount, if any, by which $20.00 exceeds the exercise price, less any applicable withholding taxes.

Payments Upon Completion of Merger. If the merger is completed as of January 15, 2007, the executives named below who resign for good reason or are terminated without cause on that date will be entitled to the following amounts, excluding payments related to common stock held by such executives, subject to such persons executing and not revoking a full release of claims:

Name	Severance and Bonus Payment	Unvested Options	Vested Options	COBRA Benefits
Danong Chen	$693,000	$494,032	$255,097	$30,000
Katie-Pat Bowman	$299,001	$281,714	$371,856	$15,000
Gregory Guidroz	$260,001	$309,020	$328,530	$15,000
Edward Hu	$325,000	$337,752	$20,305	$15,000
Byeoung Kim	$325,000	$259,766	$154,234	$15,000
Hugo Santos	$299,001	$308,854	$261,791	$15,000
Zhengbin Yao	$305,501	$422,973	$104,372	$15,000

If the merger is completed as of January 15, 2007, the directors named below (except Danong Chen who is included in the previous table) will be entitled to the following, excluding payments related to common stock held by such directors:

Name	Severance and Bonus Payment		Unvested Options	Vested Options	COBRA Benefits
Nancy T. Chang	$672,380	*	$1,306,276	$1,079,361	$12,150	*
Julia Brown	-0-		$94,709	$149,991	-0-
Heinz W. Bull	-0-		-0-	$289,697	-0-
Tse-Wen Chang	-0-		-0-	$289,697	-0-
Gary Frashier	-0-		$89,099	$21,501	-0-
Osama Mikhail	-0-		-0-	$319,697	-0-
Peter G. Traber	-0-		$8,523	$250,277	-0-

*	Such payments take into account Dr. Chang’s waiver of certain benefits that she executed on November 9, 2006 and are conditioned on Dr. Chang executing and not revoking a full release of claims against us.

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Indemnification

The terms of the merger agreement provide for the continued indemnification of our current directors and officers as more fully described below under “The Merger Agreement—Directors’ and Officers’ Indemnification, Advancement of Expenses, Exculpation and Insurance.”

Material U.S. Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to United States Holders (as defined below) of our common stock. This summary is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that shares of our common stock are held as capital assets. It does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other types of holders, including:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	Non-United States Holders (as defined below);

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Internal Revenue Code;

•	persons that have a functional currency other than the United States dollar; or

•	persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

In addition, this discussion does not address any state, local or foreign tax consequences of the merger.

We urge each holder of our common stock to consult his or her own tax advisor regarding the United States federal income or other tax consequences of the merger to such holder.

For purposes of this discussion, a “United States Holder” means a holder that is:

•	a citizen or resident of the United States;

•	a corporation, a partnership or an entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States Holders for federal income tax purposes.

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A “Non-United States Holder” is a holder other than a United States Holder.

If a partnership holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor regarding the tax consequences of the merger.

Consequences of the Merger

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares exchanged for cash pursuant to the merger. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a maximum rate of 15%. Capital gains of corporate stockholders are generally taxable at the regular tax rates applicable to corporations.

If a United States Holder of our common stock exercises appraisal rights and receives cash in exchange for its shares of our common stock, the holder generally will recognize capital gain or loss equal to the difference between the cash received and the holder’s tax basis in the shares exchanged therefor.

Backup Withholding

Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of our common stock before completion of the merger, (2) provides a certification of foreign status on Form W-8BEN or successor form or (3) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability if the required information is furnished to the Internal Revenue Service.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RESULTING FROM THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Litigation Relating to the Merger

On December 5, 2006, a purported class action petition was filed in the District Court of Harris County, Texas in connection with the proposed acquisition of Tanox by Genentech. The petition (captioned Superior Partners v. Nancy T. Chang, Julia Brown, Heinz W. Bull, Tse-Wen Chang, Gary Frashier, Osama Mikhail, Peter G. Traber, Danong Chen, Tanox, Inc., Genentech, Inc. and Green Acquisition Corporation, Case No.2006-77015) names Tanox and the current members of Tanox’s board of directors as defendants. The petition also names Genentech and Green Acquisition Corporation as defendants. Among other things, the petition alleges that Tanox’s directors, in approving the proposed merger, breached fiduciary duties owed to Tanox’s stockholders, and that Genentech and Green Acquisition Corporation aided and abetted those alleged breaches of fiduciary duty. The petition also alleges that the preliminary proxy statement Tanox filed in connection with the merger on November 24, 2006 contains false or misleading statements or omissions. The plaintiff named in the petition purports to represent stockholders of Tanox who are similarly situated with it. The petition seeks class certification, damages and certain forms of equitable relief, including enjoining the consummation of the merger. Tanox and the other defendants believe the petition is without merit and intend to defend themselves vigorously.

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Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the Federal Trade Commission, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. Both Genentech and Tanox have filed the required notification and report forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission, but the waiting period has not yet expired. We intend to hold the stockholder meeting and submit the merger agreement for adoption by our stockholders whether or not the waiting period has then expired. The merger may also be subject to review by the governmental authorities of various other jurisdictions, including state and foreign authorities. Neither we nor Genentech have yet obtained any of the governmental or regulatory approvals required to complete the merger. While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained. Moreover, the granting of these regulatory approvals may involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger that would have a materially adverse effect on the combined company. If conditions or changes are imposed that require the grant of a complete or partial license of a significant product, a divestiture or spin-off of assets or operations, or the holding separate of assets or businesses in a trust or otherwise, Genentech would not be obligated to complete the merger.

In addition, at any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, seeking among other things to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets by us or Genentech. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Appraisal Rights

Holders of shares of our common stock who do not vote in favor of the adoption of the merger agreement, will, if they properly demand appraisal of their shares, be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, persons who hold shares of our common stock and follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by our stockholders, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes that notice, and the full text of Section 262 is attached to this proxy statement as Annex C. Any holder of our common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

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Any stockholder wishing to exercise appraisal rights must deliver to us, before the vote on the adoption of the merger agreement at the special meeting, a written demand for the appraisal of the stockholder’s shares, and the stockholder must not vote in favor of the adoption of the merger agreement. A stockholder wishing to exercise appraisal rights must hold the shares of record on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A vote against the adoption of the merger agreement is not by itself a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the stockholder as well as the intention of the stockholder to demand an appraisal of the “fair value” of the shares held by the stockholder. A stockholder’s failure to make the written demand before the vote on the adoption of the merger agreement at the special meeting of stockholders constitutes a waiver of appraisal rights.

Only the stockholder of record is entitled to assert appraisal rights for the shares registered in that stockholder’s name. A demand for appraisal of shares of our common stock should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificates, and must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of the stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in that case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to us at Tanox, Inc., 10555 Stella Link Road, Houston, Texas 77025, Attention: Secretary.

Within ten days after the effective time of the merger, the surviving corporation must notify each stockholder who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any stockholder who has complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the stockholder’s shares. The surviving corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the stockholder to initiate all necessary action to perfect the stockholder’s appraisal rights within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of such stockholders. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a stockholder timely files a petition for an appraisal and serves a copy of the petition upon the surviving corporation, the surviving corporation is obligated within 20 days to file with the Delaware Register in Chancery

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a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court of Chancery, it is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

After determining the stockholders entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, excluding any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. We do not anticipate offering more than the applicable merger consideration to any stockholder exercising appraisal rights and we reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than the applicable merger consideration. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as it deems equitable. It may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of the shares entitled to be appraised.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to stockholders of record as of a record date before the effective time of the merger).

If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, the stockholder’s shares will be deemed to have been converted at the effective time of the merger into the right to receive $20.00 in cash per share. A stockholder has failed to perfect, or effectively lost or withdrawn, the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger. Any attempt to withdraw made more than 60 days after the effective time of the merger requires the written approval of the surviving corporation. After a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any stockholder without court approval.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights.

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THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A. The merger agreement has been included in this proxy statement to provide you additional information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at http:\\www.sec.gov.

Our representations and warranties in the merger agreement are qualified by a disclosure letter delivered to Genentech before signing the merger agreement. The disclosure letter contains or refers to information that has been included in our prior public filings made with the Securities and Exchange Commission and may also include non-public information. The disclosure letter has not been made public because, among other things, it includes confidential or proprietary information. We believe, however, that all information material to a stockholder’s decision to adopt the merger agreement is included in or incorporated into this proxy statement. You should also be aware that none of the representations or warranties has any legal effect among the parties to the merger agreement after the merger is effective.

Structure of the Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Tanox. The separate corporate existence of Merger Sub will cease, and we will be the surviving corporation. All of our rights, privileges, powers, immunities, purposes and franchises as a corporation will continue unaffected by the merger, except that all of our then outstanding common stock will be cancelled in exchange for the right to receive the merger consideration, and all outstanding stock options, whether vested or unvested, will be converted into the right to receive the merger consideration. See “The Merger—The Per Share Merger Consideration” and “The Merger—Treatment of Our Stock Options” for a discussion of the manner of payment of the merger consideration.

Effective Time of the Merger

The merger will become effective upon filing a certificate of merger with the Secretary of State of Delaware or at such later time as the parties agree and specify in the certificate of merger. We anticipate that the filing will be made no later than the second business day after the satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement. See “The Merger Agreement—Conditions to the Completion of the Merger.”

The merger agreement also provides that:

•	our restated certificate of incorporation will be amended and restated at the effective time of the merger to read the same as the certificate of incorporation of Merger Sub in effect immediately before the effective time of the merger;

•	our bylaws will be amended and restated at the effective time of the merger to read the same as the bylaws of Merger Sub in effect immediately before the effective time of the merger;

•	the directors of Merger Sub immediately before the effective time of the merger will be the directors of the surviving corporation; and

•	the officers of Merger Sub immediately before the effective time of the merger will be the officers of the surviving corporation.

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The Per Share Merger Consideration

Each share of our common stock issued and outstanding immediately before the effective time of the merger, other than:

•	treasury shares or shares held by us, Genentech or Merger Sub, all of which will be canceled in the merger, and

•	shares held by stockholders who comply with all of the provisions of the General Corporation Law of the State of Delaware concerning the right to require appraisal of their shares, whom we refer to as dissenting stockholders, will, by virtue of the merger and without any action on the part of the stockholders who are not dissenting stockholders of these shares, be converted into and represent the right to receive $20.00 in cash, without interest. At the effective time of the merger, such shares of our common stock will no longer be outstanding, will automatically be canceled and will cease to exist. Your only right after the merger with respect to certificates representing shares of our common stock held by you will be to receive the merger consideration of $20.00 per share. No interest will accrue or be paid with respect to the merger consideration. Until you have surrendered those certificates to the paying agent for exchange, you will not receive the merger consideration due in respect of the shares formerly represented by such certificates.

After the merger is effective, dissenting stockholders also will no longer have any rights as a stockholder except for the right to receive payment of the judicially-determined fair value of the shares pursuant to Delaware law if the stockholder has validly perfected and not withdrawn the right of appraisal.

STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Treatment of Our Stock Options

The merger agreement provides that each issued and outstanding option to acquire shares of our common stock, whether vested or unvested, will accelerate at the effective time of the merger and be converted into the right to receive a cash payment. For each option that has an exercise price of less than $20.00 per share, the cash payment will be calculated as the difference between the exercise price per share and $20.00, multiplied by the number of shares subject to that option. There will not be a cash payment for any option to acquire shares of our common stock that has an exercise price of more than $20.00 per share. Any person holding a vested option to acquire shares of our common stock may exercise that option at any time before the effective time.

If, as a result of the acceleration of stock options, the amounts due to any officer or employee under a stock option or any other plan or program would constitute a “parachute payment” as defined in IRC section 280G(b)(2), and the amount of the parachute payment, reduced by all applicable federal, state and local taxes, including the excise tax imposed under IRC section 4999, is less than the amount the officer or employee would receive if he were paid three times his “base amount” as defined in IRC section 280G(b)(3), less one dollar, reduced by all federal, state and local taxes applicable thereto, then the parachute payment amount received by the officer or employee will be reduced to an amount equal to three time his “base amount,” less one dollar.

Surrender of Stock Certificates

At the effective time of the merger, Genentech will deposit the aggregate merger consideration into an exchange fund with ComputerShare or another comparable institution, as paying agent for the benefit of our stockholders.

As soon as practicable (but not later than five business days) after the effective time of the merger, the paying agent will mail to each stockholder of record a letter of transmittal and instructions for use in delivering certificates to the paying agent in exchange for the merger consideration. After the paying agent has received a stockholder’s certificate, together with a properly completed letter of transmittal, the paying agent will deliver to the stockholder the $20.00 per share merger consideration, without interest and less any applicable tax withholding, for each share of common stock formerly represented by the certificate(s) surrendered by the

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stockholder. If the stock has been transferred without registration of the transfer in the transfer records of our transfer agent, payment of the merger consideration may be made to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise in proper form for transfer; and

•	the person requesting the merger consideration pays any transfer or other taxes required as a result of the unregistered transfer or establishes to Genentech’s reasonable satisfaction that such tax has been paid or is not applicable.

Lost Certificates

If any certificate representing shares of our common stock or preferred stock is lost, stolen or destroyed, the paying agent will deliver the merger consideration for the shares if:

•	the stockholder asserting the claim of a lost, stolen or destroyed certificate makes an affidavit of that fact; and

•	upon Genentech’s request, the stockholder posts a bond in a reasonable amount, determined by Genentech, as security against any claim that may be made against Genentech with respect to the lost certificate.

Unclaimed Amounts

Any portion of the exchange fund that remains undistributed to our stockholders for 180 days after the effective time of the merger will be delivered by the paying agent to Genentech, upon demand, and any of our stockholders who have not previously surrendered their stock certificates will only be entitled to look to Genentech for payment of the merger consideration. Subject to the other terms of the merger agreement, including a provision that Genentech is not liable for amounts paid to states under unclaimed property laws, Genentech will remain liable for the payment of the merger consideration to these stockholders.

Representations and Warranties

The merger agreement contains representations and warranties that we, on the one hand, and Genentech and Merger Sub, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and are not intended to convey statements of fact but rather as a way to allocate to one of the parties the risk if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in a disclosure letter provided by us to Genentech and Merger Sub in connection with signing the merger agreement. While we do not believe that this disclosure letter contains information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure letter does contain information that modifies, qualifies and creates exceptions to our representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us, Genentech and Merger Sub and are modified in important part by the disclosure schedule.

The merger agreement contains representations and warranties made by us to Genentech and Merger Sub, including those relating to:

•	our and our subsidiaries’ organization, corporate power and standing;

•	our and our subsidiaries’ organizational documents and minutes of meetings of our and our subsidiaries’ board and any committees;

•	our capital structure;

•	the authorization, signing, delivery and enforceability of the merger agreement;

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•	conflicts with organizational documents and contracts, violations of any laws or orders and required governmental notices, consents, approvals and filings resulting from the signing, delivery or performance of the merger agreement;

•	compliance with health care laws, including the regulatory requirements of the Food and Drug Administration;

•	compliance with permitting and licensing requirements;

•	filing required reports and documents with the Securities and Exchange Commission, compliance of such reports and documents with applicable federal securities laws, the accuracy of information, including financial information, contained in those documents and the maintenance of effective disclosure controls and procedures and internal control over financial reporting;

•	preparation of our financial statements in accordance with United States generally accepted accounting principles and the absence of changes in our accounting methods, principles or practices;

•	compliance with the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934 and the criteria for continued listing on Nasdaq;

•	the absence of undisclosed liabilities;

•	the absence from June 30, 2006 through November 9, 2006 of any event or condition that has had or would be reasonably expected to have a material adverse effect;

•	the absence of certain material changes or events from June 30, 2006 through November 9, 2006;

•	absence of pending or threatened litigation;

•	matters relating to our benefit plans and agreements and the Employee Retirement Income Security Act of 1974 and other compliance with labor laws, compensation and employment matters;

•	the accuracy of information we supplied for inclusion in this proxy statement;

•	validity of our titles to, or leasehold interests in, our properties and compliance with the terms of our leases;

•	completion and accuracy of our tax filings and payment of our taxes;

•	our compliance with applicable environmental laws;

•	our engagement of, and payment of fees to, accountants, brokers, financial advisors, legal counsel and other persons in connection with the merger agreement and the merger;

•	our intellectual property;

•	our contracts;

•	our insurance policies;

•	absence of product liability claims;

•	our receipt of a fairness opinion from Credit Suisse Securities (USA) LLC;

•	approval of the merger agreement by our board and its recommendation that our stockholders approve the merger agreement;

•	the applicability of state takeover statutes and takeover provisions in our certificate of incorporation, certificate of designation and stockholder rights agreement; and

•	interested party transactions.

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The merger agreement also contains representations and warranties made by Genentech and Merger Sub to us, including those relating to:

•	organization, corporate power and standing;

•	the authorization, signing, delivery and enforceability of the merger agreement;

•	conflicts with organizational documents and contracts, violations of any laws or orders and required governmental notices, consents, approvals and filings resulting from the signing, delivery or performance of the merger agreement;

•	the accuracy of the information supplied by Genentech for inclusion in this proxy statement;

•	sufficiency of funds to complete transaction; and

•	Merger Sub’s operations.

Covenants

Under the merger agreement, we have agreed that before the effective time of the merger, subject to specified exceptions, we and our subsidiaries will:

•	carry on our business in the ordinary course, consistent with past practice and in compliance with applicable laws (including paying our liabilities, taxes and other obligations);

•	use all reasonable efforts to assure that new contracts will not require consent or material change as a result of the merger;

•	maintain leased properties in accordance with applicable lease terms;

•	use all reasonable efforts to maintain our products and potential products;

•	notify and give Genentech the opportunity to participate in the defense and settlement of any litigation; and

•	use all reasonable efforts to preserve intact our current business organization, keep available the services of certain employees and preserve our relationships with those persons having business dealings with us.

In addition, we have agreed, with specified exceptions, to certain restrictions, including without limitation restrictions on our and our subsidiaries’ ability to do any of the following without the consent of Genentech:

•	waive any stock repurchase rights or change any terms of our outstanding stock options;

•	authorize cash payments for stock options or other rights or securities;

•	take certain actions with respect to any severance or termination pay or other benefits to any employee, adopt or modify any severance or termination plan or grant any equity-based compensation;

•	transfer or make available any research materials or potential products owned by us, with certain exceptions;

•	take any action reasonably expected to materially impair the value of our intellectual property, enter into any transaction under which we provide or license intellectual property or acquire rights to intellectual property of a third party;

•	enter into any contract involving payment obligations in excess of $250,000 or requiring us to provide any intellectual property, products or potential products to any person;

•	exceed operating cash expenditures of $4,500,000 in any month, excluding certain capital expenditures and expenditures for toxicology studies;

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•	declare, set aside or pay dividends on or make any other distributions of our capital stock, split, combine or reclassify our capital stock or issue or authorize any other securities related to our capital stock;

•	acquire any of our or our subsidiaries’ shares of capital stock, except repurchases related to existing equity awards;

•	issue, deliver, sell, grant or pledge any of our or our subsidiaries’ equity securities;

•	amend or propose to amend our organizational documents or the organizational documents of our subsidiaries;

•	acquire or agree to acquire any business or division or enter into any joint ventures or similar alliances;

•	sell, lease, license or otherwise dispose of any assets or acquire or dispose of any interest in real property;

•	make any loans, advances or capital contributions to or investments in any person, incur or guarantee any debt, enter into any “keep well” or other contract to maintain any financial statement condition, forgive, or modify any outstanding loans or advances or enter into any hedging or similar agreement;

•	adopt, terminate or amend any benefit plan; enter into any employment contract or collective bargaining agreement; pay any special remuneration to any of our employees; increase the compensation of our employees; pay any benefit not provided for as of the date of the merger agreement; add any new members to our board;

•	disseminate information to our employees regarding any severance plan or practice, except as provided by Genentech;

•	settle any of our liabilities other than in the ordinary course of business;

•	with certain exceptions, enter into, modify or terminate a contract;

•	revalue our assets, make any change in accounting methods, principles or practices except as required by generally accepted accounting principles or by law or take certain actions with respect to tax matters;

•	take certain actions to hire or terminate employees or adopt or amend any employment agreement;

•	make payments outside the ordinary course of business in excess of $100,000 in the aggregate, with certain exceptions;

•	commence or settle litigation or other material disputes;

•	adopt, implement or amend any anti-takeover device that is applicable to Genentech or the transactions contemplated by the merger;

•	make any capital expenditures in excess of $200,000 in the aggregate;

•	materially change the amount of any insurance coverage;

•	fail to timely file required reports or documents with the Securities and Exchange Commission;

•	enter into any transaction with any of our or our subsidiaries’ officers, directors or employees (or any member of their families); or

•	agree to take any of the actions described above.

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Other Acquisition Proposals

We have agreed that we will not, nor will we permit our officers, directors, employees or subsidiaries, the officers, directors or employees of our subsidiaries or any investment banker, attorney, accountant or other advisor or representative retained by us or our subsidiaries to directly or indirectly:

•	solicit, initiate, knowingly encourage, knowingly facilitate or induce any inquiry with respect to any acquisition proposal;

•	participate or otherwise engage in any discussions or negotiations regarding, or furnish nonpublic information with respect to, or facilitate any inquiries or the making of any proposal that may reasonably be or lead to an acquisition proposal;

•	grant any waiver or release under any standstill or similar agreement with respect to any class of our equity securities or waive, terminate or amend our rights agreement other than as contemplated in the merger agreement;

•	approve, endorse or recommend any acquisition proposal other than as permitted in the merger agreement, or

•	enter into any letter of intent or similar document or any contract in any way related to an acquisition proposal other than as permitted in the merger agreement.

Nevertheless, if we receive an unsolicited bona fide written acquisition proposal that our board, after consultation with our legal counsel and financial advisor, has concluded in good faith is, or is reasonably likely to be, a superior offer, we may:

•	furnish nonpublic information to the party making the acquisition proposal, and

•	engage in negotiations with the party making the acquisition proposal.

We must also concurrently furnish such nonpublic information to Genentech and enter into a confidentiality agreement with such party that is at least as restrictive as our confidentiality agreement with Genentech.

In response to our receipt of a superior offer, our board of directors may withhold, withdraw or modify its unanimous recommendation in favor of the merger. If the superior offer is a tender or exchange offer made directly to our stockholders, our board may recommend that our stockholders accept the tender or exchange offer or, subject to payment of a termination fee of $32,000,000, terminate the merger agreement.

Our board may only take these actions if:

•	the superior offer has been made and has not been withdrawn;

•	the meeting of stockholders to vote on the merger agreement has not occurred;

•	our board of directors concludes in good faith, after consulting our legal counsel and financial advisor, that it is required under applicable law to change its recommendation to avoid a breach of its fiduciary duties to our stockholders;

•	we have not materially breached our obligation to hold a meeting of our stockholders to vote on the merger agreement;

•	we first provide five business days’ prior written notice to Genentech stating, among other things, that our board intends to change its recommendation or terminate the merger agreement, providing to Genentech the material terms and conditions of the superior offer and all materials and information made available to the person or group making the superior offer; and

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•	during the five business day period before our board proposes to change its recommendation or terminate the merger agreement to enter into an agreement in connection with a superior offer, we negotiate in good faith to amend the merger agreement with Genentech so as to enable us to proceed with our board’s recommendation to our stockholders.

Any material revision to a superior offer requires a new notice and new five business day period.

The covenant in the merger agreement generally prohibiting us from soliciting acquisition proposals does not prevent us from complying with Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act with regard to an acquisition proposal.

The term “acquisition proposal” means any offer or proposal:

•	any purchase or acquisition of 15% or more of our and our subsidiaries’ assets or 15% or more of our or our subsidiaries’ total outstanding voting securities;

•	any tender offer or exchange offer that if consummated would result in any person or group beneficially owning at least 15% of our or our subsidiaries’ total outstanding voting securities;

•	any merger, consolidation, business combination or similar transaction involving us or any of our subsidiaries; or

•	our liquidation or dissolution.

The term “superior offer” means a bona fide written acquisition proposal made by a third party which would result in the third party or its stockholders owning more than 50% of our outstanding equity securities (or other entity surviving or resulting from the completion of the transaction) pursuant to a tender offer, exchange offer, merger, consolidation or other business combination. A superior proposal must also:

•	be on terms that our board of directors concludes in good faith after consulting our legal counsel and financial advisor, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, is more favorable, from a financial point of view, to our stockholders than the terms of the merger agreement, and

•	be reasonably capable of being consummated, with financing, to the extent required, fully committed or reasonably determined by our board to be available to consummate such a transaction.

For a discussion of the circumstances under which we must pay a termination fee of $32,000,000, including Genentech’s termination of the merger agreement after a change in recommendation or our termination of the merger agreement in connection with a superior proposal, see “The Merger Agreement—Termination” and “The Merger Agreement—Fees and Expenses.”

Efforts to Complete the Merger

Genentech, Merger Sub and we have agreed to use all reasonable efforts to take, or cause to be taken, and to do, or cause to be done all actions necessary, proper or advisable to consummate the merger, including using all reasonable efforts to accomplish the following:

•	the satisfaction of all conditions to the merger; and

•	the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by the merger agreement and the taking of such reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or governmental entity, including filings pursuant to the Hart Scott Rodino Antitrust Improvements Act of 1976.

Under the merger agreement, Genentech has no obligation to contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order challenging any transaction contemplated by the

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merger agreement as in violation of any antitrust law and no obligation to make proposals, execute or carry out agreements or submit to orders providing for any divestiture of assets of Genentech before or after the merger and we may not conduct or agree to conduct any divestiture without the prior written consent of Genentech.

Termination of Benefit Plans

We have agreed to terminate, effective no later than the day before the effective time of the merger, our and our subsidiaries’ group severance, separation or salary continuation plans, programs or arrangements and any plans intended to include an Internal Revenue Code Section 401(k) arrangement, unless Genentech provides written notice to us that such 401(k) plans shall not be terminated.

Directors’ and Officers’ Indemnification, Advancement of Expenses, Exculpation and Insurance

Genentech has agreed to honor, and cause the surviving corporation to honor, our obligations with respect to all rights to indemnification, advancement of expenses and all exculpation from liabilities for acts or omissions occurring at or before the merger now existing in favor of our present and former officers or directors, as provided in our restated certificate of incorporation, bylaws or any indemnification agreement between any such person and us. These obligations will continue in full force and effect for a period of not less than six years after the effective time of the merger.

If we do not purchase tail insurance for such obligations before the merger is effective, Genentech is required to purchase tail insurance for such obligations, subject to certain limits.

Stockholder Meeting

Under the merger agreement, we have agreed to convene and hold a stockholder meeting promptly following the signing of the merger agreement for purposes of considering and voting upon the adoption of the merger agreement by our stockholders.

Conditions to the Completion of the Merger

Our obligations and the obligations of Genentech and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement and approval of the merger by our stockholders;

•	the absence of any order, injunction, law or regulation of any governmental entity preventing or making illegal the completion of the merger;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the obtaining of any other necessary regulatory consents, approvals and clearances (including resolution of all issues and comments which the Securities and Exchange Commission may have, if any, on this proxy statement).

Our obligations to effect the merger are also subject to the satisfaction by Genentech and Merger Sub or waiver by us of the following conditions:

•	the representations and warranties made by Genentech and Merger Sub in the merger agreement are

•	true and correct in all material respects as of the date of the merger agreement (except for those representations and warranties that are qualified by the word “material,” “material adverse effect” or a similar phrase, which must be true and correct in all respects as of the date of the merger agreement) and

•

true and correct as of the closing date as though made as of the closing date, except for such failures to be true and correct as of the closing date as would not have, in each case or in the aggregate, a

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material adverse effect on Genentech (for purposes of this clause all materiality qualifications and other qualifications based on the word “material,” “material adverse effect” or similar phrases contained in Genentech’s and Merger Sub’s representations and warranties will be disregarded);

provided, however, notwithstanding the foregoing, the representations and warranties of Genentech and Merger Sub that are made as of a particular date or period need only be true and correct as of such date or period; and

•	the performance by Genentech in all material respects of the covenants required by the merger agreement to be performed on or before the date the merger becomes effective.

The obligations of Genentech and Merger Sub to effect the merger are also subject to the satisfaction by us or waiver by Genentech and Merger Sub of various conditions, including the following:

•	our representations and warranties in the merger agreement are

•	true and correct in all material respects as of the date of the merger agreement (except for those representations and warranties that are qualified by the word “material,” “material adverse effect” or a similar phrase, which must be true and correct in all respects as of the date of the merger agreement) and

•	true and correct as of the closing date as though made as of the closing date, except for such failures to be true and correct as of the closing date as would not have, in each case or in the aggregate, a material adverse effect on us (for purposes of this clause all materiality qualifications and other qualifications based on the word “material,” “material adverse effect” or similar phrases contained in our representations and warranties will be disregarded);

provided, however, notwithstanding the foregoing, our representations and warranties that are made as of a particular date or period need only be true and correct as of such date or period and our representations and warranties relating to our capitalization, authority to enter into the merger agreement, the opinion of our financial advisor and our stockholder rights plan need only be true and correct in all material respects as of the date of the merger agreement and as of the closing date;

•	our performance in all material respects of the covenants required by the merger agreement to be performed on or before the date the merger becomes effective;

•	the absence of a material adverse effect with respect to our company and its subsidiaries that has occurred since the date of the merger agreement and remains uncured;

•	the absence of any pending or threatened action by any governmental entity seeking to restrain or prohibit the consummation of the merger or seeking to require any divestiture of our assets or assets of Genentech;

•	the absence of any restatement of our financial statements or the failure of our principal executive officer or principal financial officer to provide required certifications of reports filed with the Securities and Exchange Commission.

None of us, Genentech or Merger Sub, may rely on the failure of any condition set forth above to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable efforts to consummate the transactions contemplated by the merger agreement.

Material Adverse Effect

Some of our representations and warranties and some of the conditions to completion of the merger described in “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 36 are qualified by a material adverse effect standard. Subject to certain exclusions, a material adverse effect means a

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fact, event or circumstance which has had or is reasonably likely to have, together with all similar or related facts, events or circumstances:

•	a material adverse effect on the business, assets, liabilities, financial condition or results of operations of us and our subsidiaries, taken as a whole;

•	a material adverse effect on our ability to perform our obligations under the merger agreement or to timely consummate the merger; or

•	a material adverse effect on the sales, future value or revenue of Omalizumab (Xolair).

An adverse effect resulting from or arising out of certain conditions or events will not be considered when determining whether a material adverse effect has occurred, including the following general conditions or events:

•	changes in the United States financial markets generally or resulting from an act of war or terrorism;

•	general economic, financial, political or business conditions (including any change in generally accepted accounting principles or laws) that affect the biopharmaceutical industry which do not have a materially disproportionate effect on us and our subsidiaries taken as a whole;

•	the execution, announcement and performance of the merger agreement, or any actions taken, delayed or omitted to be taken by us and in accordance with the terms of the merger agreement or at the specific request of Genentech or Merger Sub;

•	any change in our stock price or trading volume, it being understood that the facts or occurrences giving rise or contributing to the change may constitute or contribute to a material adverse effect;

•	our failure to meet internal or third party projections of earnings, revenues or other financial measures, it being understood that the facts or occurrences giving rise or contributing to the failure may constitute or contribute to a material adverse effect;

•	any change in the projections of Genentech for the sale of Omalizumab (Xolair), it being understood that the facts or occurrences giving rise or contributing to the change may constitute or contribute to a material adverse effect; or

•	certain other specified events.

Termination

The merger agreement may be terminated under the following circumstances:

•	by mutual written consent of Genentech, Merger Sub and us;

•	by either Genentech or us if:

•	the merger has not occurred on or before May 9, 2007 (the date will be automatically extended to August 9, 2007 if the failure to close on the earlier date is solely a result of an action or proceeding brought by a governmental entity to enforce antitrust laws or the failure to obtain termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976);

•	if any legal requirement makes consummation of the merger illegal or there is in effect any final, nonappealable decree, ruling, injunction or other court order or judgment that prevents the completion of the merger;

•	our stockholders do not adopt the merger agreement and approve the merger at the stockholder meeting;

•	by Genentech:

•	if we breach our representations, warranties, covenants or agreements in the merger agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured or is not cured within 30 days after delivery of written notice of such breach;

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•	if a material adverse effect on us has occurred since the date of the merger agreement and has not been cured; or

•	before approval of the merger agreement by our stockholders: (i) our board of directors withdraws, qualifies or modifies in any manner adverse to Genentech its recommendation of the merger agreement or the merger or approves or recommends any acquisition proposal, (ii) we fail to include in this proxy statement the unanimous recommendation of our board of directors that our stockholders vote in favor of the merger, (iii) our board of directors fails to recommend that stockholders reject a tender or exchange offer relating to our securities within 10 business days from such tender or exchange offer’s commencement, (iv) we enter into a letter of intent or agreement accepting an acquisition proposal, (v) our board fails to reaffirm its recommendation of the merger agreement within five days of Genentech’s written request to do so, or (vi) we materially breach our obligation to hold the stockholder meeting or our obligation not to solicit an acquisition proposal (each of the foregoing being a “triggering event”).

•	by us:

•	if Genentech breaches any representation, warranty, covenant or agreement in the merger agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured or is not cured within 30 days after delivery of written notice of such breach; or

•	if we have received a superior offer and pay the termination fee.

Expenses and Termination Fees

The merger agreement generally provides that each party will pay its own fees and expenses in connection with the merger agreement, whether or not the merger is completed. However, we will share equally with Genentech the filing fees for the Notification and Report Forms filed with the Federal Trade Commission and Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and premerger notification and report forms under similar applicable legal requirements of other jurisdictions.

We must pay Genentech a $32,000,000 termination fee if:

•	the merger agreement is terminated by us following receipt of a superior proposal;

•	the merger agreement is terminated by either party and before such termination a triggering event has occurred;

•	the merger agreement is terminated by either party after May 9, 2007 or, if extended, after August 9, 2007, or our stockholders did not approve the merger agreement and either of the following occur:

•	a third party announces a proposal for an acquisition before termination of the merger agreement, and an acquisition is completed within 12 months following termination of the merger agreement, or

•	a third party announces a proposal for an acquisition before termination of the merger agreement, we enter into a letter of intent or contract within 12 months following termination of the merger agreement for an acquisition, and an acquisition proposal is ultimately completed.

The merger agreement defines “acquisition” as:

•	a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us pursuant to which the stockholders of our company immediately preceding such transaction hold less than 80% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof,

•	a sale or other disposition by us of assets representing in excess of 20% of the aggregate fair market value of our business immediately prior to such sale, or

•

the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by us), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership

39

of shares representing in excess of 20% of the voting power of the then outstanding shares of capital stock of our company.

Genentech has agreed that if Genentech or we terminate the merger agreement as a result of an action, proceeding, order, decree or ruling brought or enforced by a governmental entity based on antitrust laws or the failure to obtain termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and in general all other closing conditions have been satisfied, Genentech will reimburse us for up to $5,000,000 for out-of-pocket fees and expenses incurred after filing our initial notification in connection with the review of the merger pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Additional Agreements

Except as may be required by applicable law, court order or stock exchange rule, we and Genentech have agreed that, other than the initial joint press release announcing the merger, we will not issue any further press release or otherwise make any public statement with respect to the merger without prior consultation, to the extent reasonably practicable, with Genentech. Genentech has agreed to inform us before issuing any press release or other public announcement with respect to the merger.

Each party has agreed to give the other prompt notice of any material adverse effect with respect to that party or the threat or commencement of any action that relates to consummation of the merger or of any knowledge that a representation has become untrue or of the failure to comply with a covenant, in each case, that would cause the related closing conditions not to be satisfied.

We have agreed to promptly notify Genentech upon the receipt of any comments from the Securities and Exchange Commission or its staff or any request from the Commission or its staff for amendments or supplements to this proxy statement and to provide Genentech with copies of all correspondence between us and our representatives, on the one hand, and the Commission and its staff, on the other hand. Before filing or mailing this proxy statement (or any amendment or supplement thereto) or responding to any comments of the Commission, we have agreed to provide Genentech an opportunity to review and comment on such document or response and take into good faith consideration all comments reasonably proposed by Genentech. We and Genentech have agreed that if at any time before our stockholder meeting, any information relating to us, Genentech or our respective affiliates, officers or directors, should be discovered by us or Genentech that should be set forth in an amendment or supplement to this proxy statement, so that this proxy statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated herein or necessary to make the statements herein, in light of the circumstances under which they are made, not misleading, the party that discovers such information will promptly notify the other party and an appropriate amendment or supplement describing such information will be filed with the Commission by us and, to the extent required by applicable law, disseminated to our stockholders.

Each party has also agreed to make any initial filings required under the Hart-Scott-Rodino Act as soon as practicable, as well as any additional filings required by any other antitrust laws. The parties will consult and cooperate with each other with respect to all submissions in connection with these filings. Each party will promptly notify the other upon the receipt of any comments from officials of any governmental entity in connection with, and any request for amendments or supplements to, these filings. Neither party, to the extent reasonably practicable, will participate independently in any substantive meetings with any governmental entity in connection with the merger without, if not prohibited by the governmental entity, giving the other party the opportunity to attend and participate. Genentech is not required to contest any adverse action taken by a governmental entity under any antitrust law.

We have agreed, subject to applicable law, to afford Genentech and its officers, employees and representatives reasonable access to all of the properties, personnel, books and records of us and our subsidiaries and to furnish all information concerning the business, properties and personnel of us and our subsidiaries as Genentech may reasonably request.

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STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of common stock beneficially owned on November 30, 2006, by each person or entity known to us to be a beneficial owner of 5% or more of our common stock, by each director, by each executive officer named below and by all directors and executive officers as a group. Unless otherwise indicated, the persons named in this table have sole voting and investment power with respect to all outstanding shares of our common stock and shares of our common stock in which such persons have the right to acquire a beneficial interest within 60 days of November 30, 2006.

Name and Address	Number of Shares(1)		% of Common Stock
Nancy T. Chang 10301 Stella Link Road Houston, Texas 77025	7,208,557	(2)	15.8%
Novartis AG S-202.502 CH-4002 Basel Switzerland	6,373,732	(3)	14.1%
Tse Wen Chang Genomic Research Center Academia Sinica Nankang, Taipei 115 Taiwan	6,314,707	(4)	13.9%
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	5,162,840	(5)	11.4%
Samuel D. Isaly OrbiMed Advisors, LLC 767 Third Avenue, 30th Floor New York, New York 10017	4,913,900	(6)	10.9%
PICTET FUNDS—Biotech Luxembourg	2,279,331	(7)	5.0%
Osama I. Mikhail	90,800	(8)	*
Heinz W. Bull	62,800	(8)	*
Peter G. Traber	38,888	(8)	*
Julia R. Brown	20,555	(8)	*
Gary Frashier	5,888	(8)	*
Danong Chen	40,228	(8)	*
Katie-Pat Bowman	136,251	(8)	*
Ed Hu	57,740	(8)	*
Gregory P. Guidroz	38,518	(8)	*
Brian Kim	24,497	(8)	*
Hugo Santos	45,371	(8)	*
All executive officers and directors, as a group (14 persons)	14,126,399	(8)	30.6%

*	Less than 1%
(1)

Upon completion of the proposed merger, each unexpired, unexercised and outstanding option to purchase shares of our common stock will be cancelled in its entirety and the holder shall be fully vested in such options. Genentech will pay to each option holder an amount of cash equal to the product of the number of

41

shares of common stock as to which options remain unexercised, multiplied by $20.00 minus the exercise price of that option immediately prior to the merger, and reduced by any tax withholding. If an option has an exercise price that is greater than or equal to $20.00, the holder of the option will receive no consideration for the cancellation of the option.

(2)	Includes (i) 163,311 shares that may be acquired by Dr. N. Chang within 60 days of November 30, 2006 upon the exercise of outstanding stock options, (ii) 3,175,930 shares held by Robinhood II Limited Partnership, and (iii) 207,437 shares held by Dr. N. Chang as trustee under a grantor retained annuity trust. Dr. N. Chang is the President of Apex Enterprises, Inc., the sole general partner of Robinhood II Limited Partnership, and is the beneficial owner of shares held by that partnership. Dr. N. Chang has sole voting power with respect to 3,661,879 shares she holds directly. Of those shares, she has entered into prepaid forward sales agreements to sell (i) 250,000 shares with closings to occur in mid-November 2007, and (ii) 500,000 shares with closings to occur on August 29, 2008.
(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on April 13, 2000.
(4)	Includes (i) 47,800 shares that may be acquired by Dr. T. Chang within 60 days November 10, 2006 upon the exercise of outstanding stock options and (ii) 241,904 shares held in trust by Dr. T. Chang for his children.
(5)	Based on an amended Schedule 13G filed with the Securities and Exchange Commission on January 10, 2006, Fidelity Management & Research Company, an investment advisor and wholly owned subsidiary of FMR Corp., has sole power to dispose of 5,161,340 shares as a result of acting as investment advisor to various investment companies. Another FMR Corp. subsidiary, Fidelity Management Trust Company, is the beneficial owner of 1,500 shares. Edward C. Johnson, Chairman of FMR Corp., and FMR Corp., through its control of Fidelity Management & Research, each has sole power to dispose of the 5,161,340 shares and, through its control of Fidelity Management Trust Company, has sole power to vote and dispose of 1,500 shares. Members of the Edward C. Johnson 3d family are the predominant owners of Class B common stock of FMR Corp. representing approximately 49% of the voting power of FMR Corp., and through a voting agreement among the Class B holders maybe be deemed to form a controlling group with respect to FMR Corp.
(6)	Based on an amended Schedule 13G filed with the Securities and Exchange Commission on February 10, 2006, (i) OrbiMed Advisors LLC has shared voting and dispositive power with respect to 3,628,900 shares it holds for various funds, and (ii) OrbiMed Capital LLC has shared voting and dispositive power with respect to 1,285,000 shares it holds for various funds. Samuel D. Isaly is the President or Managing Member of OrbiMed Advisors LLC and the Managing Member of OrbiMed Capital LLC, and, accordingly, has shared voting and dispositive power over the 4,913,900 shares beneficially owned by those entities.
(7)	Based on a Schedule 13G filed with the Securities and Exchange Commission on June 1, 2006.
(8)	Includes 51,800 shares, 62,800 shares, 38,888 shares, 20,555 shares, 3,888 shares, 39,728 shares, 38,518 shares, 57,500 shares, 136,101 shares, 27,497 shares, 45,371 shares and 772,356 shares that may be acquired by Dr. Mikhail, Dr. Bull, Dr. Traber, Ms. Brown, Mr. Frashier, Dr. Chen, Mr. Guidroz, Mr. Hu, Ms. Bowman, Mr. Kim, Mr. Santos and all executive officers and directors as a group, respectively, within 60 days upon the exercise of outstanding stock options.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

We will hold our 2007 annual meeting of stockholders only if the merger is not consummated because following the merger our stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934. We will no longer be a publicly held company. If the merger is not consummated and you wish to submit a stockholder proposal for inclusion in our proxy statement and form of proxy for the 2007 annual meeting, we must receive it at our headquarters, 10555 Stella Link Road, Houston, Texas 77025, to the attention of the Corporate Secretary, not later than January 4, 2007. A shareholder proposal submitted for consideration at the annual meeting will not be considered untimely if it is received at our headquarters at least 30, but not more than 60, days before the annual meeting, unless less than 40 days notice of the date of the annual meeting is given, in which case a shareholder proposal must be received no later than the close of business on the tenth day following the day on which the notice of the date of the annual meeting was given.

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OTHER MATTERS

As of the date of this proxy statement, we know of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. If, however, other matters are properly brought before the special meeting, the persons named as proxies will vote in accordance with their judgment on such other matters unless (1) otherwise indicated on the proxy or (2) the other matter relates to the adjournment of the special meeting and the shares represented by the proxy are to be voted against the proposal to adopt the merger agreement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this proxy statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements concerning our ability to complete the merger and strategic plans, expectations, and objectives for future operations.

We generally identify such forward-looking statements using words like “estimate,” “believe,” “intend,” “expect,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate” or similar statements. Statements that are not historical facts are forward-looking statements based on current assumptions that involve risks and uncertainties. These risks and uncertainties may include the failure to complete the proposed merger in a timely manner, the inability to obtain Tanox stockholder or regulatory approvals or to satisfy other conditions to the merger, actions of governmental entities, and costs related to the merger, as well as other risks detailed from time to time in the reports filed by us with the SEC, including our quarterly reports and annual report on Form 10-K. Our actual results, performance or achievements may differ significantly from those described in these forward-looking statements. We disclaim any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s facilities located at 100 F Street, NE, Washington, D.C. 20549 or at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. Our SEC filings also are available to the public at the SEC’s website at http://www.sec.gov.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 6, 2006. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

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ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GENENTECH, INC.

GREEN ACQUISITION CORPORATION

and

TANOX, INC.

Dated as of November 9, 2006

i

INDEX OF EXHIBITS

Exhibit A	Form of Company Voting Agreement

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of November 9, 2006 (the “Agreement”), by and among Genentech, Inc., a Delaware corporation (“Parent”), Green Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Tanox, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein.

WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously (i) determined that the Merger (as defined in Section 1.1) is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the other transactions contemplated by this Agreement, including the Merger and the transactions contemplated by the Company Voting Agreements, and (iii) determined to recommend that the stockholders of the Company adopt this Agreement.

WHEREAS, the Board of Directors of Parent has (i) determined that the Merger is advisable and fair to, and in the best interest of, Parent and its stockholders, and (ii) approved this Agreement.

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements, dated as of the date hereof, in substantially the form attached hereto as Exhibit A (the “Company Voting Agreements”).

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of Delaware Law (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “Effective Time”) on, or as soon as practicable after, the Closing Date (as herein defined). The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties hereto, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which, by their terms, are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver thereof), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws of Surviving Corporation.

(a) Certificate of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 5.9(a), until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation; provided, however, that as of the Effective Time the Certificate of Incorporation shall provide that the name of the Surviving Corporation is “Tanox, Inc.”

(b) Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 5.9(a), until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws; provided, however, that all references in such Bylaws to Merger Sub shall be amended to refer to “Tanox, Inc.”

1.5 Directors and Officers of Surviving Corporation.

(a) Directors. The initial directors of the Surviving Corporation shall be the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

(b) Officers. The initial officers of the Surviving Corporation shall be the officers of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

1.6 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Shares. Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares, as defined in Section 1.7), will be canceled and extinguished and automatically converted into the right to receive, upon surrender of the certificate(s) representing such Company Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, and bond, if required, in the manner provided in Section 1.10), cash in an amount equal to $20.00 per share, without interest (the “Per Share Merger Consideration” and the aggregate of all Per Share Merger Consideration, the “Merger Consideration”).

(b) Cancellation of Treasury and Parent-Owned Shares. All Company Common Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(d) Stock Options. Except as set forth on Section 1.6(d) of the Company Disclosure Letter (as defined in Article II), each option to purchase Company Common Stock (the “Company Stock Options”), whether vested or unvested, and all stock option plans or other equity-related plans of the Company (the “Company Stock Plans”), that are unexpired, unexercised and outstanding as of the Effective Time shall on the terms and subject to the conditions set forth in this Agreement, be cancelled in its entirety at the Effective Time, and the holder of each shall be fully vested in such Company Stock Options, and the Parent shall pay or cause to be paid, as soon as reasonably practicable after the Effective Time, to each such holder of Company Stock Options an amount of cash equal to the product of (i) the number of shares of Company Common Stock as to which such Company Stock Option remains unexercised immediately prior to the Effective Time, multiplied by (ii) the Per Share Merger Consideration minus the exercise price of such Company Stock Option immediately prior to the Effective Time (the “Option Merger Consideration”); provided, however, that if the Per Share Merger Consideration does not exceed the exercise price of such Company Stock Option immediately prior to the Effective Time, the Option Merger Consideration for such Company Stock Option shall be zero; and provided further, that nothing in this Section 1.6(d) shall prohibit the holder of a Company Stock Option from exercising such Company Stock Option prior to the Effective Time in accordance with its terms and applicable Legal Requirements. Prior to the Effective Time, the Company shall timely deliver any notices to holders of Company Stock Options as may be required by the terms of the Company Stock Plans and take any and all actions necessary or appropriate to effectuate the foregoing, including, without limitation, using all reasonable efforts to obtain any applicable consents or waivers from holders of Company Stock Options that were granted under the Company’s 2000 Non-Employee Directors’ Stock Option Plan. The payment of the Option Merger Consideration to the holder of a Company Stock Option shall be reduced by any income, employment or other Tax withholding required under the Code (as defined in Section 2.13(a)(ii)) or any provision of state, local or foreign Tax law.

1.7 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Per Share Merger Consideration payable for each such share of Company Common Stock. Such stockholders shall be entitled to receive payment of the appraised value of such Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration payable for each such share of Company Common Stock, without any interest thereon, upon surrender, in the manner provided in Section 1.8, of the certificate or certificates that formerly evidenced such Company Common Stock.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

1.8 Surrender of Certificates.

(a) Paying Agent. At the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”), for the benefit of the holders of Company Common Stock to receive the funds to which holders of Company Common Stock shall become entitled pursuant to Section 1.6(a), a cash amount sufficient to pay the Merger Consideration. Such funds shall be invested by the Paying Agent as directed by Parent; earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of the shares of Company Common Stock.

(b) Payment Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented the outstanding shares of Company Common Stock, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall contain such other provisions as Parent shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the portion of the Merger Consideration payable upon surrender of said Certificates. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to those instructions, the holders of such Certificates formerly representing the Company Common Stock shall be entitled to receive in exchange therefor the portion of the Merger Consideration payable for such shares of Company Common Stock, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the respective portion of the Merger Consideration to which the record holder of such Certificate is entitled by virtue thereof. Promptly following surrender of any such Certificates and the duly executed letters of transmittal, the Paying Agent shall deliver to the record holders thereof, without interest, the portion of the Merger Consideration to which such holder is entitled upon surrender of said Certificates, subject to the restrictions set forth herein.

(c) Payments with respect to Unsurrendered Company Common Stock; No Liability. At any time following the 180th day after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Company Common Stock (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any portion of the Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any former holder of Company Common Stock for any portion of the Merger Consideration delivered in respect of such Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar Legal Requirement.

(d) Transfers of Ownership. If the payment of the portion of the Merger Consideration to which such holder is entitled is to be paid to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of payment that the Certificates so surrendered be properly endorsed and otherwise in proper form for transfer (including, if requested by Parent or the Paying

Agent, a medallion guarantee), and that the persons requesting such payment will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment of a portion of the Merger Consideration to a person other than the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not applicable.

(e) Required Withholding. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.9 No Further Ownership Rights in Company Common Stock. Payment of the Merger Consideration shall constitute payment in full satisfaction of all rights pertaining to the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of the Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the portion of the Merger Consideration payable with respect thereto; provided, however, that Parent or the Paying Agent may, in its discretion and as a condition precedent to the payment of such portion of the Merger Consideration, require the owner of such lost, stolen or destroyed Certificates to deliver a bond (at the sole expense of the holder of such Certificate) in such reasonable and customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11 Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock, whether directly or indirectly), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Common Stock occurring after the date of this Agreement and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, except as are specifically disclosed in writing in the disclosure schedule supplied by the Company to Parent (which such exceptions shall reference the specific section and, if applicable, subsection number of this Article II to which it applies, and, if applicable, any information disclosed in any such section or subsection shall also be deemed to be disclosed with respect to each other such section or subsection to the extent that it is reasonably apparent on its face that such disclosure should also apply to such other section or subsection), dated as of the date hereof and certified by a duly authorized officer of the Company (the “Company Disclosure Letter”), as follows:

2.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its respective jurisdiction of organization and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except for such failures to be so organized, existing and in good standing (with respect to such jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) The Company has no subsidiaries except for the persons identified in Section 2.1(b) of the Company Disclosure Letter. Section 2.1(b) of the Company Disclosure Letter also sets forth the form of ownership and percentage voting and/or equity interest of the Company in its subsidiaries and, to the extent that a subsidiary set forth thereon is not wholly owned by the Company, lists the other persons that have an ownership interest in such subsidiary and sets forth the percentage of each such ownership interest. Neither the Company nor any of its subsidiaries has agreed to make nor is obligated to make nor is bound by any written, oral, express or implied agreement, contract, subcontract, lease, mortgage, indenture, understanding, arrangement, instrument, note, bond, warranty, purchase order, license, sublicense, benefit plan, franchise or other instrument, obligation, commitment or undertaking that is legally binding and with respect to which there are continuing obligations, rights, or liabilities, including any amendments thereto (a “Contract”) or Legal Requirement (as defined in Section 2.3(a) below), in effect as of the date hereof, to make any future investment in or capital contribution to any other person or any sale or other disposition of the capital stock or any of the assets or operations of any such person.

(c) Other than the subsidiaries set forth in Section 2.1(b) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any person.

(d) The Company and each of its subsidiaries is duly qualified to do business as a foreign corporation, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), under the laws of all jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Section 2.1(d) of the Company Disclosure Letter sets forth a true and complete list of each state and other jurisdiction which the Company and each of its subsidiaries is qualified to do business as a foreign corporation.

2.2 Certificate of Incorporation and Bylaws; Minutes.

(a) The Company has previously furnished to Parent (i) a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (together, the “Company Charter Documents”) and (ii) the equivalent organizational documents for each subsidiary of the Company, each as amended to date. The Company Charter Documents and equivalent organizational documents of each subsidiary of the Company are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of the Company is in violation of its equivalent organizational documents.

(b) The Company has delivered to Parent and its representatives true and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, the most recent drafts thereof) of all meetings of the stockholders, the Board of Directors and each committee of such Board of Directors of the Company and each of its subsidiaries held since January 1, 2000.

2.3 Capitalization.

(a) The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, par value of $0.01 per share (“Company Preferred Stock”). At the close of business on the date of this Agreement (i) 45,258,927 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Company Common Stock were held by subsidiaries of the Company; (iii) 554,700 shares of Company Common Stock were held in treasury by the Company; (iv) 2,677,418 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Company Stock Plans and (v) 5,248,185 additional shares of Company Common Stock were reserved for future issuance pursuant to the Company Stock Plans. The Company does not have any employee stock purchase plan, as such term is defined in Section 423 of the Code. As of the date hereof, no shares of Company Preferred Stock were issued or outstanding and there are no outstanding shares of Company Common Stock that are subject to risk of forfeiture. All shares of Company Common Stock subject to issuance upon exercise of such Company Stock Options, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.3(a) of the Company Disclosure Letter, there are no Contracts to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the transactions contemplated hereby (the “Transactions”) or upon termination of employment or service with the Company or with any of its subsidiaries following the Merger (whether alone or in combination with any other events) or otherwise. All outstanding shares of Company Common Stock, all outstanding Company Stock Options and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements (as defined below). The exercise price of each Company Stock Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Stock Option. All grants of Company Stock Options were properly approved by the Board or a duly and validly appointed committee of the Board in compliance with all applicable Legal Requirements and recorded on the Financial Statements (as defined in Section 2.9(b)) in accordance with GAAP, and no such grants involved any inappropriate “back dating,” “forward dating” or similar practices with respect to the effective date of grant. All repurchases of Company securities have been made in compliance with all applicable Legal Requirements. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, binding resolution, ordinance, code, edict, order, injunction, judgment, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.5(b)) hereof. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock.

(b) Section 2.3(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the name and address of the optionee; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Stock Option expires; (viii) whether the exercisability of such Company Stock Option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration; and (ix) whether such Company Stock Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(c) Except for the Company Stock Options and the rights designated in connection with the Rights Agreement, dated July 27, 2001 between the Company and American Stock Transfer & Trust Company as rights agent (the “Rights Agreement”), there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), Contracts to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or part by the value of a number of shares of Company Common Stock with respect to the Company or any of its subsidiaries. Except for the Company Stock Options, the Company Voting Agreements and the Rights Agreement, there are no voting trusts, proxies, rights plans, anti-takeover plans or Contracts to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting, acquisition, disposition of or imposition of any Encumbrance on (i) any class of equity security of the Company or (ii) any equity security, partnership interest or similar ownership interest of any of its subsidiaries.

(d) True, correct and complete copies of (i) each of the Company Stock Plans, (ii) the standard form of all Contracts and instruments relating to or issued under the Company Stock Plans or Company Stock Option, (iii) each Contract or instrument relating to or issued under the Company Stock Plans or Company Stock Option where the terms of such grant differ in any material respect from such standard form agreements, and (iv) Contracts relating to unvested shares, have been made available to Parent, and such Contracts and instruments have not been amended, modified or supplemented since being made available to Parent, and, except as contemplated by this Agreement, there are no Contracts to amend, modify or supplement such agreements or instruments in any case from those made available to Parent.

2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, with respect to the Merger, to the Company Stockholder Approval (as defined below). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions other than (i) with respect to the Merger, the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement with respect to, and the receipt of, the Company Stockholder Approval and (ii) the filing of the Certificate of Merger as required by Delaware Law, subject, in each case, to the receipt of the Required Consents. The affirmative vote of the holders of a majority of the shares of Company Common Stock issued and outstanding on the record date set for the meeting of the Company’s stockholders to adopt this Agreement is the only vote of the holders of capital stock of the Company necessary to adopt this Agreement and approve and adopt the Merger under applicable Legal Requirements and the Company Charter Documents (the “Company Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Legal Requirements affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) result in the creation of any material Encumbrance (as defined below) on any of the material properties or assets of the Company or any of its subsidiaries, (ii) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of the Company’s subsidiaries, (iii) subject, (A) with respect to the Merger, to the Company Stockholder Approval and (B) to compliance with the requirements set forth in Section 2.5(b), conflict with or violate in any material respect any Legal Requirements applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, (iv) conflict with or violate, or result in any breach, impermissible assignment or non-transferability of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Company Contract (as defined in Section 2.20(a)) or (v) except to the extent that such conflicts, violations, breaches, defaults, impairments, rights of termination, cancellation, acceleration, Encumbrance or other effects would not in the aggregate have a material negative impact on the Company, conflict with or violate, or result in any breach, impermissible assignment or non-transferability of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Contract (other than a Company Contract) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected. “Encumbrance” means, with respect to any asset, mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, third person ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (1) the voting of any security or the transfer of any security or other asset, (2) the receipt of any income derived from any asset, (3) the use of any asset, and (4) the possession, exercise or transfer of any other attribute of ownership of any asset, but excluding current Taxes not yet due and payable).

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities laws (“Blue Sky Laws”) and state takeover laws, such filings as may be required under, and compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other applicable Antitrust Law (as defined herein), the rules and regulations of Nasdaq, and the filing and recordation of the Certificate of Merger as required by Delaware Law, (ii) as set forth in Section 2.5(b) of the Company Disclosure Letter and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, be material to the Company or its subsidiaries or prevent or materially delay consummation of the Transactions or otherwise prevent the Company from performing its obligations under this Agreement (collectively, the “Required Consents”).

2.6 Compliance with Health Care Laws.

(a) Neither the Company nor any of its subsidiaries has been the subject of any investigation by a Governmental Entity as a result of or in connection with the Company’s or any of its subsidiaries’ research, development, clinical activities, production or distribution activities related to the Company Products.

(b) The Company and each of its subsidiaries are in material compliance and, except for any non-compliance that occurred prior to January 1, 2003 which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, have at all times been in material compliance with all relevant federal and other Legal Requirements applicable to the Company and its subsidiaries, including the federal Anti-kickback and Fraud and Abuse Prohibition Statutes (42 U.S.C. § 1320a-7b) and all other Legal Requirements prohibiting false statements and improper remuneration for purchasing products or services, the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and

Accountability Act of 1996 (42 U.S.C. § 1301 et seq. and implementing regulations), the exclusion laws, SSA § 1128 (42 U.S.C. 1320a-7) and the regulations promulgated pursuant to such laws and regulations, relating to the regulation of the Company and its subsidiaries (including the pertinent requirements of Good Laboratory Practices, Good Clinical Practices, Good Manufacturing Practices and the U.S. Food, Drug and Cosmetic Act and its implementing regulations, including 21 CFR Parts 50, 54, 56, 58, 210, and 211 and the respective counterparts thereof promulgated by Governmental Entities in countries outside the United States) (collectively, “Health Care Laws”). To its knowledge, the Company and each of its subsidiaries are in material compliance and have at all times been in material compliance with all Health Care Laws. Since January 1, 2003, neither the Company nor any of its subsidiaries has received any written notice or communication and, to the knowledge of the Company, prior to January 1, 2003, neither the Company nor any of its subsidiaries received a written notice or communication, in each case, from any Governmental Entity with respect to the Company regarding, and, to the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to, any material violation of applicable Health Care Laws or any other applicable Legal Requirement. To the knowledge of the Company, no change in the current conduct of the Company or its subsidiaries, or their internal procedures or processes, is required in order to materially comply with Health Care Laws.

2.7 Permits. The Company and each of its subsidiaries have obtained all federal, state, county, local or foreign permits, authorizations, licenses, grants, variances certifications, clearances, consents, franchises, exemptions, orders and approvals (a) that are required by the Federal Food and Drug Administration (the “FDA”), any other Governmental Entity engaged in the regulation of the Company Research Programs, Company Products or the Company’s or its subsidiaries’ manufacturing and quality system or that are required by Health Care Laws or (b) that are otherwise material to the Company and its subsidiaries (other than those specified in Section 2.7(a) above) and that are required for operating the Company or its subsidiaries in the manner currently conducted in any location in which they currently operate (including those required to be obtained under Environmental and Safety Laws (as defined in Section 2.17(a)) (each, a “Company Permit” and collectively, the “Company Permits”). All such Company Permits are valid and in full force and effect. Section 2.7 of the Company Disclosure Letter lists all Company Permits. The Company and its subsidiaries are in compliance in all material respects with all covenants, terms and conditions of such Company Permits. Neither the Company nor any of its subsidiaries has received any written notice or communication with respect to the Company from any Governmental Entity regarding, and, to the knowledge of the Company, there are no facts or circumstances that could give rise to, (i) any violation of any Company Permit or (ii) any revocation, non-renewal, withdrawal, suspension, cancellation, limitation, termination or adverse modification of any Company Permit. No such Company Permit will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions.

2.8 FDA; Global Regulation Compliance; Company Products and Company Research Programs.

(a) The operation of the Company and the operation of its subsidiaries, including the research, manufacture, import, export, testing, development, processing, packaging, labeling, storage and distribution of all Company Products, is in material compliance and, except for non-compliance prior to January 1, 2003 which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, have at all times been in material compliance with all applicable Health Care Laws and other applicable Legal Requirements, including to the extent applicable (1) those administered by the FDA and (2) those administered by Governmental Entities in countries outside the United States (including requirements for the manufacture of Company Products for administration in human subjects). To the Company’s knowledge, the operation of the Company and the operation of its subsidiaries are in material compliance and have at all times been in material compliance with all applicable Health Care Laws and other applicable Legal Requirements, including to the extent applicable (1) those administered by the FDA and (2) those administered by Governmental Entities in countries outside the United States (including requirements for the manufacture of Company Products for administration in human subjects). There is no pending or, to the knowledge of the Company, threatened Action in respect of the Company or Company Products by the FDA or any other Governmental Entity which has jurisdiction over the Company Products or the operations, properties or processes of the Company or the Company’s subsidiaries, or, to the knowledge of the Company, in respect of any third person’s activities on behalf of the Company or its subsidiaries (excluding Parent and Parent’s subsidiaries). The Company has no knowledge of any facts or circumstances that are likely to give rise to any such Action.

(b) (A) Except for non-compliance prior to January 1, 2003 which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and (B) at all times to the Company’s knowledge, neither the Company nor any of its subsidiaries has had any Company owned or leased manufacturing site (nor, to the knowledge of the Company, has any third person (other than Parent and Parent’s subsidiaries) had any manufacturing site that produces Company Products) subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 notice or similar notification from a Governmental Entity, “warning letters,” “untitled letter” or, to the knowledge of the Company, requests or requirements to make changes to the operations of the Company, a Company Research Program or the Company Products that have not been complied with and, if not complied with, would reasonably be expected to result in a material effect that is adverse to the Company’s or any of its subsidiaries’ ability to continue with the planned activities at that manufacturing site, and, to the knowledge of the Company, neither the FDA nor any Governmental Entity is considering such action. To the knowledge of the Company, no vigilance report or adverse event report is under investigation by any Governmental Entity with respect to any Company Products, the Company or its subsidiaries.

(c) All activities (including, without limitation, clinical trials and any studies, tests, and other preclinical activities the results of which have been or will be submitted to a Governmental Entity (such as the FDA or its counterparts worldwide), but excluding clinical trials conducted or being conducted by Parent or Parent’s subsidiaries) conducted by the Company in connection with any Company Product or Company Research Program, and, to the Company’s knowledge, all such activities conducted by third persons on behalf of the Company, which activities are required or purported to be conducted under statutory or regulatory “good practices” applicable to biopharmaceutical companies (e.g., Good Laboratory Practices, Good Clinical Practices and Good Manufacturing Practices), have been conducted in compliance in all material respects with the required experimental protocols required by applicable Institutional Review Boards, applicable Health Care Laws, and other applicable Legal Requirements.

(d) Neither the Company nor any of its subsidiaries has received any notices, correspondence or other communication in respect of the Company, any subsidiary, or any Company Product from the FDA or any other Governmental Entity requiring the termination or suspension of any clinical trials of any Company Product, or any clinical trials conducted by, or on behalf of, the Company or any of its subsidiaries and, to the knowledge of the Company, neither the FDA nor any other Governmental Entity is considering such action. Neither the Company nor any of its subsidiaries has received notification from a Governmental Entity of the rejection of data obtained from any clinical trials conducted by, or at the request of, the Company with respect to any Company Products, which data was submitted to the Governmental Entity and which was necessary to obtain regulatory approval of a particular Company Product or to move such Company Product to the next phase of clinical development.

(e) The manufacture of the Company Products by or, to the knowledge of the Company, on behalf of, the Company or any of its subsidiaries (other than by Parent or Parent’s subsidiaries) is being conducted in compliance in all material respects with all applicable Health Care Laws and other applicable Legal Requirements, including the FDA’s Good Manufacturing Practices at 21 CFR §§210-211 and applicable guidelines for products sold or used for clinical trials in the United States, and the respective counterparts thereof promulgated by Governmental Entities in countries outside the United States.

(f) Neither the Company nor any of its subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened investigation in respect of the Company by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company nor any of its subsidiaries has committed any act, made any statement, or failed to make any statement, in each case in respect of the Company or a subsidiary and that would provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto. Neither the Company nor any of its subsidiaries nor any of their respective officers or, to the knowledge of the Company after reasonable inquiry by the Company of its Employees (other than Consultants) on or about the date of hire for each such Employee, its Employees (other than Consultants) has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) similar applicable Legal Requirement. The Company and its subsidiaries have implemented reasonable practices (consistent with prevailing industry standards) to determine whether any of its Employees (other than Consultants who are not Significant Consultants) have been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) similar applicable Legal Requirement. To the knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of the Company or any of its subsidiaries is pending or threatened against the Company, any of its subsidiaries or any of their respective officers, employees or agents. For purposes of this Agreement, a “Significant Consultant” is a Consultant (as defined in Section 2.13(a)(iv)) who (i) has responsibility for a function that is regulated by Health Care Laws (as opposed to advising a regular Company employee who has such responsibility) or (ii) devotes more than eighty (80) hours per month for three or more months, in each case performing functions for the Company or its subsidiaries.

(g) The Company has delivered or made available to Parent true and complete copies of all data, studies, results, and other information set forth in Section 2.8(g) of the Company Disclosure Letter. Such information provided or made available by the Company fairly represents all of the material ongoing research and development of the Company Products and Company Research Programs (as defined in Section 2.19), and, to the knowledge of the Company, there is no scientific information, data or results in the Company’s possession or control that have not been provided to Parent that a reasonable scientist would conclude is necessary to accurately assess or value such program or project.

(h) As of the date of this Agreement, the Company has in its control the amounts of each Company Product set forth in Section 2.8(g) of the Company Disclosure Letter (including TNX 355, TNX 650, TNX 234, and any other anti-CD4 product), in the form described therein (whether filled containers, drug product, bulk drug substance or otherwise) (“Product Inventory”). All such Product Inventory has stability sufficient (and, where applicable, approved by applicable Governmental Entities) such that it will not expire prior to use in the study or research for which it was manufactured, and all such Product Inventory has been manufactured and stored in accordance with Good Manufacturing Practices and applicable Health Care Laws.

(i) Where data with respect to a particular Company Product or a product candidate being studied in a Company Research Program has been provided to Parent (a) the underlying Company Product or product candidate is in Company’s possession and control as of the date hereof, along with any cell lines, reagents or other materials necessary to produce that Company Product or product candidate in its current form, and (b) the Company has in its possession and control the reagents and other materials required to reproduce the experiments that generated the data provided to Parent, except to the extent such reagents or other materials are readily commercially available and are identified as such.

2.9 SEC Filings; Financial Statements.

(a) Since January 1, 2004, the Company has filed or furnished each form, report, document, schedule, registration statement and definitive proxy statement with the SEC required to be filed or furnished by the Company with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as then in effect (the “Company SEC Reports”). The Company SEC Reports (i) were filed or furnished on a timely basis, (ii) were prepared in accordance with the requirements of the Securities Act or the Exchange Act and the rules and regulations of the SEC then in effect, as the case may be, and (iii) did not at the time they were filed or furnished (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superseding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s subsidiaries is required to file or furnish any reports or other documents with the SEC.

(b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Financial Statements”) (including any Company SEC Report filed after the date of this Agreement): (i) complied and will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; (ii) was and will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, may not contain footnotes as permitted by Form 10-Q or Form 8-K) and fairly presented and will fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries at the respective dates thereof and the consolidated results of the Company’s and its subsidiaries’ operations and cash flows for the periods indicated. Except as reflected in the Financial Statements, neither the Company nor any of its subsidiaries is a party to any material off-balance sheet arrangement (as defined in Item 303 of Regulation S-K promulgated under the Securities Act (“Regulation S-K”)). All reserves that are set forth in or reflected in the Interim Balance Sheet (as defined below) have been established in accordance with GAAP consistently applied. At June 30, 2006 (the “Interim Balance Sheet Date”), there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the balance sheet as of the Interim Balance Sheet Date (the “Interim Balance Sheet”) as required by Statement No. 5. The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The books and records of the Company and each of its subsidiaries have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements.

(c) To the Company’s knowledge, no fact, event or circumstance currently exists that will prevent any material amount of the cash, investments or securities represented by the line items “Cash and cash equivalents” and “Short-term investments” on the face of the Company’s Condensed Consolidated Balance Sheet included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006 (collectively, the “Closing Cash Items”) from being available as cash in the United States and the repatriation to the Company of any such cash held outside of the United States will not result in the imposition of any material United States or foreign Tax Liability.

(d) Section 2.9(d) of the Company Disclosure Letter sets forth the Company’s forecasted expenses for Tanox West for the Company’s fiscal year 2006 as of the date hereof (the “Forecast”). The Company prepared the Forecast in good faith.

(e) The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(f) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and its subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of the Sarbanes-Oxley Act of 2002 (“SOX”) with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(g) The Company and each of its subsidiaries has established and maintains, adheres to and enforces a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and SEC rules and regulations (including the Financial Statements), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its subsidiaries, (ii) provide reasonable assurance that material information relating to the Company and its subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls; (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its subsidiaries are being made only in accordance with appropriate authorizations of management and the Board; (iv) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization; (v) provide reasonable assurance that the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; (vi) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its subsidiaries; and (vii) provide reasonable assurance that any “significant deficiencies” or “material weaknesses” (as such terms are defined in Auditing Standard No. 2, promulgated by the Public Company Accounting Oversight Board, (“AS-2”) in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company’s management or other Employees (other than Consultants who are not Significant Consultants) who have a role in the preparation of financial statements or the internal controls used by the Company and its subsidiaries, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Board. There (i) are no significant deficiencies or material weaknesses in the system of internal control over financial reporting used by the Company and its subsidiaries, (ii) is no fraud, whether or not material, that involves the Company’s management or other Employees (other than Consultants who are not Significant Consultants) who have a role in the preparation of financial statements or the internal control over financial reporting used by the Company and its subsidiaries or (iii) is no claim or allegation regarding any of the foregoing. Section 2.9(g) of the Company Disclosure Letter summarizes each “control deficiency” (as defined in AS-2) identified by the Company’s independent auditors since January 1, 2004 through the date of this Agreement and not disclosed in the Company SEC Reports.

(h) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of SOX and the rules and regulations promulgated thereunder with respect to the Company SEC Reports. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal year ended December 31, 2005, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) and attestation report concluding the Company maintained effective internal control over financial reporting as of December 31, 2005. Since December 31, 2005 and through the date hereof, to the knowledge of the Company, no events, facts or circumstances have occurred, or exist, such that management would not be able to complete its assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal year ended December 31, 2006, and conclude, after such assessment, that such controls were effective.

(i) To the Company’s knowledge, Ernst & Young LLP, which has expressed its opinion with respect to the financial statements of the Company and its subsidiaries as of December 31, 2005, December 31, 2004 and December 31, 2003 and for each of the fiscal years in the three fiscal year period ended December 31, 2005 included in the Company SEC Reports (including the related notes), is “independent” with respect to the Company and each of its subsidiaries within the meaning of Regulation S-X since the appointment of

Ernst & Young LLP in that capacity. The Company is in compliance with the applicable criteria for continued listing of the Company Common Stock on Nasdaq and has not since January 1, 2004 received any written notice from Nasdaq asserting any non-compliance with such rules and regulations.

(j) The Company has timely responded to all comment letters of the staff of the SEC relating to the Company SEC Reports, and the SEC has not advised the Company that any final responses are inadequate, insufficient or otherwise non-responsive. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its subsidiaries, on the other, since January 1, 2004, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. To the Company’s knowledge, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(k) No attorney representing the Company or any of its subsidiaries, whether or not employed by the Company or any of its subsidiaries, or Employee has reported to the Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty, fraudulent conduct (whether or not material) or similar violation by an Employee or agent (while acting in that capacity).

2.10 No Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any liability, indebtedness, obligation, deficiency, guaranty or endorsement of any type (whether absolute, accrued, contingent, direct, indirect, or otherwise) (collectively, “Liabilities”) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP and which are, individually or in the aggregate with such other items, material to the business, assets, financial condition, results of operations or cash flows of the Company and its subsidiaries taken as a whole, except (i) Liabilities reflected or reserved in the Interim Balance Sheet, (ii) Liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business consistent with past practices, (iii) Liabilities incurred since the Interim Balance Sheet date which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, or (iii) Liabilities permitted under Section 4.1 hereof or otherwise reasonably incurred in connection with the Company’s performance of its obligations hereunder.

2.11 Absence of Certain Changes or Events. From the Interim Balance Sheet Date through the date hereof, there has not been, occurred or arisen: (a) any event or condition of any character that has had or would be reasonably expected to have a Material Adverse Effect on the Company; (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except for repurchases from Employees following their termination pursuant to the terms of stock option or purchase agreements existing as of the Interim Balance Sheet Date; (c) any split, combination or reclassification of any of the Company’s or any of its subsidiaries’ capital stock; (d) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits to any Employee (other than Consultants who are not Significant Consultants) or any payment by the Company or any of its subsidiaries of any bonus or any entry by the Company or one of its subsidiaries into any Contract (or amendment of an existing Contract) to grant or provide severance, acceleration of vesting, termination pay or other similar benefits; (e) the execution of any employment Contract or service Contract, the extension of the term of any existing employment Contract or service Contract with any Employee, or any entry or other modification by the Company or any of its subsidiaries of any employment, severance, termination or indemnification Contract or any Contract the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated hereby; (f) entry by the Company or any of its subsidiaries into (i) any licensing or other Contract providing for the use, acquisition or disposition of any Intellectual Property (as defined in Section 2.19 hereof) other than (A) licenses of commercially available third party software applications for internal use by the Company or otherwise in the Company’s ordinary course of business consistent with past practice and (B) confidentiality agreements in the ordinary course of business consistent with past practice, or (ii) any amendment or consent with respect to any material licensing or other Contract providing for the use, acquisition or disposition of any Intellectual Property, other than confidentiality agreements in the ordinary course of business consistent with past practice; (g) any change by the Company in its accounting methods, principles or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies), except as required by concurrent changes in GAAP; (h) any revaluation by the Company of any of its assets, including writing off promissory notes or accounts receivable, or any sale of assets of the Company; (i) entry by the Company or any of its subsidiaries into any Contract (other than the Voting Agreements) filed or required to be filed by the Company with the SEC; (j) the incurrence, creation or assumption of any material Encumbrance (other than a Permitted Encumbrance) or any discharge of any material Encumbrance, any material Liability for borrowed money or any material Liability or obligation as guaranty or surety with respect to the obligations of others who are not wholly-owned subsidiaries of the Company, (k) any purchase, offer to purchase, sale, offer to sell, option to purchase or sell, agreement to transfer any interest in, or any lease, right to use, sublease or other occupancy, of any Company Real Estate (as defined in Section 2.15(a)) by the Company or its subsidiaries; and (l) any announcement of or any agreement by the Company, any of its subsidiaries, or any Employee on behalf of the Company, to do any of the things described in the preceding clauses (a) through (k) (other than negotiations or agreements with Parent and Merger Sub regarding the Transactions).

2.12 Absence of Litigation. Except as would not result in a material Liability, there are no claims, actions, charges, investigations or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or any of the executive officers or directors of the Company or any of its subsidiaries before any Governmental Entity or otherwise (each, an “Action”). No investigation or review by any Governmental Entity is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or any of the executive officers or directors of the Company or any of its subsidiaries, nor has any Governmental Entity indicated to the Company an intention to conduct the same. The Company has provided or made available to Parent true, correct and complete copies of all complaints regarding the litigation referred to in Section 2.12 of the Company Disclosure Letter and has made available to Parent true, correct and complete copies of all pleadings, motions and non-privileged written correspondence regarding the litigation referred to in Section 2.12 of the Company Disclosure Letter. There has not been since January 1, 2000, nor are there currently any internal investigations being conducted by the Company, the Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, auditing, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues with respect to the Company or any of its subsidiaries.

2.13 Employee Benefit Plans.

(a) Definitions. Except as otherwise provided for herein, for purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA;

(ii) “Code” shall mean the Internal Revenue Code of 1986, as amended;

(iii) “Company Employee Plan” shall mean any Employee Plan, including all International Employee Plans;

(iv) “Consultant” shall mean any current or former independent contractor or leased employee who is (i) a natural person or (ii) a staffing agency or other entity that leases or otherwise supplies employees to third persons on a consulting, contract or project basis;

(v) “DOL” shall mean the U.S. Department of Labor;

(vi) “Employee” shall mean any current or former or retired employee, officer, Consultant or director of the Company or any ERISA Affiliate;

(vii) “Employment Agreement” shall mean each management, employment, severance, change of control, retention, consulting (with a Consultant), relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding, written or otherwise, between the Company or any ERISA Affiliate and any Employee under which the Company has current or future obligations;

(viii) “Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement, providing for compensation, severance, termination pay, deferred compensation, performance awards, bonuses, stock or stock-related awards or purchases, fringe benefits, loans, or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, and with respect to which the Company or any ERISA Affiliate has or may have any Liability, including all International Employee Plans;

(ix) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(x) “ERISA Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(xi) “FMLA” shall mean the Family and Medical Leave Act of 1993, as amended;

(xii) International Employee Plan” shall mean each Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate pursuant to the laws of any country outside the United States, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any Liability, for the benefit of Employees who perform services outside the United States;

(xiii) “IRS” shall mean the U.S. Internal Revenue Service;

(xiv) “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(xv) “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule. Section 2.13(b) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan, and each Employment Agreement existing as of the date of this Agreement. Neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Company Employee Plan or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by applicable Legal Requirements, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employment Agreement.

(c) Documents. The Company has provided or made available to Parent correct and complete copies of: (i) all material documents embodying each Company Employee Plan and each Employment Agreement including all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations and annual and periodic accounting, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan, if applicable, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability to the Company; (vii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan; (viii) all COBRA forms and related notices (or such forms and notices as required under comparable law); (ix) the three (3) most recent plan years discrimination tests for each Company Employee Plan, where applicable; (x) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts and group annuity contracts; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto, if applicable to be filed) and prospectuses prepared in connection with each Company Employee Plan, as applicable.

(d) Employee Plan Compliance. Company and its ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in material default or violation of, and neither Company nor its ERISA Affiliates have any knowledge of any material default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects (i) in accordance with its terms and (ii) in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable U.S. Department of the Treasury (“Treasury”) Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or would reasonably be expected to adversely affect the qualified status of such Company Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no Actions pending or, to Company’s or any ERISA Affiliates’ knowledge, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, and the act of amending, terminating or discontinuing any Company Employee Plan will not result in any Liability to Parent, Company or any of its ERISA Affiliates (other than routine administration expenses incurred with respect to any such amendment, termination or discontinuance). There are no audits, inquiries or proceedings pending or to Company’s or any of its ERISA Affiliates’ knowledge threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and its ERISA Affiliates have, in all material respects, each timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension or Funded Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, or could have any obligation to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, or (ii) “funded welfare plan” within the meaning of Section 419 of the Code. Neither the Company nor any Company subsidiary or ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, nor any affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

(g) Deferred Compensation Compliance. The Company does not have a Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code).

(h) Executive Loans. Neither the Company nor any ERISA Affiliate has violated the provisions of Section 402 of SOX applicable to loans to key executives, and the execution of this Agreement and the consummation of the transactions contemplated hereby will not, to the knowledge of the Company, cause such a violation of such provisions of Section 402 of SOX.

(i) Fair Market Value. No Company Stock Option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that has been or may be determined to be less than the fair market value of the underlying equity as of the date such Company Stock Option or other equity right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Stock Options or other equity rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).

(j) Plan Contributions. With respect to the Company Employee Plans, there are no benefit or funding obligations for which contributions have not been made or properly accrued to the extent required by GAAP or will not be offset by insurance. The assets of each Company Employee Plan which is fully funded are reported at their fair market value in the books and records of such Company Plan, the applicable related trust as indicated on the Financial Statements and, if applicable, on Forms 5500, and/or the Company and its subsidiaries.

(k) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any Liability to provide retiree insurance or other retiree benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree insurance or other benefits, except to the extent required by applicable Legal Requirements.

(l) Effect of Transaction.

(i) The execution of this Agreement and the consummation of the Transactions or any termination of employment or service in connection therewith will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee other than accrued payments.

(ii) No payment or benefit could give rise, directly or indirectly, to the payment of any amount that could reasonably be expected to be (i) non-deductible to Company under Section 280G of the Code, (ii) characterized as a “parachute payment” within the meaning of Section 280G of the Code or (iii) subject to the excise Tax under Section 4999 of the Code. The Company is not a party to or bound by any Tax indemnity agreement or any other agreement that will require Parent or the Surviving Corporation to “gross-up” or otherwise compensate any Employee because of the imposition of any excise Tax. Section 2.13(l)(ii) of the Company Disclosure Letter lists as of the date of this Agreement each person who the Company reasonably believes is, with respect to the Company, any Company subsidiary and/or any ERISA affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

(m) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules, regulations and ordinances respecting employment, employment practices, terms and conditions of employment, discrimination in employment, worker classification, wages, benefits, hours, working conditions and occupational safety and health and employment practices, in each case, with respect to Employees; (ii) has, in all material respects, withheld and reported all amounts required by Legal Requirements or by agreement to be withheld and reported with respect to wages, benefits, salaries and other payments to Employees (excluding Consultants); (iii) is not liable for any material arrears of wages, salaries, commissions, bonuses, benefits or other compensation due or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other retiree benefits, or other benefits or obligations for Employees (excluding Consultants) (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or reasonably anticipated or, to the knowledge of the Company, threatened Actions, audits or administrative matters against the Company or any ERISA Affiliate relating to any Employee, Employee Agreement, or Company Employee Plan, or under any workers’ compensation policy or long-term disability policy. The employment or services of each of the Employees located in the United States is terminable at the will of the Company or its ERISA Affiliates and any such termination would result in no Liability to the Company or to any ERISA Affiliate. Neither the Company nor any ERISA Affiliate has direct or indirect material Liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any worker leased from another employer.

(n) Labor. No work stoppage or labor strike against the Company is pending or reasonably anticipated or, to the knowledge of the Company, threatened. The Company does not know of any current activities or proceedings of any labor union to organize any Employees (excluding Consultants) or of any such activities or proceedings within the preceding three (3) years. There are no Actions, audits, administrative matters, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any wage, benefit, medical or family leave, labor, safety or discrimination matters involving any Employee, including charges of wage and/or hour violations, unfair labor practices, discrimination, or wrongful termination complaints. Neither the Company nor any ERISA Affiliate is party to a current conciliation agreement, consent decree, or other agreement or order with any federal, state, or local agency or Governmental Entity with regard to employment practices. Neither the Company nor any ERISA Affiliate has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries and neither the Company or any of its subsidiaries has any duty to bargain with any labor organization.

(o) International Employee Plan. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by applicable Legal Requirements, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without Liability to the Company or its affiliates (other than ordinary administration expenses or routine claims for benefits). Each International Employee Plan has obtained from the Governmental Entity having jurisdiction with respect to such International Employee Plan any required determinations, if any, that such International Employee Plan is in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to such International Employee Plan.

(p) WARN Act. The Company and any ERISA Affiliate have complied with the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) and all similar state or local laws, including applicable provisions of state or local law. All Liabilities relating to the employment, termination or employee benefits of any former Employees (excluding Consultants) previously terminated by the Company or an affiliate including all termination pay, severance pay or other amounts in connection with the WARN Act and all similar state laws, have been paid, and no terminations prior to the Closing Date shall result in unsatisfied Liability under WARN or any similar state or local law.

(q) Employee Information. The Company and each of its subsidiaries has made available to Parent a true, correct and complete list of the names of all current officers, directors, and employees of the Company and each subsidiary showing each such person’s name, position, date of hire, work location, and each such person’s annualized salary and target commission (as applicable), status as exempt/non-exempt, status as full-/part-time, target bonus(es) and fringe benefits for the current fiscal year and the most recently completed fiscal year. The Company and each of its subsidiaries has made available to Parent the following additional information for each of its current international employees: city/country of employment; citizenship; date of hire; manager’s name and work location; date of birth; any material special circumstances; and whether the employee was recruited from a previous employer.

(r) True and Correct Copies. In addition to the documents referred to in Section 2.13(c) above, the Company and each of its subsidiaries has made available to Parent true, correct and complete copies of each of the following: (i) all affirmative action plans; (ii) all forms of offer letters currently in use; (iii) all forms of employment agreements and severance agreements for current Employees (excluding Consultants); (iv) all forms of consultant and/or independent contractor agreements currently in effect, (v) all forms of confidentiality, non-disclosure, non-solicitation, non-competition or inventions agreements between Employees and the Company or any of its subsidiaries currently in use for such matters (and a true, correct and complete list of current Employees not subject thereto); (vi) any agreements that deviate in any material respect from forms described in (i) through (v) above; (vi) all current management organization chart(s); (vii) all current, in force agreements and/or insurance policies providing for the indemnification of any officers or directors of the Company or any of its subsidiaries; (viii) summary of the Company’s current standard severance policy and any policy in existence or effect during the immediately preceding twelve (12) months; (ix) summary of outstanding Liability for termination payments and benefits to Employees; and (x) a schedule of bonus commitments made to Employees.

2.14 Proxy Statement. The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (as hereinafter defined) (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies, if any, for the Stockholders’ Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of Parent’s or Merger Sub’s representatives in writing for inclusion in the Proxy Statement. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

2.15 Title to Property.

(a) Section 2.15(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all real property owned by the Company or any of its subsidiaries, or in which the Company or any of its subsidiaries has an ownership interest, including, without limitation, any rights, contracts or options to acquire real property other than the Leased Real Estate defined below (the “Owned Real Estate”).

(b) Section 2.15(b) of the Company Disclosure Letter sets forth a list of all real property currently leased, subleased by or from the Company or any of its subsidiaries or otherwise used or occupied by the Company or any of its subsidiaries (the “Leased Real Estate” and together with the Owned Real Estate, the “Company Real Estate”), the name of the lessor, sublessor, master lessor and/or lessee, the date and term of the lease, sublease or other occupancy right and each amendment thereto, the aggregate annual rental payable thereunder, the size of the Leased Real Estate and a description of renewal options contained in such lease. The Company has provided or made available to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Estate, including all amendments, terminations and modifications thereof (the “Real Estate Leases”). All such Real Estate Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar state and federal laws affecting the rights of creditors generally and equitable limitations, and there is not, under any such leases, any existing material breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) of the Company or any of its subsidiaries, or to the Company’s knowledge, of any other party thereto.

(c) To the knowledge of the Company, neither the operations of the Company nor any of its subsidiaries on the Company Real Estate nor such Company Real Estate, violate in any material respect any Legal Requirement or Company Permit relating to the particular property or such operations. The Company or its subsidiaries currently occupies all of the Company Real Estate for the operation of its business and there are no other parties occupying, or with a right to occupy, the Company Real Estate. Section 2.15(c)(i) of the Company Disclosure Letter sets forth a list of all leasehold improvements to real property and improvements and other capital equipment used or held for use by the Company and its subsidiaries in their business operations as of September 30, 2006. Such list includes pertinent information related to property, plant and equipment (including leasehold improvements) such as asset identification, location, acquisition date, original cost, accumulated depreciation and net book value.

(d) To the knowledge of the Company, the covenants, conditions, rights-of-way, easements and similar restrictions affecting all or any portion of the Company Real Estate (the “Exceptions to Title”) do not, in each case, materially impair the ability to use any such Company Real Estate in the operation of the businesses of the Company or its subsidiaries as presently conducted, and no material default or breach exists thereunder by the Company or any of its subsidiaries.

(e) To the knowledge of the Company, there are no requirements (including any Legal Requirements) imposed on the Owned Real Estate that require the Company or any of its subsidiaries to construct or pay for the cost of construction of any off-site improvements or pay any other impact fee.

(f) Neither the Company, nor any subsidiary of the Company has received any written notice from any insurance company of any material defects or inadequacies in any Company Real Estate or any part thereof which could materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any written notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work with which substantial compliance has not been made.

(g) The Company has received no written notice with respect to pending, and, to the knowledge of the Company, there are no threatened, condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body that would materially adversely affect the Company Real Estate for use in the operations of its business as currently conducted.

(h) The Company and each of its subsidiaries has good and indefeasible title to all Owned Real Estate, or, in the case of leased properties and assets, valid leasehold interests in or other valid contractual rights of use with respect to, all of its other properties and assets, used or held for use in its business, free and clear of all Encumbrances except for the Exceptions to Title and indebtedness that is reflected on the Interim Balance Sheet and (i) Encumbrances for Taxes (as herein defined) not yet due and payable, (ii) statutory Encumbrances which arise in the ordinary course of business, are not material in amount and do not materially impair the Company’s or its subsidiaries’ ownership or use of such properties and assets, (iii) liens securing indebtedness that are reflected on the Interim Balance Sheet or (iv) with respect to Owned Real Estate, minor imperfections of title, if any, and land use laws which do not materially impair the use, occupancy or value of the Company’s or its subsidiaries’ ownership of the Owned Real Estate for its current purpose (each of (i) through (iv), a “Permitted Encumbrance”).

(i) To the knowledge of the Company, all the Company Real Estate and material equipment of the Company and its subsidiaries, are in good operating condition and repair, in all material respects (subject to ordinary wear and tear), free from material defects which would adversely affect their use in the conduct of the business as currently conducted, and are otherwise suitable for the conduct of business as currently conducted.

2.16 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes,” means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties and impositions, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any Liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any Liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, forms, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not, individually or in the aggregate, material to the Company (“Company Returns”). The Company and each of its subsidiaries have paid all Taxes shown to be due on such Company Returns. All Company Returns were complete and accurate in all material respects and have been prepared in substantial compliance with all applicable Legal Requirements. The Company’s net operating losses and other Tax attributes are accurately reflected on the Company Returns and, to the knowledge of the Company, are not currently subject to any limitation under Sections 382 or 383 of the Code. The Company has made available to Parent correct and complete copies of all Company Returns, examination reports, closing agreements and statements of deficiencies assessed against or agreed to by the Company or any of its subsidiaries.

(ii) Neither the Company nor any of its subsidiaries is delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extension of any the period for the assessment or collection of any Tax.

(iii) No audit, or pending audit of, or other examination of any Company Return by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination.

(iv) No adjustment relating to any Company Returns has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

(v) Neither the Company nor any of its subsidiaries has any Liability for any material unpaid Taxes (whether or not shown to be due on any Company Return) which has not been accrued for or reserved on the Company’s Interim Balance Sheet in accordance with GAAP, whether asserted or unasserted, whether or not shown on any Company Return, contingent or otherwise, other than any Liability for unpaid Taxes that may have accrued since the Interim Balance Sheet Date in connection with the operation of the business of the Company and its subsidiaries in the ordinary course. There are no claims for Taxes being asserted against the Company or any of its subsidiaries that have resulted in, and there are no, Encumbrances with respect to Taxes on any of the assets of the Company or any of its subsidiaries, other than Encumbrances which are not, individually or in the aggregate, material, or customary Encumbrances for Taxes not yet due and payable.

(vi) There is no Contract, plan or arrangement to which the Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any Employee (other than a Consultant who is not a Significant Consultant) that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or that would give rise to a penalty under Section 409A of the Code. There is no Contract, plan or arrangement to which the Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code.

(vii) Neither the Company nor any of its subsidiaries is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement, nor does the Company or any of its subsidiaries have any Liability or potential Liability to another party under any such agreement or arrangement. Neither the Company nor any of its subsidiaries has ever been a member of a group filing a consolidated, unitary, combined or similar Return (other than such Company Returns which include only the Company and any of its subsidiaries) under any federal, state, local or foreign law. Neither the Company nor any of its subsidiaries is party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal and applicable state, local or foreign Tax purposes.

(viii) None of the Company’s or its subsidiaries’ assets are Tax exempt use property within the meaning of Section 168(h) of the Code.

(ix) Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(x) Neither the Company nor any of its subsidiaries has consummated, has participated in, or is currently participating in any transaction which was or is a “Tax shelter,” “listed transaction” or “reportable transaction” as defined in Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder, including, but not limited to, transactions identified by the IRS by notice, regulation or other form of published guidance as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xi) Each of the Company and each of its subsidiaries has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax authorities.

(xii) The Company has made available to the Parent all documentation relating to any Tax holidays or incentives applicable to itself or its subsidiaries. The Company and its subsidiaries are in compliance with the requirements for any such Tax holidays or incentives.

(xiii) Neither the Company nor any of its subsidiaries is or has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(xiv) The Company and each of its subsidiaries has complied (and until the Effective Time will comply) in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, in all material respects within the time and in the manner prescribed by law, withheld from the wages or compensation of Employees (other than Consultants) and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has in all material respects timely filed all withholding Returns required to be filed.

2.17 Environmental Matters.

(a) Hazardous Material. No underground storage tanks, nor to the knowledge of the Company, any sumps, vaults, clarifiers, wells or septic systems are present, in, on, under or about any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, nor to the Company’s knowledge, on any property leased by the Company or any of its subsidiaries (all owned and leased facilities collectively referred to as the “Company Business Facilities”). Except as would not be reasonably expected to result in material Liability to the Company or its subsidiaries, no Hazardous Materials (as defined below) are present, in, on, under or about any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned or on any property leased by the Company or any of its subsidiaries. For purposes of this Section 2.17, “Environmental and Safety Laws” shall mean any applicable foreign, federal, state or local laws, ordinances, codes, regulations, rules, policies, directives, requirements, treaties, and orders and all other permits, approvals, clearances, consents and conditions associated therewith, which prohibit, regulate or control any Hazardous Material or that are intended to assure the protection of the environment, health or safety of Employees, workers or other persons, including the public. For the purposes of this Agreement, “Hazardous Materials” shall mean any material or substance that is prohibited or regulated by Environmental and Safety Laws or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, mold, and urea formaldehyde.

(b) Hazardous Materials Activities. Except in compliance in all material respects with all Environmental and Safety Laws and in a manner that would not reasonably be expected to result in a material Liability to the Company, neither the Company nor any of its subsidiaries has transported, transferred, recycled, treated, manufactured, distributed, stored, used, disposed of, released or exposed its Employees or others to Hazardous Materials or, to the knowledge of the Company, any product containing a Hazardous Material or any product manufactured with Ozone depleting substances (collectively “Hazardous Materials Activities”). The Hazardous Materials Activities of the Company prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c) Environmental Liabilities; Compliance with Environmental and Safety Laws. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, nor, to the Company’s knowledge, threatened by any Governmental Entity against the Company or any of its subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries. The Company has no knowledge of any fact or circumstance which could reasonably be expected to involve the Company or any of its subsidiaries in any environmental litigation or impose upon the Company any material environmental Liability. Except as would not reasonably be expected to result in a material Liability to the Company, (i) neither the Company nor any of its subsidiaries has received any notice (verbal or written) of any past or present noncompliance of its operations, facilities, buildings or improvements located on any Company Business Facility with Environmental and Safety Laws, (ii) no notices, administrative actions or suits are pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any such property relating to an actual or alleged violation of any Environmental and Safety Laws, (iii) neither the Company nor any of its subsidiaries is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”), or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date, and (iv) the operations, facilities, buildings or improvements located on any Company Business Facility have complied in all material respects with all Environmental and Safety Laws.

(d) Environmental Indemnities. Neither the Company nor any of its subsidiaries have entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental and Safety Laws, or the Hazardous Materials Activities of the Company, any of its subsidiaries or any other individual or entity.

(e) Decommissioning. The Company does not have any material Liabilities with respect to decommissioning associated with any use of or equipment using radioactive materials.

(f) Reports and Records. The Company has delivered or made available to Parent all environmental audits and environmental assessments of any facility that is in the possession or control of the Company or any of its subsidiaries.

2.18 Brokers; Third Party Expenses. Except for fees payable to Credit Suisse Securities (USA) LLC pursuant to an engagement letter between the Company and Credit Suisse Securities (USA) LLC dated as of January 31, 2006, a correct and complete copy of which has been provided to Parent, neither the Company nor any of its subsidiaries or affiliates has incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or the Transactions, and Parent will not incur any such Liability, either directly or indirectly, as a result of this Agreement or the Merger as a result of any Contract entered by the Company, any of its subsidiaries or affiliates or any of their respective directors, officers, employees, stockholders or agents. An itemized good faith estimate as of the date of this Agreement of the fees and expenses that may be payable to any investment banker, broker, advisor or similar party, and any accountant, legal counsel or other person retained by the Company in connection with this Agreement or the Transactions contemplated hereby, including the expenses of investment bank referenced above, is set forth on Section 2.18 of the Company Disclosure Letter, including a list of all Contracts with such persons that involve the payment by the Company or any of its subsidiaries of fees that are based on anything other than “time and materials” (which shall include a summary of the terms under which such fees are earned and become payable).

2.19 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean (i) any and all Company-Owned Intellectual Property and/or (ii) any and all Company-Controlled Intellectual Property used or otherwise exploited by the Company or any of its subsidiaries in the Conduct of the Business of the Company, including in either of the foregoing (i) or (ii) any Intellectual Property covering anti-IgE products.

For purposes of this Section 2.19 and Section 2.20, “Conduct of the Business of the Company” shall mean (i) the conduct of the Company Research Programs and/or (ii) the research, discovery, development, manufacture or use of Company Products and/or (iii) the grant of license rights (including any option or other contingent right to obtain such rights) under Intellectual Property to third persons, in the case of clauses (i) and (ii), (a) as conducted on or before the date of this Agreement and/or (b) as conducted during from the date hereof to immediately prior to the Closing.

“Company-Controlled Intellectual Property” shall mean any and all Intellectual Property to which the Company or any of its subsidiaries has valid rights granted by a third person to use or otherwise exploit for the application(s) for which such Intellectual Property is used or otherwise exploited in the Conduct of the Business of the Company, in each case other than Company-Owned Intellectual Property.

“Company-Owned Intellectual Property” shall mean any and all Intellectual Property that is owned by the Company or any of its subsidiaries (whether solely or jointly with any third person).

“Company Products” shall mean any and all products or service offerings of the Company or any of its subsidiaries that are the subject of the any of the following (whether by the Company or any of its subsidiaries or third person on behalf or under authority of or in cooperation with the Company or any of its subsidiaries) (A) an IND (as defined in 21 C.F.R. §312.3) filed with the United States FDA (or counterpart thereof filed with any ex-U.S. regulatory authority), or (B) other testing in human subjects in clinical studies anywhere in the world.

“Company Research Programs” shall mean any and all of the Company’s or its subsidiaries’ research programs ongoing immediately prior to the date of this Agreement in one or more specific therapeutic areas (i.e., immune-mediated diseases, infectious disease, inflammation and cancer) or one or more specific biological pathways or targets (regardless of whether the expected product is an agonist, antagonist or otherwise modulates the pathway or target which have been identified by Company to Parent (specifically, such programs that are related or directed to IL13, CD4, Tissue Factor, Factor D or Complement C5a)).

“Company Registered Intellectual Property” shall mean all Registered Intellectual Property owned (in whole or part) by the Company or any of its subsidiaries.

“Intellectual Property” shall mean any or all of the following and all rights (whether common law, statutory or otherwise) in, arising out of, or associated therewith existing anywhere in the world: (1) United States and foreign patents, inventor’s certificates and utility models (including any substitutions, extensions, confirmations, reissues, divisions, re-examinations, renewals and extensions thereof) and any and all applications (including any utility, continuation, divisional, substitution, continuations-in-part, provisional, reissue, or reexamination application) and registrations therefor, and equivalent or similar rights anywhere in the world in inventions and discoveries (“Patents”); (2) copyrights and any and all applications and registrations therefor; (3) domain names, uniform resource locators and other names and locators associated with the Internet, and any and all applications or registrations therefor (“Domain Names”); (4) trade names, logos, business symbols, trade dress, assumed names, fictitious names, corporate names, certification marks, collective marks, d/b/a’s, trademarks and service marks, (in each case together with any and all related goodwill) and any and all applications and registrations therefor (“Trademarks”); (5) all rights in databases and data collections; (6) all inventions (whether or not patentable), trade secrets, and other confidential information including technology, know how, data, processes, schematics, business methods, formulae, drawings, prototypes, models, designs, compositions of matter, techniques, improvements, methods (including manufacturing methods), clinical and regulatory strategies, formulations, manufacturing data and processes specifications, manuals, research and development/clinical proposals and customer and supplier lists and other industry information, and all documentation relating to any of the foregoing (“Trade Secrets and Confidential Information”), in each case to the extent recognized as intellectual property under applicable law.

“IP Contracts” shall mean all Contracts to which the Company or any of its subsidiaries is a party and pursuant to which (1) Company-Owned Intellectual Property or Company-Controlled Intellectual Property is licensed (including by way of any sublicense, grant of an option or other future contingent right, covenant of non-assertion or covenant not to sue) or otherwise transferred (including as a result of assignment, novation or otherwise, provided that a non-disclosure or confidentiality agreement, without more, shall not be considered a “transfer”) to any third person, (2) any third person has licensed (including any sublicense) or otherwise transferred to the Company any rights under Intellectual Property used or otherwise exploited in the Conduct of the Business of the Company or (3) Company has an option or right to obtain a non-exclusive or exclusive license to or other transfer of Intellectual Property of a third person, or a third person has an option or right to obtain a non-exclusive or exclusive license to or other transfer of Company Intellectual Property.

“Registered Intellectual Property” shall mean Intellectual Property that is duly registered with or issued by an appropriate Governmental Entity of which the rights conveyed by the registration or issuance are in effect as of the date hereof, and any application filed with an appropriate Governmental Entity for registration or issuance.

(b) Representations.

(i) Company Intellectual Property.

(1) Company Products and Company Research Programs. Section 2.19(b)(i)(1) of the Company Disclosure Letter contains a complete and accurate list of all Company Products and all Company Research Programs.

(2) Company Registered Intellectual Property.

a) Section 2.19(b)(i)(2) of the Company Disclosure Letter contains a complete and accurate list of all Company Registered Intellectual Property and lists, where applicable, (I) the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, or in which an application for registration or issuance is pending, (II) whether such Registered Intellectual Property is owned solely by Company or jointly with third persons, and (III) current actions for each Company Registered Intellectual Property that, to the knowledge of the Company, must be taken within ten (10) months after October 1, 2006 for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property to the maximum extent legally available, including the payment of any registration, maintenance, annuity or renewal fees, or the filing of any responses to formality requirements or office actions to avoid any derogation of rights under the Company Registered Intellectual Property, including preserving maximal patent term adjustment rights.

b) Section 2.19(b)(i)(2) of the Company Disclosure Letter contains a complete and accurate list by jurisdiction of any litigation, opposition, reexamination, interference proceeding, nullity action, reissue proceeding, cancellation, objection, claim or other equivalent proceeding or action pending, asserted or threatened against the Company or its subsidiaries with respect to the ownership, validity, registerability, enforceability, infringement or use of, or right to license, any Company Registered Intellectual Property. To the knowledge of the Company, no valid basis for any such litigation, opposition, reexamination, interference proceeding, nullity action, reissue proceeding, cancellation, objection, claim or other equivalent proceeding or action exists.

(3) IP Contracts. Neither the Company nor any of its subsidiaries is a party to or is bound by any IP Contracts that meet any of the following descriptions, except to the extent those IP Contracts are listed in Section 2.19(b)(i)(3) of the Company Disclosure Letter and are identified thereon using the categories below, in each case listing (i) the person(s) with whom such IP Contract is made, (ii) the date thereof, and (iii) the Company Product or Company Research Program to which such IP Contract applies, if applicable:

a) material transfer agreements under which the Company or any of its subsidiaries has received or has a right to receive information or materials related to actual or potential pharmaceutical products, biological pathways, disease states, research tools, or other scientific or medical information;

b) pursuant to which the Company or any of its subsidiaries has granted a third person the right to practice any Company Intellectual Property, except for rights to conduct internal research for a limited period of time or rights under a material transfer agreement where the Company owns any resulting inventions or intellectual property;

c) pursuant to which the Company or any of its subsidiaries has obtained any Intellectual Property (or has obtained any option to obtain any Intellectual Property or license thereto) required or used for research, discovery, development, manufacture, use, import, sale, offer for sale or other exploitation of any Company Product or for engaging in any Company Research Program;

d) pursuant to which the Company or any of its subsidiaries has granted any exclusive rights (or an option to obtain exclusive rights) to any third person under any Company Intellectual Property;

e) pursuant to which the Company or any of its subsidiaries is engaging in scientific research or other activities that are likely to create Intellectual Property, where that Intellectual Property is not solely owned by the Company or any of its subsidiaries, except where the research or other activities have been completed and, to the knowledge of the Company, no Intellectual Property was created;

f) pursuant to which the Company or any of its subsidiaries is obligated to pay any royalty, milestones, or other similar payments, including but not limited to profit sharing, manufacturing or similar payments (i) that are contingent on the occurrence of future events or (ii) that vary with the amount of any Company Product produced, sold or otherwise exploited;

g) pursuant to which a third person is obligated to pay to the Company or any of its subsidiaries any royalty, milestones, or make any other payments that are contingent on the occurrence of future events or that vary with the amount of product produced, sold or otherwise exploited (including sharing of profits).

In addition, Section 2.19(b)(i)(3) of the Company Disclosure Letter contains the Company’s and its subsidiaries’ current forms of the following (where “current” includes any of the following used by the Company or any of its subsidiaries during the 12-month period prior to the date of this Agreement): employment agreement, nondisclosure agreement, assignment of invention agreement or similar Contracts relating to the protection, ownership, development, use or transfer of Company Intellectual Property (collectively, “IPR Form Agreements”).

(ii) Validity. To the knowledge of the Company, the Company has materially complied with all the requirements of each applicable Governmental Entity (including the United States Patent and Trademark Office and foreign counterparts thereof) with respect to the filing and prosecution of the Company Registered Intellectual Property, including timely payment of all required fees and filing of all documents, recordations and certificates to such Governmental Entity. Neither the Company nor any of its subsidiaries has received written notice from a third person of or has obtained an opinion of counsel addressing and the Company has no knowledge of any (i) prior art or prior public uses, sales, offers for sale or disclosures which would invalidate any Company Registered Intellectual Property (in whole or in part) or (ii) conduct the result of which would render the Company Registered Intellectual Property (in whole or in part) invalid or unenforceable.

(iii) Ownership.

(1) To the knowledge of the Company no Company Intellectual Property, Company Research Program or Company Product is subject to, and the Company and its subsidiaries are not a party to, any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that (i) restricts or may restrict in any manner the use, transfer or licensing thereof by the Company or any of its subsidiaries or may adversely affect the validity, use or enforceability of such Company Intellectual Property, or (ii) restricts or may restrict the Conduct of the Business of the Company in order to accommodate Intellectual Property rights of any third person.

(2) To the knowledge of the Company (I) all Company-Owned Intellectual Property is fully transferable, alienable or licensable by Surviving Corporation without restriction and without payment of any kind to any person and (II) except as otherwise set forth in the respective IP Contract, all of the Company’s rights in Company-Controlled Intellectual Property are fully transferable, alienable or licensable by Surviving Corporation without restriction and without payment of any kind to any person.

(3) To the knowledge of the Company, the Company or its subsidiaries owns, and has good and exclusive title to, each item of Company-Owned Intellectual Property free and clear of any Encumbrance, except for any Encumbrance which would not reasonably be expected to have a material negative impact on (A) the Conduct of the Business of the Company, (B) the value or use of any material Company Intellectual Property or (C) the sale, offer for sale, importation or other commercial exploitation of any Company Product anywhere in the world. Without limiting the foregoing, to the knowledge of the Company: (i) the Company or a subsidiary of the Company is the exclusive owner of all registrations obtained by the Company for Trademarks that are used to designate the source or origin of the Company Products; and (ii) the Company or a subsidiary of the Company owns exclusively, and has good title to, or has the right to use, all copyrighted works that are embodied in any Company Product.

(4) To the knowledge of the Company, no person other than the Company or its subsidiaries has ownership rights or license rights granted by the Company or its subsidiaries to improvements made by or for the Company or its subsidiaries to any Company Intellectual Property, Company Product, or subject of any Company Research Program.

(5) To the knowledge of the Company, except where Patents claiming or covering the composition of matter of any pharmaceutically or biologically active ingredient incorporated into any Company Product is licensed or acquired from a third person, the Company or its subsidiaries has filed applications for one or more Patents claiming or covering patentable compositions of matter, in each case with respect to Company Products that are as of the date of this Agreement, the subject of an IND (or equivalent), or the subject of a clinical trial or other study involving human subjects.

(6) To the knowledge of the Company, within the twelve (12) months immediately prior to the date hereof, neither the Company nor any of its subsidiaries has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, Company Intellectual Property, to any third person, or (ii) permitted the Company’s rights in any Company Intellectual Property to lapse or enter the public domain, except to the extent such failure would not adversely affect the Conduct of the Business of the Company.

(7) To the knowledge of the Company, in each case in which the Company or any of its subsidiaries has acquired sole ownership of any Intellectual Property from any person, the Company or such subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property and the associated rights therein (including the right to seek future damages with respect thereto) and has recorded each assignment of Registered Intellectual Property assigned to the Company or such subsidiary with the relevant Governmental Entity.

(8) To the knowledge of the Company, no employee, independent contractor or agent of the Company or any of its subsidiaries, past or present, is in material default or breach of any term relating to the protection, ownership, development, use or transfer of Company-Owned Intellectual Property in any Employment Agreement, nondisclosure agreement, assignment of invention agreement or similar Contracts. To the knowledge of the Company, all employees of, consultants to or vendors of the Company or any of its subsidiaries with permitted access to Trade Secrets and Confidential Information of the Company or any of its subsidiaries that are used in Conduct of the Business of the Company are a party to written Contracts under which, among other things, each such employee, consultant or vendor is obligated to maintain the confidentiality of such Trade Secrets and Confidential Information and, in the case of employees and consultants of the Company or any of its subsidiaries, assign to the Company or its subsidiary all Intellectual Property created by such employee or consultant in the scope of employment or consultancy with the Company or its subsidiaries. To the knowledge of the Company, none of the Company’s nor its subsidiaries’ current employees is the owner of any Patent for any device, process, design or invention of any kind that is now used or needed by the Company or any of its subsidiaries in the Conduct of the Business of the Company and was conceived during the course of his or her employment with the Company, which Patent has not been assigned or licensed to the Company or its subsidiary. To the knowledge of the Company, all Company-Owned Intellectual Property developed under Contract to the Company or its subsidiaries have been assigned to the Company or its subsidiary or are contractually obligated to be assigned. To the knowledge of the Company, the Company’s and its subsidiaries’ employees’ performance of their employment activities does not violate such employees’ contractual obligations to any third person.

(iv) Non-Infringement.

(1) Neither the Company nor its subsidiaries has received a written notice from any third person alleging, or an opinion of counsel directed to, and the Company has no knowledge that, the Conduct of the Business of the Company or the manufacture, use, sale, offer for sale importation or other commercial exploitation, if occurring as of the date hereof, of any Company Product in its current form, infringes, without reference to any research or development exemption therefrom or misappropriates any Intellectual Property of any third person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(2) To the knowledge of the Company, all Intellectual Property incorporated into or embodied in any Company Product was developed solely by either (A) employees of the Company acting within the scope of their employment or (B) by third persons who have licensed to the Company or validly assigned or are under an obligation to assign all of their rights in or to such Intellectual Property to the Company. To the extent any such Intellectual Property comprises Company Registered Intellectual Property, the Company or its subsidiaries, to the knowledge of the Company, has recorded each such assignment with the relevant Governmental Entity.

(3) Neither the Company nor any of its subsidiaries have entered into any Contract that may require it to reimburse, defend, hold harmless or indemnify any third person with respect to Liabilities arising out of the infringement or misappropriation of any Intellectual Property, except to the extent those Contracts are listed in Section 2.19(b)(iv)(3) of the Company Disclosure Letter.

(v) IP Contracts.

(1) To the knowledge of the Company, all of the IP Contracts listed in Section 2.19(b)(i)(3) of the Company Disclosure Letter are in full force and effect.

(2) To the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any IP Contract. Following the Effective Time, Surviving Corporation will be permitted to exercise all of the Company’s rights under all IP Contracts (including, without limitation, the right to receive royalties), to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise be required to pay had such transactions contemplated hereby not occurred.

(3) Neither this Agreement nor the transactions contemplated by this Agreement, will result in (A) Surviving Corporation granting to any third person any right in any Intellectual Property, or (B) Surviving Corporation being obligated to pay any royalties or other amounts to any third person in excess of those payable by Company prior to the Closing.

(vi) Sufficiency of Intellectual Property. To the knowledge of the Company as of the date hereof, the Company Intellectual Property constitutes (A) the Intellectual Property that is currently used or otherwise exploited by the Company in the Conduct of the Business of the Company and (B) the Intellectual Property that would be necessary for the manufacture, use, sale, offer for sale, importation or other commercial exploitation of any Company Product in its current form, if such manufacture, use, sale, offer for sale, importation or other commercial exploitation were occurring as of the date hereof.

(vii) Government Rights. To the knowledge of the Company, no government funding, facilities of a university, college, other educational institution or research center or funding from third persons was used in the development of any Company–Owned Intellectual Property that is material to the Conduct of the Business of the Company and would result in any march-in rights, ownership rights or any future obligation by the Company to make any payment or grant any license.

(viii) Third-Party Infringement. To the knowledge of the Company, no person has infringed or misappropriated, or is infringing or misappropriating, any Company-Owned Intellectual Property in a manner that would be expected to adversely affect the Conduct of the Business of the Company or the sale, offer for sale, importation or other commercial exploitation of any Company Product.

(ix) Trade Secret Protection. To the knowledge of the Company, the Company and its subsidiaries have taken all reasonable and customary steps to protect the rights of the Company and its subsidiaries in their Trade Secrets and Confidential Information, and any Trade Secrets and Confidential Information of third persons provided to the Company under an obligation of confidentiality.

(x) Maintenance of Invention Materials. To the knowledge of the Company, the Company and its subsidiaries have maintained and secured (or cause to be maintained and secured) all documentation and other materials (including signed, dated and witnessed laboratory notebooks) necessary or appropriate to establish conception, reduction to practice or other matters of inventorship (including timing thereof) or ownership with respect to Company-Owned Intellectual Property in accordance with practices standard and customary in the biopharmaceutical industry.

2.20 Contracts.

(a) Except for Contracts between the Company or its subsidiaries on the one hand and Parent or a subsidiary of Parent on the other hand, neither the Company nor any of its subsidiaries is a party to or is bound by any of the following Contracts as of the date of this Agreement, except to the extent those Contracts are listed in Section 2.20(a) of the Company Disclosure Letter and are identified thereon using the numbering below, in each case listing (i) the person(s) with whom such Contract is made and (ii) the date thereof:

(i) any employment or consulting Contract with any officer or director, or any Employee (excluding offer letters for “at-will” Employees) or any other type of Contract (whether or not such Contract is an Employment Agreement, as defined in Section 2.13(a)(vi)) with any Employee that is not terminable within thirty (30) days by the Company without Liability to the Company or Parent, including any Contract requiring it to make or accelerate a payment to any Employee on account of the Merger, any Transaction or any Contract that is entered into in connection with this Agreement;

(ii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan (A) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Common Stock or any other securities of the Company or any of its subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the Company Stock Plans, or (B) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(iii) any Contract requiring the Company to engage in ongoing research or development, which obligations extend beyond January 1, 2007 and are not terminable by the Company (with or without penalty) on less than ninety (90) days prior notice;

(iv) any Contract (whether non-compete or otherwise) containing provisions which have or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its subsidiaries (including engaging in research and development or the development or commercialization of any Company Product), any acquisition of property (tangible or intangible) by the Company or any of its subsidiaries, any other conduct of business by the Company or any of its subsidiaries, or otherwise limiting the freedom of the Company or any of its subsidiaries to engage in any line of business in any geographical area or to compete with any person. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries has entered into any Contract under which the Company or any of its subsidiaries is prohibited or impaired from engaging in any areas of research or development or from the licensing, manufacturing, selling or distributing any Company Intellectual Property or exploiting any Technology of the Company;

(v) any Contract under which the Company has granted or is obligated to grant any person any “opt-in” rights, exclusive rights, rights of refusal or similar rights;

(vi) any Contract under which the Company is obliged to enter into any further agreement or license, under which the Company is obligated to accept or use manufacturing (including cell culture, bulk manufacturing or fill and finish) capacity or to pay for manufacturing capacity not used or accepted, or under which the Company has any material “take or pay” commitment;

(vii) any Contract relating to the disposition by the Company or any of its subsidiaries of a material amount of assets not in the ordinary course of business, or pursuant to which the Company or its subsidiaries has acquired a business or entity, or material assets of a person (other than purchases in the ordinary course of business that are customarily effected on a purchase order basis), whether by way of merger, consolidation, purchase of stock, purchase of assets, exclusive license or otherwise, or any Contract pursuant to which the Company or any of its subsidiaries has any material ownership interest in any person other than the Company’s subsidiaries;

(viii) any Contract currently in force under which the Company or any of its subsidiaries has continuing obligations to provide to a third person information about any Company Research Program or any other scientific or clinical data produced by the Company, including research, characterization, manufacturing, clinical, pre-clinical or other information and including information regarding the Company’s planned research and development activities;

(ix) any joint venture Contract, collaboration Contract or any other Contract that involves a sharing of revenues, profits, cash flows, expenses (including development expenses) or losses with other persons;

(x) any Contract requiring the Company or any of its subsidiaries to undertake a clinical trial (or to have a third person undertake a clinical trial on the Company’s or its subsidiaries’ behalf) of an existing Company Product or the subject of a Company Research Program;

(xi) any Contract that authorizes any third person to sell, offer for sale, market or otherwise distribute any Company Products or results of any Company Research Programs;

(xii) any mortgages, indentures, guarantees, promissory notes, loans or credit agreements, security Contracts or other Contracts or instruments relating to the borrowing of money or extension of credit, or any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(xiii) any settlement or litigation “standstill” Contract;

(xiv) any Contract of guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person;

(xv) any Contract (including open purchase orders) under which the Company has a commitment to purchase goods, capital equipment, services or other items in excess of $50,000 for any Contract or series of Contracts;

(xvi) any Contract (i) pursuant to which any third person is required to make payments to the Company in excess of $20,000 per annum, (ii) pursuant to which the Company or any of its subsidiaries is obligated to pay any royalty or similar payments, including but not limited to profit sharing or similar payments, or (iii) pursuant to which the Company or any of its subsidiaries is obligated to pay any milestone payment or similar payment, including any payment of a pre-determined amount in excess of $100,000, which payment is contingent on the occurrence of a future event, but excluding any fee-for-service Contract;

(xvii) any Contract pursuant to which the Company or any of its subsidiaries is a lessor or lessee of any equipment or other fixed assets, including machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving payments in excess of $20,000 per annum or involving any manufacturing equipment with a value in excess of $10,000;

(xviii) any Contract with any person with whom the Company or any of its subsidiaries does not deal at arm’s length;

(xix) any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other person retained by the Company, in connection with this Agreement and the Transactions;

(xx) any Contract with any Governmental Entity (a “Government Contract”) or any material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (excluding Company Permits) that is required for the operation in all material respects of the Company’s or any of its subsidiaries’ businesses;

(xxi) any Contract entitling a third person (other than an Employee) to a commission or “finder’s fee” payable by the Company or any of its subsidiaries; or

(xxii) any Contract not otherwise disclosed in Section 2.20 of the Company Disclosure Letter (i) under which the consequences of a default could reasonably be expected to be material to the Company, (ii) that is of the nature required to be filed by Company as an exhibit to an Annual Report on Form 10-K under the Exchange Act; (iii) involving in excess of $100,000 being paid by or to the Company over the term thereof, or (iv) that is otherwise material to the Company or any of its subsidiaries or their respective businesses, operations, properties, assets, financial condition, results of operations or cash flows; any such Contract listed or required to be listed in Section 2.19(b)(iii) or Section 2.20(a) of the Company Disclosure Letter being a “Company Contract”.

(b) Neither the Company nor any of its subsidiaries, nor, to the Company’s knowledge, any other person that is a party to a Company Contract, is in breach, violation or default under, and neither the Company nor any of its subsidiaries has received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any Company Contract. The Company or the applicable Company subsidiary is entitled to all benefits under any Company Contract. Each of the Company Contracts is in full force and effect, and has not been amended in any material respect, except to the extent that such amendment is described in Section 2.20(a) of the Company Disclosure Letter. Except as noted in Section 2.20(b), the Company has delivered or made available to Parent or its representatives true, correct and complete copies of each of the Company Contracts required to be listed in Section 2.20(a) of the Company Disclosure Letter; provided that, to the extent that third party confidentiality restrictions expressly prohibit disclosure of such Company Contract to Parent, Section 2.20(b) of the Company Disclosure Letter sets forth a description of the subject matter of each such Company Contract and a general indication of the nature of the rights and obligations granted thereunder. The Company is not a party to any Government Contract (other than Company Permits).

2.21 Product Liability. The Company has made available to Parent a true and correct list of all serious adverse events reported to the Company in connection with clinical trials of any Company Product (other than Xolair). The Company has never made payments in respect of a product liability matter that relates to the administration of substances to humans. There is no current product liability claim made against the Company or its subsidiaries.

2.22 Insurance. Section 2.22 of the Company Disclosure Letter lists all insurance policies (including fire and casualty, general liability, director & officer liability, business interruption, product liability and sprinkler and water damage insurance policies) and/or fidelity bonds covering the assets, business, equipment, properties, operations, and Employees of the Company (collectively, the “Insurance Policies”) and includes for each such Insurance Policy, the amount of the annual premium and the maximum coverage amounts per incident and per year. The Company and each of its subsidiaries have made available to Parent true, correct and complete copies of all Insurance Policies. There is no claim by the Company or any of its subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such Insurance Policies have been paid, and the Company and each of its subsidiaries, as the case may be, is otherwise in material compliance with the terms of such Insurance Policies. The Company has not made any untrue statement about itself or its business in any application for insurance. All Insurance Policies remain in full force and effect, and neither the Company nor any of its subsidiaries has knowledge of any threatened termination of, or premium increase with respect to, any such Insurance Policies.

2.23 Opinion of Financial Advisor. The Board has received the opinion of Credit Suisse Securities (USA) LLC, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration is fair, from a financial point of view, to the stockholders of Company Common Stock. A copy of the written opinion delivered by Credit Suisse Securities (USA) LLC shall be delivered to Parent following the signing of this Agreement.

2.24 Board Approval. The full Board, by resolutions duly adopted (and not thereafter modified or rescinded) as of the date of this Agreement, has unanimously (a) approved this Agreement and the Merger and determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders, (b) approved, subject to stockholder approval of this Agreement, the Transactions, and (c) directed that adoption of this Agreement be submitted to the Company stockholders for consideration and recommended that the stockholders of the Company adopt this Agreement.

2.25 Rights Agreement. The Company has taken all action so that (i) Parent shall not be an “Acquiring Person” under the Rights Agreement for so long as this Agreement is in effect and (ii) the entering into of this Agreement and the Merger and the other transactions contemplated hereby will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Rights (as defined therein) to be exercised, distributed or triggered as a result thereof. The Rights Agreement shall terminate in accordance with its terms and be of no further force or effect at the Effective Time.

2.26 State Takeover Statutes. The Board has approved the Merger, this Agreement and the Company Voting Agreements and taken all actions sufficient to render inapplicable to the Merger, the execution, delivery and performance of this Agreement and the Company Voting Agreements and the Transactions and the transactions contemplated by the Company Voting Agreements, the provisions of Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203). No other state takeover statute or similar statute or regulation or anti-takeover provision in the Company Charter Documents applies to, purports to apply or at the Effective Time will be applicable to the Merger, this Agreement and the Company Voting Agreements or the Transactions and the transactions contemplated by the Company Voting Agreements.

2.27 Interested Party Transactions. Except as set forth in the Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 2.27 of the Company Disclosure Letter identifies each person who is an “affiliate” (as that term is used in Rule 145 promulgated under the Securities Act) of the Company as of the date hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, as follows:

3.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Merger Sub from performing their respective material obligations under this Agreement.

3.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Legal Requirements affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Parent’s or Merger Sub’s Certificate of Incorporation or Bylaws, each as amended to date, (ii) subject to compliance with the requirements set forth in Section 3.3(b) hereof, conflict with or violate any Legal Requirements applicable to Parent, or (iii) conflict with or violate, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance on any of the properties or assets of Parent pursuant to any Contract to which Parent is a party or by which Parent or its properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clause (ii) or (iii) individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their respective material obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements under the HSR Act and of foreign Governmental Entities, the rules and regulations of the NYSE, and the filing and recordation of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their respective material obligations under this Agreement.

3.4 Proxy Statement. The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in the Proxy Statement.

3.5 Sufficient Funds. Parent will have at the Effective Time sufficient cash or cash-equivalent funds to consummate the Transactions, including acquiring all of the outstanding shares of Company Common Stock in the Merger.

3.6 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing or as otherwise required by this Agreement or by applicable Legal Requirements, (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay its Liabilities and Taxes when due in the ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (iii) pay or perform other obligations when due, (iv) use all reasonable efforts to assure that each such Contract entered into after the date hereof will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party hereto in connection with, or terminate as a result of the consummation of, the Merger, and shall give reasonable advance notice to Parent prior to allowing any Company Contract, IP Contract or material right thereunder to lapse or terminate by its terms (it being understood that, after the date of this Agreement, the Company may only enter into an IP Contract if the entry into such IP Contract is not otherwise prohibited by this Section 4.1, including Section 4.1(f) below), (v) maintain each of its leased premises in accordance with the terms of the applicable lease in all material respects, (vi) use all reasonable efforts to maintain in good condition, consistent with standard industry practices, Company’s procedures and Good Laboratory Practices, Good Clinical Practices and Good Manufacturing Practices, any and all Product Inventory (as defined in Section 2.8) not used in the ordinary course of business for clinical trials or compassionate use, (vii) use all reasonable efforts to maintain in accordance with standard industry practices and the Company’s procedures and pursuant to Company Contracts in effect as of the date of this Agreement, any DNA, protein, expression product, cell line, reagent, know-how or other material that constitutes a Company Product or product candidate, or that is necessary to produce any Company Product or product candidate or perform research or clinical trials with regard to any product candidate being pursued as of the date of this Agreement; (ix) notify and give Parent the opportunity to participate in the defense or settlement of any litigation to which the Company is a party, and (x) use all reasonable efforts to (A) preserve intact its present business organization, (B) keep available the services of any Employees identified in writing by Parent to the Company as a “key employee”, and (C) preserve its relationships with customers, suppliers, distributors, consultants, licensors, licensees and others with which it has business dealings.

In addition, without the prior written consent of Parent, except as required by this Agreement or Legal Requirements and except as disclosed in Section 4.1 of the Company Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability or vesting of any Company Stock Options or other rights granted under any Company Stock Plan or the vesting of the securities purchased or purchasable under such Company Stock Options or other rights or the vesting schedule or repurchase rights applicable to any unvested shares;

(b) Amend or change any other terms of Company Stock Options or other rights granted under the Company Stock Plans;

(c) Authorize cash payments in exchange for any Company Stock Options or other rights granted under Company Stock Plans or the securities purchased or purchasable under those Company Stock Options or rights;

(d) Grant or pay, or enter into any Contract or amendment to an existing Contract providing for the granting of, any severance or termination pay (whether in cash, stock, equity securities, or property) or the acceleration of vesting or other benefits to any Employee, except pursuant to written agreements outstanding on the date hereof and as identified in Section 4.1(d) of the Company Disclosure Letter, or adopt any new severance or termination plan, program or arrangement, or amend or modify or alter in any manner any severance or termination plan or Contract existing on the date hereof (including any retention, change of control or similar agreement), or grant any equity-based compensation, whether payable in cash or stock;

(e) Transfer or make available to a third person any research materials or product candidates owned by the Company except, with respect only to materials and product candidates that are not Company Products or necessary for manufacturing or use of Company Products, Company may distribute such research materials or product candidates under a material transfer agreement on the form provided to Parent;

(f) (i) sell, lease, license or transfer any right in or to any Company Intellectual Property (including by way of option) or take any action or enter into any option that would have the same effect, or otherwise take actions which would reasonably be expected to materially impair the value of any Company Intellectual Property, (ii) modify or amend any IP Contract existing as of the date of this Agreement (including any financial provision thereof) or enter into any IP Contract with any person which would have been required to be included on any schedule set forth in Section 2.19 of the Company Disclosure Letter, (iii) purchase, license or otherwise acquire any rights to any Intellectual Property of a third person (including through exercise of any option) or (iv) exercise any option to obtain a license to the Intellectual Property of a third person to the extent the exercise of such option would create a future payment obligation or other Liability on the part of Parent after the Closing;

(g) Except for non-capital purchases in the ordinary course of business that are customarily effected on a purchase order basis, enter into any Contract or series of Contracts involving commitments by the Company and its subsidiaries in excess of $250,000 over the life of such Contract or series of Contracts;

(h) Enter into any Contract requiring the Company to provide to any person any Intellectual Property, Company Product or a product candidate being studied in a Company Research Program (in any form, including antibodies, proteins, fragments or drug substances);

(i) Conduct the Company’s business such that its operating cash expenditures (excluding capital expenditures permitted under Section 4.1(bb) and expenditures for toxicology studies) exceed $4.5 million on a monthly basis;

(j) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(k) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except repurchases of unvested shares at or below cost in connection with the termination of the employment relationship with any Employee pursuant to stock option or purchase Contracts in effect on the date of this Agreement, provided that no such repurchase shall be permitted in the event the per share repurchase price is greater than the Per Share Merger Consideration;

(l) Issue, deliver, sell, purchase, authorize, grant or designate (including by certificate of designation) or pledge or otherwise encumber, or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other Contracts of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of the date of this Agreement;

(m) Cause, permit or submit to a vote of the Company’s stockholders any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

(n) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any person or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or similar alliances;

(o)(i) Sell or otherwise dispose of any physical properties or physical assets, except in the ordinary course of business and at no less than the fair market value of such physical assets or physical properties, (ii) lease, license or encumber any Company-owned or controlled physical properties or physical assets, or (iii) enter into any Contract for the purchase or sale of any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy Contract with respect to any real property or violate (in any material respect), alter, amend, modify, or terminate any of the terms of any Real Estate Leases;

(p) Make any loan, advance or capital contribution to or investment in any person, incur any indebtedness for borrowed money or guarantee any such indebtedness or the indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any “keep well” or other Contract to maintain any financial statement condition, forgive or discharge in whole or in part any outstanding loans or advances, modify any loan previously granted, enter into any hedging agreement or other financial Contract designed to protect the Company or its subsidiaries against fluctuations in commodities prices or exchange rates, or enter into any arrangement having the economic effect of any of the foregoing;

(q)(i) Adopt, terminate or amend any Company Employee Plan or enter into any Company Employee Plan, or amend any compensation, bonus, commission, insurance coverage (except (A) as contemplated by this Agreement and (B) for any Company Employee Plan with a Consultant, which shall be governed by Section 4.1(t) and any other applicable provisions of this Section 4.1), benefit, entitlement, grant or award provided or made under any Company Employee Plan; (ii) enter into any employment Contract or collective bargaining agreement; (iii) pay any special bonus, commission or special remuneration to any Employee (cash, equity or otherwise); (iv) increase the salaries, bonuses, commissions or wage rates or fringe benefits (including rights to severance or indemnification) of its Employees; (v) pay any benefit not provided for as of the date of this Agreement under any Company Employee Plan (provided that nothing herein is intended to preclude the accrual of benefits under the terms of such Company Employee Plans in effect as of the date of this Agreement); or (vi) add any new members to the Board or any scientific or other advisory board; (v) pay any benefit not provided for as of the date of this Agreement under any Company Employee Plan; or (vi) add any new members to the Board;

(r) discuss, announce or otherwise disseminate information to the Company’s employees regarding any severance plan or practice of the Company, whether or not the terms of such plan or practice would be triggered by the Closing, except for announcements or other communications regarding such matters as are provided by Parent;

(s) (i) Pay, discharge, settle or satisfy any Liabilities, other than the payment, discharge, settlement or satisfaction of Liabilities (I) recognized or disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Reports, (II) incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practices or (III) incurred since the date of the Interim Balance Sheet pursuant to and in accordance with Contracts in effect as of the date hereof or permitted to be entered into pursuant to this Section 4.1; provided, however, that the payment, discharge, settlement or satisfaction of any Liability relating to or arising out of any Action shall be governed by Section 4.1(z));

(t) (i) Enter into (unless otherwise permitted by this Section 4.1), modify or amend (unless such amendment, if it were a new Contract, would be otherwise permitted by this Section 4.1), or terminate any Contract (including an IP Contract) of a nature required to be listed as a Company Contract in Section 2.19 or Section 2.20 of the Company Disclosure Letter or waive, delay the exercise of, release or assign any material rights or claims thereunder or knowingly fail to enforce any Company Contract (including the confidentiality or nondisclosure provisions of any such Company Contract), or (ii) enter into or amend any Contract pursuant to which any other person is granted exclusive rights or “most favored party” rights of any type or scope with respect to any Company Research Programs, Company Products or Company Intellectual Property or containing any non-competition covenants or other material restrictions relating to the Company’s, any of its subsidiaries or Parent’s business activities or the effect of which would be to grant to a third person following the Merger the actual or potential right to license any Intellectual Property owned by Parent or its subsidiaries or otherwise would have the effect of prohibiting or impairing any business practice of the Company, any of its subsidiaries or Parent or limiting the freedom of the Company, any of its subsidiaries or Parent to engage in any line of business or to compete with any person or in any market or geography;

(u) Except as required by GAAP or SEC rules and regulations as concurred with by its independent auditors and after notice to Parent, revalue any of its assets or make any change in accounting methods, principles or practices;

(v) (i) Enter into or materially modify any Contract relating to the distribution, sale, license, manufacture or marketing by third persons of the Company Products or any subject or product of a Company Research Program; or (ii) renew any Contract relating to the distribution, sale, license, manufacture or marketing by third persons of the Company Products or any subject or product of a Company Research Program, except to the extent that such renewals are on terms substantially similar to the terms of such Contracts in effect as of the date hereof;

(w) Make or change any material Tax election or accounting method, enter into any Tax sharing or similar agreement or closing agreement, settle or compromise any material Tax Liability or consent to any extension or waiver of any limitation period with respect to Taxes;

(x) (i) hire any officers or employees or enter into, or amend or extend the term of, any Employment Agreement with any officer or employee (except that, in the event an employee is terminated pursuant to clause (ii) hereof or voluntarily terminates, including by death or disability, his or her employment, a replacement may be engaged to fill such terminated employee’s position, provided (A) any consideration payable for services rendered by such replacement is of a kind and amount not otherwise prohibited by this Section 4.1 and substantially similar in kind and amount to the consideration paid for such terminated employee, and (B) any arrangement with any such replacement shall be terminable, at the sole option of Parent, without payment or penalty at the Effective Time, other than payment as may be required by applicable Legal Requirements or the Company’s employee handbook), (ii) terminate any Employee (other than Consultants who are not Significant Consultants) identified in writing by Parent to the Company as a “key employee” (except for termination for cause), or take any action that would allow any employee to claim a constructive termination or termination for “good reason”; or (iii) hire any consultants or independent contractors or enter into, or amend or extend the term of, any consulting Contract with any consultant or independent contractor unless any such Contract is on customary terms and rates and is either (A) scheduled to be completed within 90 days after the date of this Agreement or (B) terminable at the sole option of Parent, without payment or penalty at the Effective Time;

(y) Make any individual or series of related payments outside of the ordinary course of business (including payments to legal, accounting or other professional service advisors) in excess of $100,000 in the aggregate, other than (i) pursuant to Contracts existing on the date hereof and made available to Parent prior to the date hereof and (ii) payment to legal counsel and other advisers as set forth in Section 2.18 of the Company Disclosure Letter;

(z) Commence or settle any threatened or pending Action (including material litigation or any other material disputes), whether or not commenced prior to the date of this Agreement;

(aa) Adopt, implement or amend any stockholder rights plan (including the Rights Agreement), “poison pill” anti-takeover plan or other similar plan, device or arrangement that, in each case, is applicable to Parent or any of its affiliates or the transactions contemplated by this Agreement;

(bb) Make any capital expenditures, capital additions, capital improvements or other expenditures in excess of $200,000 in the aggregate;

(cc) Materially change the amount of any insurance coverage;

(dd) Fail to timely file any of the forms, reports or documents required to be filed with the SEC;

(ee) Enter into any Contract or transaction in which any officer, director or Employee of the Company or any of its subsidiaries (or, to the knowledge of the Company, any member of their families) has an interest under circumstances that, if entered immediately prior to the date of this Agreement, would require that such Contract be listed on Section 2.20(a) of the Company Disclosure Letter; or

(ff) Agree to take any of the actions described in Section 4.1(a) through Section 4.1(ee).

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, the Company shall prepare, and file with the SEC, preliminary proxy materials relating to the Company Stockholder Approval; provided that the parties acknowledge that the parties’ goal is that the Company file the Proxy Statement within 15 days after execution of this Agreement and that if the Company does not file the Proxy Statement within such period, the Company’s senior executives shall discuss the reasons for the failure to meet such goals with Parent’s duly appointed representatives. Parent shall provide promptly to the Company such information concerning Parent as, in the reasonable judgment of Parent or its counsel, may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto. At the earliest practicable time following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. The Company will cause the Proxy Statement to comply with all applicable Legal Requirements. Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Entity, the Company shall provide Parent (which term shall in all instances in this Section 5.1 also include Parent’s counsel) with reasonable opportunity to review and comment on each such filing in advance and the Company shall in good faith consider including in such filings all comments reasonably proposed by Parent; provided that Parent shall have provided to the Company its comments as promptly as practicable after the Proxy Statement has been transmitted to Parent for its review.

(b) The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing. The Company and its outside counsel shall permit Parent and its outside counsel to participate in all planned communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or the Merger. The Company shall consult with Parent prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to the Proxy Statement and shall provide Parent with reasonable opportunity to review and comment on any such written response in advance and shall include in such response all comments reasonably proposed by Parent (provided that Parent shall have provided its comments to the Company as promptly as practicable after such written response has been transmitted to Parent for its review). Whenever any event occurs prior to the Effective Time (including events relating to the Company or any of its affiliates, directors or officers) that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company shall promptly inform Parent of such occurrence, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, shall in good faith consider including in such amendment or supplement all comments reasonably proposed by Parent, and shall cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the stockholders of the Company, such amendment or supplement; provided that Parent shall have provided to the Company its comments as promptly as practicable after the Proxy Statement has been transmitted to Parent for its review.

(c) If at any time prior to the Effective Time Parent should discover any information relating to itself or to any of its affiliates, directors or officers which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, Parent shall promptly notify the Company and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Legal Requirements, disseminated to the stockholders of the Company.

5.2 Meeting of Company Stockholders.

(a) Promptly after the date hereof, the Company shall take all action necessary in accordance with Delaware Law, the rules of Nasdaq and the Company Charter Documents to convene a special meeting of its stockholders for the purpose of considering and taking action with respect to the Company Stockholder Approval (the “Stockholders’ Meeting”), to be held as promptly as practicable after execution of this Agreement; provided that the parties acknowledge that the Company’s goal is (to the extent permissible under applicable law) to convene such special meeting within 45 days after the Proxy Statement is cleared by the SEC (or, if no SEC comments are received on or prior to the tenth day after the initial filing of the Proxy Statement, within 55 days after such initial filing), and that if the Stockholders’ Meeting is not convened within such period, the Company’s senior executives shall discuss the reasons for the failure to meet such goals with Parent’s duly appointed representatives. The Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company’s stockholders in advance of a vote on this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting. The Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Stockholders’ Meeting are solicited, in compliance with Delaware Law, the Company Charter Documents, the rules of Nasdaq and all other applicable Legal Requirements.

(b) Subject to the terms of Section 5.4(d): (i) the Board shall unanimously recommend that the Company’s stockholders adopt this Agreement at the Stockholders’ Meeting; (ii) the Proxy Statement shall include (A) the fairness opinion referred to in Section 2.23 and (B) a statement to the effect that the Board has unanimously recommended that the Company’s stockholders vote in favor of the Company Stockholder Approval at the Stockholders’ Meeting; and (iii) neither the Board nor any committee thereof shall withdraw, amend, change or modify, or propose or resolve to withdraw, amend, change or modify in any manner adverse to Parent, the unanimous recommendation of the Board that the Company’s stockholders vote in favor of the Company Stockholder Approval. For purposes of this Agreement, said recommendation of the Board shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

5.3 Confidentiality; Access to Information.

(a) The parties acknowledge that Parent and the Company have previously executed a mutual confidentiality agreement, dated as of June 22, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, and each of Parent and the Company will hold, and will cause their respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers, and financial advisors) to hold any Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms thereof.

(b) The Company shall: (i) afford Parent and its accountants, counsel, advisors and other representatives reasonable access, upon reasonable notice, to the properties (including for the purpose of performing such environmental tests and due diligence review as Parent may desire), books, records and personnel of the Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, financial positions, results of operations and personnel of the Company, as Parent may reasonably request (it being understood that Parent shall use all reasonable efforts to conduct such access during normal business hours), and (ii) furnish Parent on a timely basis with such financial and operating data and other information with respect to the business, operations and properties of the Company and its subsidiaries as Parent may from time to time reasonably request, except for information covered by attorney-client privilege or subject to confidentiality (which information shall be treated in accordance with the procedures put in place by Parent and the Company on or prior to the date hereof). Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent shall hold, and shall cause its representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

(c) No information or knowledge obtained by Parent pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

5.4 No Solicitation.

(a) No Solicitation. The Company and its subsidiaries shall not, nor shall they permit any of their respective officers and directors (or affiliates of any of such officers or directors), controlled affiliates, or employees or any investment banker, attorney, accountant or other advisor or representative retained by (or otherwise working on behalf of) the Company or any of its subsidiaries (collectively, “Representatives”) to directly or indirectly: (i) solicit, initiate, knowingly encourage, knowingly facilitate, or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 5.4(g)(i)), (ii) participate or otherwise engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action (including granting any person a waiver or release under any standstill or similar agreement with respect to any class of equity security of the Company or any of its subsidiaries or amending, waiving or terminating the Rights Agreement, other than as contemplated by this Agreement, or redeeming any rights under the Rights Agreement, other than as contemplated by this Agreement) to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 5.4(d)), or (v) enter into any letter of intent or similar document or any Contract relating to an Acquisition Proposal (other than a confidentiality agreement entered into with a party making an Acquisition Proposal as permitted by Section 5.4(c)(i) below). The Company and its subsidiaries will immediately cease, and will cause its Representatives to immediately cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

(b) Notification of Unsolicited Acquisition Proposals.

(i) As promptly as practicable (but in no event more than 36 hours thereafter) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, the Company shall provide to Parent written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry, a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry and a written summary of any such Acquisition Proposal, request or inquiry, if it is not in writing. After receipt of the Acquisition Proposal, request or inquiry, the Company shall continue to provide to Parent as promptly as practicable (but in no event more than 48 hours thereafter) written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and material terms (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry.

(ii) The Company shall provide Parent with at least 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board) of any meeting at which the Board is reasonably expected to consider any Acquisition Proposal.

(c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.4, in the event that the Company or any of its subsidiaries receives a bona fide written Acquisition Proposal from a third party that is not solicited or otherwise procured in violation of Section 5.4(a) that the Board has in good faith concluded (following consultation with its outside legal counsel and its financial advisor) is, or is reasonably likely to be, a Superior Offer (as defined in Section 5.4(g)(ii)), it may then take the following actions:

(i) Furnish nonpublic information to the third party making such Acquisition Proposal (and its Representatives), provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, it gives Parent at least one business day prior written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality and standstill agreement, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement and (B) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(ii) Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, the Company gives Parent at least one business day prior written notice of its intention to enter into negotiations with such third party.

(d) Changes of Recommendation. In response to the receipt of a Superior Offer, the Board may withhold, withdraw, amend or modify its unanimous recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board or a committee thereof, a “Change of Recommendation”) or terminate this Agreement pursuant to Section 7.1(h) of this Agreement (provided, however, that the Company shall not terminate this Agreement pursuant to Section 7.1(h) and any purported termination pursuant to Section 7.1(h) shall be void and of no further force or effect, unless prior to or concurrently with such termination, the Company pays the Termination Fee), only if all of the following conditions in clauses (i) through (v) are met:

(i) A Superior Offer with respect to the Company has been made and has not been withdrawn;

(ii) The Stockholders’ Meeting has not occurred;

(iii) The Company shall have (A) provided to Parent five business days prior written notice which shall state expressly (1) that the Company has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the person or group making the Superior Offer, and (3) that the Board intends to effect a Change of Recommendation and the manner in which it intends to do so or terminate this Agreement and enter into a definitive agreement with respect to such Superior Offer, (B) provided to Parent a copy of all written materials delivered to the person or group making the Superior Offer in connection with such Superior Offer that have not already been provided to Parent, (C) made available to Parent all materials and information made available to the person or group making the Superior Offer in connection with such Superior Offer and (D) during such five business day period, engaged in good faith negotiations to amend this Agreement in a manner as would enable the Company to proceed with the Board’s recommendation to the Company’s stockholders in favor of the Company Stockholder Approval with respect to this Agreement, as it may be amended (and the Company shall make its Chairman and senior executives available for discussions with Parent and otherwise negotiate in good faith with Parent with respect thereto during such five business day period);

(iv) The Board has concluded in good faith, following consultation with its outside legal counsel and financial adviser, that, in light of such Superior Offer and notwithstanding any adjustments or negotiations pursuant to Section 5.4(d)(iii)(D), the failure of the Board to effect a Change of Recommendation is reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable law; and

(v) It shall not have materially breached Section 5.2.

Provided however, that in the event of any material revisions to the Superior Offer, the Company shall deliver a new written notice to Parent and comply with the requirements of this Section 5.4(d), including the five-day good faith notice period provided for, with respect to such new written notice.

(e) Continuing Obligation to Call, Hold and Convene Stockholders’ Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any Change of Recommendation. The Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.

(f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act. Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.4(d).

(g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal” shall mean any offer or proposal (whether written, oral or otherwise), relating to any transaction or series of related transactions involving: (A) any purchase or acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or any of its subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business) or disposition of more than fifteen percent (15%) of the assets of the Company (including its subsidiaries taken as a whole), or (C) any liquidation or dissolution of the Company, in each case other than the Transactions; and

(ii) “Superior Offer” shall mean a bona fide written offer that is made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger (as they may be amended in accordance with Section 5.4(d)(iii)(D)) and is reasonably capable of being consummated and for which financing, to the extent required, is then fully committed or reasonably determined by the Board to be available to consummate such a transaction.

(h) Without limiting the foregoing, it is understood that (i) any violation of the restrictions set forth above by any officer or director of the Company and (ii) any violation of the restrictions set forth above by any agent or representative of the Company of which the Company has knowledge (prior to such violation) shall be deemed to be a breach of this Agreement by the Company. The Company and its subsidiaries shall not (A) authorize, direct or permit any of the persons identified in clauses (i) and (ii) of this Section 5.4(h) or (B) authorize or direct any affiliate of the Company to violate the provisions of this Section 5.4 and shall promptly inform all such Representatives of the restrictions set forth in this Section 5.4.

5.5 Public Disclosure.

(a) The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, the Company shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of Parent, except: (a) as may be required by applicable Legal Requirements or by the rules and regulations of Nasdaq, in which case the Company shall not issue or cause the publication of such press release or other public announcement without prior consultation with Parent, to the extent practicable and (b) as may be consistent with actions taken by the Company or the Board (or any committee thereof) pursuant to Section 5.4(d).

(b) Subject to Parent’s compliance with applicable Legal Requirements or the rules and regulations of the New York Stock Exchange, from the date hereof until the earlier to occur of the Closing and the termination of this Agreement pursuant to Section 7.1 hereof, Parent shall inform the Company prior to issuing or causing the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other Transactions; provided, however, that nothing in this Section 5.5(b) shall prohibit Parent from responding to questions and inquiries from third parties regarding the Merger, this Agreement or the other Transactions.

(c) The Company shall consult with Parent before issuing any press release or otherwise making any public statement with respect to the Company’s earnings or results of operations, and shall not issue any such press release or make any such public statement prior to such consultation.

5.6 Reasonable Efforts; Regulatory Matters.

(a) Other than taking any action permitted by Section 5.4(d) and subject to the limitations set forth in Section 5.6(d), upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, (iv) responding to any investigations or proceedings related to this Agreement or the consummation of the Transactions, including a request for additional information or documents, and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transactions or this Agreement, use all reasonable efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.

(b) Each of Parent and the Company shall, as soon as practicable, make any initial filings required under the HSR Act, and as promptly as practicable make any other additional filings required by any other applicable Antitrust Laws (as defined below). Subject to the limitations set forth in Section 5.6(d), each of Parent and the Company shall use all reasonable efforts to take such action as may be required to cause the expiration or early termination of the waiting or notice periods under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as possible after execution of this Agreement. To the extent permitted by applicable law, the parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any foreign or other Antitrust Law; provided, that with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party or confidentiality agreement to which such party is bound (which shall be governed in accordance with the procedures put in place by Parent and the Company on or prior to the date hereof) requires such party or its subsidiaries to restrict or prohibit access to any such properties or information. For purposes of this Agreement, “Antitrust Laws” shall mean the HSR Act and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(c) Each party will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant to this Section 5.6, and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(b), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement. To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective representatives to, participate independently in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed Transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(d) Notwithstanding anything in this Agreement to the contrary (including the other provisions of this Section 5.6), if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, it is expressly understood and agreed that: (i) Parent shall not have any obligation to litigate or contest any administrative or judicial Action or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent brought by or before an administrative tribunal, court or other similar tribunal or body; (ii) Parent shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture and (iii) the Company may not conduct or agree to conduct a Divestiture without the prior written consent of Parent. “Divestiture” shall mean (1) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its affiliates or the Company, (2) the imposition of any limitation or restriction on the ability of Parent or any of its affiliates to freely conduct their business or the Company’s business or own such assets, or (3) the holding separate of the shares of Company Common Stock or any limitation or regulation on the ability of Parent or any of its affiliates to exercise full rights of ownership of the shares of Company Common Stock.

5.7 Notification. Each party shall give prompt notice to the other party upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate or of any failure to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) (as it relates to knowledge acquired by Parent) or Section 6.3(a) or Section 6.3(b) (as it relates to knowledge acquired by the Company), as applicable, would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Each party shall promptly notify the other party of (i) any change, event, violation, inaccuracy, circumstance or effect that has had or would reasonably be expected to have a Material Adverse Effect on such party and (ii) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries that relate to the consummation of the Merger.

5.8 Third Party Consents and Notices.

(a) As soon as practicable following the date hereof, the Company shall use all reasonable efforts to obtain any consents, waivers and approvals under any Company Contracts required to be obtained in connection with the consummation of the Transactions, as set forth on Section 5.8 of the Company Disclosure Letter; provided that neither the Company nor any of its subsidiaries shall, without the prior written consent of Parent, expend any material amount, assume any material Liability or suffer or permit the loss of any material right or benefit in connection with obtaining any of the foregoing consents, waivers or approvals.

(b) As soon as practicable following the date hereof, the Company shall deliver any notices required under any Company Contracts that are required to be provided in connection with the execution of this Agreement or prior to the effectiveness of the Merger.

(c) With respect to all Employees (other than Consultants), the Company and/or any of its subsidiaries shall be responsible for providing any notices required to be given and otherwise complying with WARN or similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by the Company or any of its subsidiaries, and Parent shall have no responsibility or Liability under WARN (or any other similar statute or regulation) with respect to such Employees. If Parent determines that an event would trigger WARN obligations (or obligations arising under similar statutes or regulations) within 60 days following the Effective Time, the Company or the Company’s subsidiaries shall, at Parent’s request, provide notices to all Employees (other than Consultants) as are required to be provided under WARN (or any similar statute or regulation), in a form approved by and as directed by Parent.

5.9 Indemnification.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to fulfill and honor in all respects the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current and former directors or officers of the Company pursuant to any indemnification agreements between the Company and its directors and officers (in each case, as in effect on the date hereof and listed on the Company Disclosure Letter), and any indemnification provisions under the Company Charter Documents as in effect on the date hereof in favor of the Company’s directors and officers and Employees (the “Indemnified Parties”), and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were Employees or agents of the Company, unless such modification is required by applicable law.

(b) At any time prior to the Closing, Company may purchase, for a price (which shall in no event exceed the Cap Amount regardless of any amounts credited against premium payments previously paid by the Company) not to exceed the amount set forth on Section 5.9(b) of the Company Disclosure Letter (the “Cap Amount”), directors’ and officers’ liability tail coverage (for a period of six (6) years following the Effective Time), covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy, on terms comparable to those applicable to the current directors and officers of the Company, and covering all periods prior to the Effective Time (the “Tail Coverage”). Following the Closing, in the event Company shall not have purchased the Tail Coverage, Parent shall (or shall cause the Surviving Corporation to) purchase the Tail Coverage, provided that in no event shall Parent or the Surviving Corporation be required to expend in the aggregate in connection with the purchase of such Tail Coverage an amount in excess of the Cap Amount and, in the event a comparable level of directors’ and officers’ liability Tail Coverage is not readily available for the Cap Amount without undue effort or expense, Parent (or the Surviving Corporation, as the case may be) shall only be obligated to purchase such Tail Coverage as may be purchased for the Cap Amount.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.9. If (A) the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions or (B) Parent takes any action to materially impair the financial ability of the Surviving Corporation to satisfy the obligations referred to in this Section 5.9, Parent will either guarantee such obligations or take such other action to insure that the ability of the Surviving Corporation, legal and financial, to satisfy such obligations will not be diminished in any material respect.

(d) This Section 5.9 is (i) intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.9.

5.10 Termination of Certain Benefit Plans. Except as set forth on Section 5.10 of the Company Disclosure Letter, effective no later than the day immediately preceding the Closing Date, the Company and its ERISA Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement

(unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, for purposes of this Section 5.10 “Company Group Employee Plans”). Unless Parent provides such written notice to the Company, no later than five (5) business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Group Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board. The form and substance of such resolutions shall be subject to advance review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Group Employee Plan(s) as Parent may reasonably require.

5.11 Section 16 Matters. The Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. “Company Insiders” shall mean those individuals who are subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to the Company.

5.12 Disqualified Individuals. At least five (5) business days prior to the Closing Date, the Company shall, to the extent not already disclosed on Section 2.13(l)(ii) of the Company Disclosure Letter, deliver to Parent a schedule which sets forth each person who the Company reasonably believes is, with respect to the Company or any ERISA Affiliate, a “disqualified individual” within the meaning of Section 280G of the Code and the regulations promulgated thereunder, as of the date such schedule is delivered to Parent.

5.13 Company Rights Agreement. The Company shall not redeem the Rights or amend or modify (including by delay of the “Distribution Date” thereunder) or terminate the Company Rights Agreement prior to the Effective Time unless, and only to the extent that: (i) it is required to do so by order of a court of competent jurisdiction or (ii) the Board has concluded in good faith, following consultation with its outside legal counsel, that the failure of the Board to effect such an amendment, modification or termination is reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable law.

5.14 Takeover Statutes.

(a) The Board shall take all actions sufficient to render inapplicable to the Merger, the execution, delivery and performance of this Agreement and the Company Voting Agreements and the Transactions and the transactions contemplated by the Company Voting Agreements, the provisions of Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203 and any other state takeover statue or similar statute or regulation).

(b) If any “fair price”, “moratorium”, “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Transactions, the Company and the members of the Board shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

5.15 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement prepared in accordance with the certification requirements set forth in Treasury Regulations Section 1.1445-2(c)(3) certifying that the shares of Company Common Stock are not U.S. real property interests.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions. any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Legal Requirements:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the right to assert this condition shall not be available to any party whose breach of any provision of this Agreement results in the imposition of any such statute, rule, regulation, executive order, decree, injunction or other order or the failure of any the foregoing to be resisted, resolved or lifted, as applicable.

(c) Governmental Approvals. All applicable waiting periods under the HSR Act shall have expired or been terminated and all other material regulatory consents, approvals, expiration of waiting periods, and clearances of Governmental Entities under any applicable material foreign or other Legal Requirements (including other Antitrust Laws) in connection with this Agreement and the transactions contemplated hereby (including the Merger) (other than the filing of the Certificate of Merger) shall have been obtained, and if the SEC shall have reviewed and/or provided comments to the Proxy Statement, such comments and any related issues or matters with the SEC shall have been resolved.

6.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be (i) true and correct in all material respects at and as of the date of this Agreement (except for those representations and warranties that are qualified by the word “material”, “Material Adverse Effect” or a similar phrase, which shall be true and correct in all respects at and as of the date of this Agreement) and (ii) true and correct at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct at and as of the Closing Date as would not have, in each case or in the aggregate, a Material Adverse Effect on Parent (it being understood and agreed that, for purposes of this clause (ii), all materiality qualifications and other qualifications based on the word “material”, “Material Adverse Effect” or similar phrases contained in such representations and warranties shall be disregarded); provided, however, notwithstanding the foregoing, the representations and warranties that are made as of a particular date or period shall be true and correct only at and as of such date or period. The Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub.

6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be (i) true and correct in all material respects at and as of the date of this Agreement

(except for those representations and warranties that are qualified by the word “material”, “Material Adverse Effect” or a similar phrase, which shall be true and correct in all respects at and as of the date of this Agreement) and (ii) true and correct at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct at and as of the Closing Date as would not have, in each case or in the aggregate, a Material Adverse Effect on the Company (it being understood and agreed that, for purposes of this clause (ii), all materiality qualifications and other qualifications based on the word “material”, “Material Adverse Effect” or similar phrases contained in such representations and warranties shall be disregarded and any purported update of or modification to the Company Disclosure Letter made after the execution of this Agreement shall be disregarded); provided, however, notwithstanding the foregoing, (i) the representations and warranties that are made as of a particular date or period shall be true and correct only at and as of such date or period and (ii) the representations and warranties contained in Section 2.3(a), Section 2.4, Section 2.23 and Section 2.25 shall be true and correct in all material respects at and as of the date of this Agreement and at as of the Closing Date. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Vice President of Finance of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

(c) Material Adverse Effect. No Material Adverse Effect with respect to the Company and its subsidiaries shall have occurred since the date of this Agreement and not been cured, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Vice President of Finance of the Company.

(d) No Governmental Restriction. There shall not be any pending or threatened Action by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the Transactions or (ii) seeking to require Parent or the Company, or any subsidiary or affiliate of either of them, to effect a Divestiture.

(e) Sarbanes-Oxley Certifications; No Restatement. With respect to any Company SEC Reports filed with the SEC after the date of this Agreement, neither the principal executive officer nor the principal financial officer of the Company shall have failed to provide the necessary certifications in the form required under Section 302 and Section 906 of the SOX. There shall not have been any restatement of the Company’s consolidated financial statements, and the Company shall not be aware of any event that would reasonably be expected to result in any such restatement. The Company’s auditors shall not have resigned or threatened to resign.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and the Merger may be abandoned, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if the Effective Time shall not have occurred on or before May 9, 2007 (the “Initial Termination Date”) for any reason; provided, however, that in the event that a condition to the Merger set forth in Section 6.1(b) (solely if such condition has not been satisfied as a result of an Action by a Governmental Entity to enforce Antitrust Laws), Section 6.1(c) or Section 6.3(d) (solely if such condition has not been satisfied as a result of an Action by a Governmental Entity to enforce Antitrust Laws) shall not have been satisfied on or prior to the Initial Termination Date and all of the other conditions to the Merger set forth in Article VI (other than those conditions that are capable of being waived by the party seeking to terminate) shall have been satisfied on or prior to the Initial Termination Date, either Parent or the Company may elect to extend the Initial Termination Date, by written notice to the other prior to or on the Initial Termination Date, until August 9, 2007 (the “Extended Termination Date”); provided, further, that, in each case, the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either the Company or Parent if any Legal Requirement makes consummation of the Merger illegal or if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either the Company or Parent if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders’ Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to a party where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a breach by such party of this Agreement;

(e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is capable of being cured by Parent through the exercise of all reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(e) until 30 days after delivery of written notice from the Company to Parent of such breach or inaccuracy, provided Parent continues to exercise all reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement or if such breach or inaccuracy by Parent is cured during such 30-day period);

(f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is capable of being cured by the Company through the exercise of all reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(f) until 30 days after delivery of written notice from Parent to the Company of such breach or inaccuracy, provided the Company continues to exercise all reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if such breach or inaccuracy by the Company is cured during such 30-day period);

(g) by Parent, if a Material Adverse Effect on the Company shall have occurred since the date hereof and shall not have been cured;

(h) by the Company, in accordance with Section 5.4(d) of this Agreement, provided, that, in order for the termination of this Agreement pursuant to this Section 7.1(h) to be deemed effective, the Company shall have complied with Section 5.4(d) of this Agreement and paid the Termination Fee referred to in Section 7.3(b)(i) of this Agreement concurrently with or prior to such termination; or

(i) by Parent if a Triggering Event (as defined below) shall have occurred prior to obtaining the Company Stockholder Approval. For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board or any committee thereof shall for any reason have withdrawn or withheld, or shall have amended, changed, qualified or modified in a manner adverse to Parent the Board’s or committee’s unanimous recommendation in favor of the adoption of this Agreement (it being understood that the taking of a neutral position or no position with respect to an Acquisition Proposal beyond the Acquisition Proposal Assessment Period, as defined below, shall be considered an adverse modification), except in connection with a material breach of this Agreement by Parent or Merger Sub; (ii) the Company shall have failed to include in the Proxy Statement the unanimous recommendation of the Board that holders of Company Common Stock vote in favor of the adoption of this Agreement; (iii) the Board or any committee thereof shall have approved or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or similar document or any Contract accepting any Acquisition Proposal; (v) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days (such ten (10) business day period, the “Acquisition Proposal Assessment Period”) after such tender or exchange offer is first published sent or given, a statement disclosing that the Board recommends rejection of such tender or exchange offer; (vi) the Board shall have failed to reaffirm its approval or recommendation of this Agreement as promptly as practicable (but in any event within five (5) business days) after receipt of a written request to do so from Parent; or (vii) the Company shall have materially breached Section 5.2 or Section 5.4.

7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under and in accordance with Section 7.1 will be effective immediately upon (subject to, in the case of Section 7.1(e) or Section 7.1(f), if the proviso therein is applicable, prior delivery of notice of the breach 30 days prior to notice of termination) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no Liability to any party hereunder in connection with the Agreement or the Transactions, except (i) as set forth in Section 5.3(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from Liability for any intentional or willful breach of, or any intentional misrepresentation made in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided that Parent and the Company shall share equally the filing fees for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and premerger notification and report forms under similar applicable Legal Requirements of other jurisdictions.

(b) Company Payments.

(i) Provided no Termination Fee is payable pursuant to clauses (ii) or (iii) below, the Company shall pay to Parent in immediately available funds prior to or concurrently with such termination an amount equal to Thirty-Two Million Dollars ($32,000,000) (the “Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 7.1(h).

(ii) Provided no Termination Fee is payable pursuant to clause (i) above or (iii) below, the Company shall pay to Parent in immediately available funds, within one (1) business day thereafter the Termination Fee if this Agreement is terminated by Parent or the Company and prior to such termination a Triggering Event shall have occurred.

(iii) Provided no Termination Fee is payable pursuant to clauses (i) or (ii) above, the Company shall pay to Parent in immediately available funds, within two (2) business days thereafter, an amount equal to the Termination Fee, if this Agreement is terminated by Parent or the Company pursuant to

Section 7.1(b) or the Company Stockholder Approval shall not have been obtained at the Stockholders’ Meeting or any adjournment or postponement thereof and any of the following shall occur:

(1) if following the date hereof and prior to the termination of this Agreement, a third party has announced an Acquisition Proposal, and within 12 months following the termination of this Agreement, any Company Acquisition (as defined below) is consummated; or

(2) if following the date hereof and prior to the termination of this Agreement, a third party has announced an Acquisition Proposal, and within 12 months following the termination of this Agreement, the Company enters into a letter of intent or similar document or any Contract providing for any Company Acquisition and a Company Acquisition is ultimately consummated (whether prior to or after such twelve-month period).

(iv) The Company hereby acknowledges and agrees that the agreements set forth in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of any intentional or willful breach of, or any intentional misrepresentation made in, this Agreement.

(v) No payment under this Section 7.3 shall limit in any respect any rights or remedies available to Parent and Merger Sub relating to any breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive any payment under this Section 7.3. Notwithstanding any other provision of Section 7.3(b) (other than the immediately preceding sentence) to the contrary, in no event shall the Company be required to pay Parent any amounts under this Section 7.3(b) in excess of the Termination Fee.

(vi) For the purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (B) a sale or other disposition by the Company of assets representing in excess of 20% of the aggregate fair market value of the Company’s business immediately prior to such sale or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 20% of the voting power of the then outstanding shares of capital stock of the Company.

(c) Parent Payment. In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(c); provided, with respect to Section 7.1(c), solely to the extent such order, decree, ruling or other action is based on an Action brought by a Governmental Entity under Antitrust Laws and (ii) all of the conditions set forth in Section 6.1 are satisfied (other than (A) Section 6.1(b) solely to the extent the existence of such statute, rule, regulation, executive order, decree, injunction or other order is based upon Antitrust Laws in an Action brought by a Governmental Entity and (B) Section 6.1(c) solely to the extent such Legal Requirements are Antitrust Laws) and Section 6.3 (other than Section 6.3(d)) are satisfied, Parent shall promptly, but in no event later than three (3) business days following the receipt by Parent of documentation (in detail) of such expenses in form and substance reasonably satisfactory to Parent, reimburse the Company for its out-of-pocket fees and expenses, up to an aggregate of five million dollars ($5,000,000), incurred by Company after the filing of Company’s initial HSR notification and in connection with or relating to the review pursuant to the HSR Act of the Transactions contemplated hereby (including fees and expenses of all attorneys, consultants, economists and other experts retained by Company and all duplicating and travel and related expenses), provided that Company will consult in advance with Parent, and consider in good faith the advice of Parent, regarding the retention of any consultants, economists and other experts.

7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

7.5 Extension; Waiver. At any time prior to the Effective Time, the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided that any condition set forth in Section 6.1(a) may not be waived without the express written consent of Parent and the Company. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall terminate and be of no further force or effect at, and as of, the Effective Time. The covenants and agreements in this Agreement and the other agreements, certificates and documents contemplated hereby shall terminate at the Effective Time unless such covenants or agreements by its terms contemplated performance after the Effective Time, it being understood this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Genentech, Inc.
1 DNA Way
South San Francisco, California 94080
Attention: Corporate Secretary
Telephone No.: (650) 225-1000
Telecopy No.: (650) 467-9146

with	a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Martin W. Korman, Esq.

         Bradley L Finkelstein, Esq.

Telephone No.: (650) 493-9300
Telecopy No.: (650) 493-6811

(b)	if to the Company, to:

Tanox, Inc.
10555 Stella Link
Houston, Texas 77025-5631
Attention: General Counsel
Telephone No.: (713) 578-4000
Telecopy No.: (713) 578-5000

with a copy to:

Winstead Sechrest & Minick
Professional Corporation
919 Milam Street
Houston, TX 77002
Attention: Frank S. Wu, Esq.
Telephone No.: (713) 650-8400
Telecopy No.: (713) 650-2400

8.3 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section, respectively, of this Agreement unless otherwise indicated. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” As used herein, an item shall be deemed to have been “furnished” to Parent if such item has been sent to Parent or its representatives, provided to Parent or its representatives or made available to Parent or its representatives for review, in a data room or otherwise. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Where a reference is made to a law, such reference is to such law, as amended, and all rules and regulations promulgated thereunder, unless the context requires otherwise.

(b) For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the executive officers or directors of such party has actual knowledge of such matter; provided that with respect to any executive officer or director, such executive officer or director shall have made reasonable inquiry of the current Employees (other than Consultants who are not Significant Consultants) responsible for such matter in question.

(c) For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with any entity, including the Company and its subsidiaries, means (1) any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is or is reasonably expected to be materially adverse to (i) the business, assets (including intangible assets), liabilities, financial condition, or results of operations of such entity and its subsidiaries taken as a whole, (ii) the ability of such entity to perform its obligations under this Agreement and to timely consummate the Transactions, and (2) with respect to the Company or its subsidiaries, any event arising after the date of this Agreement relating to Omalizumab (Xolair) that would reasonably be expected to have a material adverse impact on the sales, future value or revenue of Omalizumab (Xolair); provided, however, that, except otherwise provided below, none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) changes in the financial markets generally in the United States or that are the result of acts of war or terrorism; (B) general national or international economic, financial, political or business conditions (including changes in Legal Requirements or GAAP or the interpretation thereof) in each case affecting generally the biopharmaceutical industry, which do not have a materially disproportionate effect (relative to other industry participants) on the Company and its subsidiaries taken as a whole; (C) the execution, announcement and performance of this Agreement by the Company or its subsidiaries, or any actions taken, delayed or omitted to be taken by the Company (and the results thereof) that are required or prohibited (but only in the event that the Company has sought a waiver from Parent, and Parent has failed to agree to such waiver within a reasonable period of time after such request), as the case may be, pursuant to this Agreement or at the specific request of Parent or Merger Sub (it being understood that the provision of consent contemplated under Section 5.1 hereof shall not be deemed to be at the specific request of Parent); (D) the failure of the applicable party to this Agreement to meet projections of earnings, cash burn rates, revenues or other financial measures (whether such projections were made by such party or independent third parties), in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Material Adverse Effect); (E) any change in the stock price or trading volume of the applicable party to this Agreement, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Material Adverse Effect); (F) any item set forth on Schedule 8.3(F); (G) the results of any clinical trial (excluding Omalizumab (Xolair)); or (H) any change after the date hereof of Parent’s projections for the sale of Omalizumab (Xolair), in and of itself (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, or will be, a Material Adverse Effect).

(d) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(e) For purposes of this Agreement, the term “business day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close, and the term “day” when not immediately preceded by the word “business” shall mean a calendar day.

(f) For purposes of this Agreement, the terms “subsidiary” and “subsidiaries” with respect to any party shall mean (i) solely with respect to the Company, Tanox Biotech (Shanghai) Co. Ltd. and (ii) any corporation, partnership, association, trust or other form of legal entity of which (A) more than 50% of the outstanding voting securities are directly or indirectly owned by such party, or (B) such party or any subsidiary of such party is a general partner (excluding partnerships in which such party or any subsidiary of such party does not have a majority of the voting interest of such partnership).

(g) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect and shall survive any termination of this Agreement as modified by Section 5.3(a) and Section 5.3(b) are not intended to confer, and shall not be construed as conferring, upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.9(d).

8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy, and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security in order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery in Newcastle County in the state of Delaware (and any appellate courts therefrom), or if such jurisdiction shall be unavailable, any court in the State of Delaware and the Federal courts of the United States of America, each located within Newcastle County in the State of Delaware., solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Court of Chancery in the State of Delaware or, if jurisdiction is not available in the Court of Chancery, any other Delaware state court or Federal court, each located in Newcastle, County Delaware. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in Newcastle County, Delaware.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment. No party may assign or delegate, in whole or in part, by operation of law or otherwise, either this Agreement or any of the rights, interests, or obligations hereunder without the prior written approval of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent may assign its rights (but not its obligations) under this Agreement to any direct or indirect wholly-owned subsidiary of Parent without the prior written consent of the Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

GENENTECH, INC.

By:	/s/ ARTHUR LEVINSON
Arthur Levinson, Chairman and Chief Executive Officer

GREEN ACQUISITION CORPORATION

By:	/s/ STEPHEN JUELSGAARD
Stephen Juelsgaard, President and Chief Executive Officer

TANOX, INC.

By:	/s/ NANCY T. CHANG
Nancy Chang, Chairman of the Board of Directors

****Signature Page to Agreement and Plan of Merger****

[Letterhead of Credit Suisse Securities (USA) LLC]

ANNEX B

November 9, 2006

Board of Directors

Tanox, Inc.

10301 Stella Link

Houston, Texas 77025

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share (“Company Common Stock”), of Tanox, Inc. (the “Company”) of the Per Share Merger Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of November 9, 2006 (the “Merger Agreement”), among Genentech, Inc. (“Parent”), Green Acquisition Corporation, a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which the Company will be the surviving corporation and each outstanding share of Company Common Stock will be converted into the right to receive $20.00 in cash (the “Per Share Merger Consideration”).

In arriving at our opinion, we have reviewed the Merger Agreement and certain related documents, as well as certain publicly available business and financial information relating to the Company. We also have reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We also have considered certain financial data of the Company and certain of its assets and we have compared the data for certain of the Company’s assets with data for selected publicly held biotechnology companies with similar businesses or assets of the Company. We also have reviewed stock market data of the Company and, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. We also have considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company that we have reviewed, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We also have assumed, with your consent, that in the course of obtaining any necessary regulatory or third party consents, approvals or agreements for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification, amendment or adjustment of any material term, condition or agreement therein. In addition, we have not been requested to make, and we have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Per Share Merger Consideration and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. We were not requested to, and we did not, solicit third party indications of interest in acquiring all or any part of the Company. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger.

B-1

Board of Directors

Tanox, Inc.

November 9, 2006

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates in the past have provided and in the future may provide, investment banking and other financial services to Parent and affiliates of Parent for which services we have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent, affiliates of Parent and any other company that may be involved in the Merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

B-2

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

TANOX, INC.

SPECIAL MEETING OF STOCKHOLDERS

JANUARY 15, 2007

By signing on the reverse side, you, as a stockholder of Tanox, Inc., hereby appoint Danong Chen and Katie-Pat Bowman, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on your behalf and in your name, to represent you at the Special Meeting of Stockholders of Tanox, Inc. to be held on January 15, 2007, and at any adjournments or postponements thereof, and to vote all of your shares of Common Stock on all matters to be considered at the meeting which you would be entitled to vote if personally present. The meeting will begin at 10:00 a.m., local time, at our corporate headquarters located at 10555 Stella Link Road, Houston, Texas 77025.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

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SPECIAL MEETING OF STOCKHOLDERS OF

TANOX, INC.

January 15, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Proposal to adopt the Agreement and Plan of Merger, dated as of November 9, 2006, among Genentech, Inc., Green Acquisition Corporation, a wholly-owned subsidiary of Genentech, Inc., and Tanox, Inc., pursuant to which Green Acquisition Corporation will be merged into Tanox, Inc., and each share of common stock of Tanox, Inc. outstanding immediately before the effective time of the merger (other than shares directly owned by Genentech, Inc., Green Acquisition Corporation or Tanox, Inc., which will be canceled) will be converted into the right to receive $20.00 in cash, without interest

FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY WILL BE VOTED IN THE MANNER YOU DIRECT OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSAL (OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING).

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐.

Signature:	Date:	Signature:	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.